Form 10-K, Exhibit 13
period 2008-12-31
Merchants & Marine Bancorp, Inc.
filed 2009-03-20
CIK 1432405

Exhibit 13
SELECTED PORTIONS OF THE ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITON AND RESULTS OF OPERATION
Forward-looking Statements
This Annual Report contains certain forward-looking statements regarding, among other things, the anticipated financial and operating results of the Company. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release any modification or revisions to these forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.  In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions investors that future financial and operating results may differ materially from those projected in forward-looking statements made by, or on behalf of, the Company. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially included, without limitation, the Company’s ability to effectively execute its business plans; changes in general economic and financial market conditions; changes in interest rates; changes in competitive environment; continuing consolidation in the financial services industry; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Company’s business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.
Formation of Holding Company
On April 24, 2008, the Company consummated its acquisition of 100% of the outstanding shares of Merchants & Marine Bank (the “Bank”) common stock pursuant to the terms of an Agreement and Plan of Share Exchange, dated as of February 5, 2008, by and between the Company and the Bank. In connection with the Share Exchange, the holders of Bank common stock exchanged their shares of Bank common stock for a like number of shares of Company common stock. Following consummation of the Share Exchange, the Company is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and is subject to regulation by the Board of Governors of the Federal Reserve Bank. The common stock of the Bank constitutes substantially all of the assets of the Company. The Company has no other subsidiaries and the Bank accounts for substantially all of the Company’s assets, liabilities, income and expenses.
Executive Summary
The Company is a one bank holding company which acquired 100% of the Bank’s common stock on April 24, 2008 and is the successor issuer to the Bank pursuant to Rule 12g-3(a) of the Securities Exchange Act of 1934, as amended. The Bank, a state-chartered institution since 1932, is a full service, federally insured bank serving Jackson and George Counties, Mississippi. The main office of the Bank is located in Pascagoula. Branch offices are located in Moss Point, Gautier, Escatawpa, Ocean Springs, Wade, Hurley, St. Martin, and Lucedale. The Bank offers commercial and individual financial services consisting of business and personal checking accounts, certificates of deposit, various forms of real estate, commercial and industrial and personal consumer financing. The U.S. Banker Magazine rated the Bank as one of the top 200 community banks, ranked by a three year average of return on equity. The Company is subject to regulation, supervision, and examination by the Mississippi Department of Banking and Consumer Finance, the SEC and FDIC. However, such regulation, supervision and

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITON AND RESULTS OF OPERATION
examination are for the protection of consumers, the deposit insurance fund administered by the FDIC, and the banking system and not for the protection of investors or other stakeholders.
Hurricane Katrina hit the Gulf Coast on August 29, 2005. Katrina’s wide spread devastation will be felt for years to come. Some of the challenges still facing our service area include insurance availability and settlements, housing, building code changes, flood elevation revisions, population shifts, and business and staffing needs.
Katrina also had its effects on the Company’s financial statements. The Company experienced an unusual growth in deposits, which regulators have advised occurs after such disasters. Management believed that many of these funds would be short term in nature. In the last two quarters of 2007, continuing through 2008, as businesses and homes have been rebuilt, these deposit dollars have begun to be utilized for recovery purposes and deposits growth has leveled off.
On October 3, 2008, the Emergency Economic Stabilization Act of 2008, (the “ESSA”) was signed into law.  The ESSA provides for a temporary increase in the basic limit on federal deposit insurance coverage from $100,000 to $250,000 per depositor through December 31, 2009.  Subsequently, the FDIC adopted regulations giving lenders the right to offer customers unlimited deposit insurance coverage on non-interest bearing transaction accounts if banks opted into the program and paid a special assessment. On January 1, 2010, the standard coverage limit is scheduled to return to $100,000 for all deposit accounts, except for certain retirement accounts. The Company opted to participate in the transaction account program.
Earnings Highlights
The Company’s net income for 2008 was $4,730,000, a decrease of 29.6% from $6,723,000 for the year 2007, and a decrease of 31.0% when compared to 2006 year-end results. The following discussions, tables, and the accompanying financial statements presented outline the change in earnings from 2008 to 2007 to 2006. Return on average assets for 2008 was 1.0%, compared to 1.4% in 2007 and 2006. Return on average equity was 9.4%, 14.7%, and 16.6% in 2008, 2007 and 2006, respectively. Earnings per share were $3.56, $5.05, and $5.15 in 2008, 2007 and 2006, respectively.
Earning Assets
A detailed comparison of the Company’s average earning assets and non-earning assets for the years 2008, 2007, and 2006 is presented in Table 1 of this report. The Company’s earning assets include loans, investments, and federal funds sold. Average earning assets for 2008 totaled $412,832,000, $441,485,000, for 2007, and $443,575,000, for 2006, a decrease of 6.5% and 0.5% in 2008 and 2007, respectively, compared to an increase of 30.9 % in 2006. Average net loans decreased by $4,158,000, or 0.2% in 2008 compared to increases of $17,878,000, or 9.6% in 2007, and $19,806,000, or 11.9% in 2006. Average securities decreased by $28,339,000, or 13.1% and $28,339,000, or 13.1%, and $23,852,000, or 10.0%, in 2008 and 2007, respectively compared to an increase of $102,508,000, or 74.8% at year-end 2006. Average federal funds sold increased by $3,844,000, or 17.2% and $3,884,000, or 20.9% at year-end 2008 to 2007, respectively, compared to a decrease of $17,354,000, or 48.4%, at year-end 2006. A detailed comparison of the Company’s average earning assets for the years 2008, 2007, and 2006 is presented in Table I of this report.
Net Interest Income

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITON AND RESULTS OF OPERATION
The major source of the Company’s income comes from gathering funds from deposit sources and investing them in loans and securities. Net interest income is the revenue generated from earning assets less the cost of interest paid on deposits and other interest bearing liabilities. Balancing interest rate, credit, liquidity, and capital risks, while managing its assets and liabilities to maximize income growth is the Company’s primary long-term objective.
A company’s net interest margin is a prime indicator of its profitability. The net interest margin reflects the spread between interest earning asset yields and interest bearing liability costs and the percentage of interest earning assets funded by interest bearing liabilities. The net margin, on a tax equivalent basis, was 3.6%, 3.8%, and 3.7% at year-end 2008, 2007 and 2006, respectively. Tax equivalent net interest income decreased by 10.4% at year-end 2008, compared to an increase of 2.7% and 37.3% in 2007 and 2006, respectively. This contraction was principally a result of the actions undertaken by the Federal Open Market Committee (“FOMC”) during the year to significantly reduce market interest rates to historically low levels.
Average net loans decreased by $4,158,000, or 2.0%, and loan interest income decreased $1,305,000, or 8.1% at year-end 2008. Average net loans increased by $17,878,000 in 2007, and loan interest income increased by $2,466,000, or 18.2%. The decrease in loan income in 2008 is a result of lower volumes and rates. The loan income increase in 2007 is attributed to larger volumes, higher rates earned, and the recovery of approximately $580,000 in interest on two large loans that were previously charged-off. Average net loans increased by 11.9% in 2006, and loan interest income increased by 17.9%. Yields on taxable securities decreased as market rates were lower in 2008, compared to 2007. Yields on taxable securities increased as market rates were higher for the 2007 period compared to 2006. Yields on tax-exempt securities increased by 23 basis points as maturing securities were reinvested in higher rate securities. The average volume of all securities decreased by 13.1% in 2008 when compared to 2007, and total securities income decreased by $2,205,000, or 20.6%, due to decreased volumes and rates in 2008. The decrease in securities volume was a result of these dollars being used to fund the decreases in deposits. The average balance of federal funds sold increased by $3,844,000, or 17.2%, for 2008 when compared to 2007. Yields on these funds decreased 274 basis points from year-end 2007 to 2008, resulting in income from these funds decreasing by 45.9%.
The Company experienced an unusual growth in deposits following Hurricane Katrina, from August 29, 2005 through year-end 2006. Deposits increased by $68,932,000, or 19.3%, from the September 2005 to year-end 2006. Total average deposits decreased by $36,514,000, or 8.6%, when comparing 2008 to 2007, and by $6,240,000, or 1.4%, when comparing 2007 to 2006. A major reason for the large decrease in deposits in 2008 was the loss in public fund balances from the prior year. Public funds are awarded on a highest bid basis, and the Company received a reduced allocation for 2008 from one public entity. As businesses and homes have been rebuilt, deposits have decreased and management believes a leveling effect in deposits has begun to take place. Total average interest bearing liabilities decreased by 4.6% in 2008, compared to increases of 3.9% in 2007, and 30.0% in 2006. Rates paid on these funds decreased by 55 basis points in 2008, compared to increases of 61 and 70 basis points in 2007 and 2006, respectively. The decrease in rates paid along with the decreased volumes resulted in a decrease in interest expense of 22.6%, compared to an increase of 31.5%, in 2007 and 86.4% 2006. Average interest bearing checking, MMF, and savings accounts average balances decreased by 9.8% and 4.8% in 2008 and 2007, respectively, compared to increases of 34.9% for 2006. Interest expense on these deposits decreased by 30.0% in 2008 compared to increases of 14.0% in 2007 and 98.9% in 2006. Rates paid on these funds decreased by 46 basis points in 2008. Average time deposit balances increased by 5.1%, 22.9%, and 20.4% in 2008, 2007, and 2006, respectively. The average rate paid on these funds was 3.8% in 2008, 4.5% in 2007, and 3.9% in 2006. Interest expense on time deposits decreased by 11.8% in 2008 compared to increases of 40.4% in 2007 and 77.6% in 2006. The decrease in 2008 was due to decreased rates, while the increases in 2007 and 2006, were due to increased volumes and rates paid on these funds. Average federal funds purchased and securities sold under agreements to repurchase decreased in 2008 by

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITON AND RESULTS OF OPERATION
2.5% compared to increases of 17.9% and 22.4% in 2007 and 2006, respectively. Rates on these funds decreased by 175 basis points compared to increases of 187 basis points in 2007 and 31 basis points in 2006. Interest expense on these funds decreased by 51.4% in 2008, due to lower volumes and rates paid, compared to increases of 155.3% and 51.4% in 2007 and 2006, respectively. Tables 1 and 2 provide more information on the Company’s net interest income and rate and volume variances.
Interest Rate Sensitivity
Managing the interest rate risk of the Company is an integral part of the financial success of the Company. The process of interest rate risk management includes the monitoring of each component of the balance sheet and its sensitivity to interest rate changes. Management monitors the day-to-day exposure to changes in interest rates in response to loan and deposit flows and makes adjustments accordingly.
The Company uses an earnings forecast model that simulates multiple interest rate scenarios and the effects on the Company’s net margin, in addition to using traditional gap tables. The model analyzes the earnings risk by revealing the probability of reaching future income levels based on balance sheet changes caused by interest rate fluctuations. The model and traditional gap analysis indicate the Company is liability sensitive, which means that in a rising rate environment, the Company’s net interest margin will decrease. See Table 14 for a detailed analysis of the Company’s interest rate sensitivity.
The Company’s operations are not ordinarily impacted by inflationary factors. However, because the Company’s assets are largely monetary in nature, its operations are subject to changes in interest rates.
Loans
One of the largest components of the Company’s earning assets is its loan portfolio. Loans are the highest yielding asset category and also contain the largest amount of risk.
Average loans, net of unearned income, as a percentage of average earning assets, was 48.3%, 46.1%, and 41.8% for the years 2008, 2007 and 2006, respectively. The average loan to deposit ratio was 51.2 % at year-end 2008, 47.8% at year-end 2007, and 42.9% at year-end 2006. Average net loans decreased by $4,158,000, or 2.0%, when comparing 2008 to 2007, compared to increases of $17,878,000, or 9.6%, when comparing 2007 to 2006, and $19,806,000, or 11.9%, when comparing 2006 to 2005.
Meeting the credit needs of Jackson and George Counties, with special emphasis on consumer and small business loans, continues to be the primary goal of the Company. The Company considers itself the premier provider of financial services to low and moderate-income customers in Jackson and George Counties.
Loan growth in the real estate portfolio resulted in an increase in loans secured by real estate from $117,189,000 at year-end 2006 to $124,015,000 at year-end 2007, and to $133,001,000 at year-end 2008. Commercial and industrial loans and loans to municipal and local governments totaled $29,800,000, $46,711,000, and $47,691,000 at year-end 2008, 2007, and 2006, respectively. Consumer loans increased to $37,780,000 in 2008 from $32,388,000 in 2007 and $33,831,000 in 2006. Other loans increased by $106,000 in 2008 when compared to 2007 and by $339,000 when comparing 2007 to 2006.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITON AND RESULTS OF OPERATION
See Table 6 of this report for comparison of the loan portfolio composition.
Allowance for Loan Losses
Historical losses, trends and management’s opinion of the adequacy of the allowance for loan losses (“ALL”) determine the allocations made to the loan loss reserve. Management considers the following factors in determining the adequacy of the allowance: (1) periodic reviews of individual credits, (2) gross and net charge-offs, (3) loan portfolio growth, (4) historical levels of the allowance to total loans, (5) the value of collateral securing loans, (6) the level of past due and non-accruing loans, and (7) current and future economic conditions and their potential impact on the loan portfolio.
The allowance to total loans was 1.5% at year-end 2008, 1.5% at year-end 2007, and 1.6% at year-end 2006.
The Company immediately charges off any loan when it is determined to be uncollectible. However, experience shows that certain losses exist in the portfolio that have not been identified. The allowance is allocated to absorb losses on all loans and is not restricted to any one group of loans. Company management has determined that the balance of the allowance for loan losses is adequate to cover potential future losses. The provision for loan losses totaled $563,000 for year-end 2008, $560,000 for year-end 2007, and $318,000 for the year-end 2006. If economic conditions deteriorate beyond management’s current expectations, an increase to the provision for loan losses may be necessary. See Tables 8 and 9 for a detailed analysis of the Company’s allowance for loan losses.
Critical Accounting Policies
The accounting principles the Company follows and our methods of applying these principles conform with accounting principles generally accepted in the United States and with general practices within the banking industry. In connection with the application of those principles to the determination of the Company’s ALL, the Company has made judgments and estimates, which have significantly impacted our financial position and results of operations.

Company management assesses the adequacy of the ALL prior to the end of each quarter. This assessment includes procedures to estimate the ALL and test the adequacy and appropriateness of the resulting balance. The ALL consists of two portions: (1) an allocated amount representative of specifically identified credit exposure and exposures readily predictable by historical or comparative experience; and (2) an unallocated amount representative of inherent loss, which is not readily identifiable. Even though the ALL is composed of two components, the entire allowance is available to absorb any credit losses.

The Company establishes the allocated amount separately for two different risk groups: (1) unique loans (commercial loans, including those loans considered impaired); and (2) homogenous loans (generally consumer loans). The allocation for unique loans is done primarily on risk rating grades assigned to each of these loans as a result of our loan management and review processes. Each risk-rating grade is assigned an estimated loss ratio, which is determined based on the experience of management, discussions with regulators, historical and current economic conditions and our independent loan review process. Management estimates losses on impaired loans based on estimated cash flows at the loan’s original effective interest rate or the underlying collateral value. Estimated loss ratios are also assigned to our

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITON AND RESULTS OF OPERATION
consumer portfolio. However, the estimated loss ratios for these homogenous loans are based on the historical loss rates of the category of consumer credit (e.g., automobile, residential mortgage, home equity) and not on the results of individual loan reviews.

The unallocated amount is particularly subjective and does not lend itself to exact mathematical calculation. The Company uses the unallocated amount to absorb inherent losses which may exist as of the balance sheet date for such matters as changes in the local or national economy, the depth or experience in the lending staff, any concentrations of credit in any particular industry group, and new banking laws or regulations. After assessing applicable factors, management evaluates the aggregate unallocated amount based on its experience.

The resulting ALL balance is then tested by comparing the balance in the allowance account to historical trends and peer information. Management then evaluates the result of the procedures performed, including the testing results, and concludes on the appropriateness of the balance of the ALL in its entirety. The Company’s independent loan reviewer and the audit committee of our board of directors review the assessment prior to the filing of quarterly financial information.

In assessing the adequacy of the ALL, the Company also relies on an ongoing loan review process. This process is undertaken to ascertain whether there are loans in the portfolio whose credit quality has weakened over time and to assist in the overall evaluation of the risk characteristics of the entire loan portfolio. The loan review process includes the judgment of management, the input from our independent loan reviewer, who is not an employee of the Company, and reviews that may have been conducted by regulatory agencies as part of their usual examination process. Management estimates losses on impaired loans based on estimated cash flows or fair value of underlying collateral.
Management believes the reserve is adequate at this time, based on a review of the portfolio and discussions with regulatory officials.
The Company does not use derivatives and therefore no allowance for such instruments is made on the Company’s financial statements.
Asset Quality
Non-performing assets include non-accruing loans that are 90 days or more past due and other real estate acquired through foreclosure or property purchased by the Company for future Company expansion.
Total non-performing assets at year-end 2008 were $837,000, compared to $1,118,000 at year-end 2007, and compared to $933,000 at year-end 2006. Non-performing assets, as a percentage of total loans, were 0.4% at year-end 2008, 0.5% at year-end 2007 and 2006. Non-accrual loans and accruing loans over 90 days past due totaled $601,000, or 0.3%, $712,000, or 0.3% of total loans, and $710,000, or 0.4% of total loans, at year-end 2008, 2007, and 2006, respectively. Other real estate totaled $236,000, or 0.1% of total loans, at year-end 2008, $406,000, or 0.2% of total loans at year-end 2007, and $223,000, or 0.1% of total loans at year-end 2006. See Table 10 for additional information concerning the Company’s non-performing assets.
Securities Available for Sale and Investment Securities
The Company’s securities portfolio is another large component of the Company’s earning assets and had

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITON AND RESULTS OF OPERATION
book values totaling $177,350,000, $183,367,000, and $203,608,000 for the years ending 2008, 2007, and 2006, respectively. As previously mentioned, the large increase in funds for investment in 2006 was a result of increases in deposits resulting from Hurricane Katrina. Management believed many of these funds would be short term in nature, and in the last two quarters of 2007 and throughout the year 2008, as businesses and homes in the Company’s market have been rebuilt, these deposit dollars have begun to be utilized for recovery purposes and a leveling in deposit growth has occurred.
The securities portfolio is divided into two classifications, available for sale and held to maturity. The available for sale portion contains all securities which management believes could be subject to sale prior to their stated maturity. This category allows Company management to meet liquidity needs, as well as affording the Company the opportunity to take advantage of market shifts or anticipated changes in interest rates, yield curve changes, and intermarket spread relationships. This portion of the portfolio is also used to help manage the Company’s interest rate and credit risks in the overall balance sheet. In accordance with Financial Accounting Standards Board SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, securities in the available for sale category are accounted for at fair market value with unrealized gains or losses excluded from earnings and reported as a separate component of stockholder’s equity until realized. Unrealized gains, net of taxes, of $216,000 and $30,000 were included in stockholder’s equity at year-end 2008 and 2007, respectively. Unrealized losses, net of taxes of $27,000 were included in stockholder’s equity in 2006. The held to maturity portion of the portfolio contains debt securities which the Company intends to hold until their contractual maturity date. These securities provide the Company with a long term, relatively stable source of income with minimal credit risk. The securities in this category are carried at their amortized costs.
Yields on taxable securities decreased as market rates were lower in 2008, compared to 2007. Yields on taxable securities increased as market rates were higher for the 2007 period compared to 2006. Yields on tax-exempt securities increased by 23 basis points as maturing securities were reinvested in higher rate securities. The average volume of all securities decreased by 13.1% in 2008 when compared to 2007, and total securities income decreased by $2,205,000, or 20.6%, due to decreased volumes and rates in 2008. The decrease in securities volume was a result of these dollars being used to fund the decreases in deposits. The average balance of federal funds sold increased by $3,844,000, or 17.2%, for 2008 when compared to 2007. Yields on these funds decreased 274 basis points from year-end 2007 to 2008, resulting in income from these funds decreasing by 45.9%. See Tables 4 and 5 for more information about the Company’s securities portfolio composition yields and maturity distributions.
Deposits
The Company’s primary funding source for loans and investments is its deposit base. Deposits consist of checking, savings, and certificates of deposit. The Company’s ability to maintain a strong deposit base is of utmost importance in the growth and profitability of the institution. Managing the deposit mix and pricing is designed to be flexible, so that changes in interest rate movements and liquidity needs do not conflict or have an adverse effect on the Company’s balance sheet. The Company relies on local consumer, retail, corporate and governmental agencies for its deposit base. Average total deposits decreased by $36,514,000, or 8.6%, and $6,240,000, or 1.4%, in 2008 and 2007, respectively, compared to an increase of $112,563,000, or 35.2%, in 2006. See Tables 11 and 12 for more information about the Company’s deposits and maturity distribution.
Liquidity

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITON AND RESULTS OF OPERATION
Liquidity for a financial institution can be expressed in terms of maintaining sufficient funds available to meet both expected and unanticipated obligations in a cost-effective manner. The Company closely monitors its liquidity position to ensure it has ample funds available to meet its obligations. The Company relies on maturing loans and investments, federal funds and its core deposit base to fund its day-to-day liquidity needs. By monitoring asset and liability maturities and the levels of cash on hand, the Company is able to meet expected demands for cash. The Company also has access to federal fund lines at correspondent banks and to an inventory of readily marketable government securities to meet unexpected cash needs.
Average federal funds purchases and securities sold under agreement to repurchase represented 4.8%, 4.5%, and 3.8% of total average deposits for the years 2008, 2007, and 2006, respectively. See Table 13 for more information concerning the Company’s short-term borrowings.
Off-Balance Sheet Arrangements
As of December 31, 2008, the Company had unfunded loan commitments outstanding of $20,370,000 and outstanding standby letters of credit of $192,000. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements. If needed to fund these outstanding commitments, the Company has the ability to liquidate federal funds sold or securities available-for-sale or on a short-term basis to borrow and purchase federal funds from other financial institutions. The Company historically has been a net seller of federal funds. A detailed statement of cash flows can be found in the accompanying notes to the financial statements.
Contractual Obligations
The Company has certain contractual obligations that arise from its normal course of business. Each category of deposit represents an obligation to pay. While certain categories of deposits (e.g., certificates of deposit) have a contracted expiration date, checking accounts and savings are subject to immediate withdrawal. Table 15 and the notes to the financial statements detail the Company’s deposit and lease contractual obligations.
The Company also enters into agreements to extend loans and issues stand by letters of credit. These contractual obligations are detailed in Table 15 and the notes to the financial statements.
The Company also has a defined benefit plan for employees. The plan is fully funded and the Company is obligated to pay these funds to retired employees. See Notes to Financial Statements - Note 8. Employee Benefit Plans.
Risk-Based Capital/Stockholders’ Equity
The Company has always placed a great emphasis on maintaining its strong capital base. The Company’s management and Board of Directors continually evaluate business decisions that may have an impact on the level of stockholders’ equity. It is their goal that the Company maintains a “well-capitalized” equity position. Based on the capital levels defined by regulators as part of the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991, a “well-capitalized” institution is one that has at least a

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITON AND RESULTS OF OPERATION
10% total risk-based capital ratio, a 6% Tier 1 risk-based capital ratio, and a 5% leverage ratio. The Company’s solid capital base is reflected in its regulatory capital ratios. The risk-based capital ratio was 21.9%, 20.8%, and 17.9% at year-end 2008, 2007 and 2006, respectively. The Tier 1 risk-based was 20.6% at year-end 2008, 9.6% at year-end 2007, and 16.7%, at year-end 2006. The leverage ratio was 10.9%, 9.7%, and 8.7% at year-end 2008, 2007, and 2006, respectively.
The Company’s capital ratios surpass the minimum requirements of 8.0% for the total risk-based capital ratio, 4.0% for Tier 1 risk-based capital ratio and 4.0% for the leverage ratio.
Stockholders’ equity to total assets at year-end 2008, 2007 and 2006 was 11.3%, 10.5%, and 8.8%, respectively.
In light of existing capital levels, the Company determined not to apply for additional capital under the Treasury Department’s Capital Purchase Program (“CPP”) under the Troubled Assets Relief Program (“TARP”).
Non-Interest Income
Non-interest income includes service charges on deposit accounts, safe-deposit box rent, check cashing fees, data processing income, commissions and charges, and other fees. Service charges on deposit accounts income increased by 1.0% in 2008, 9.9% in 2007, and of 9.1% in 2006. Other service charges, commissions, fees, and non-interest income increased by 11.3%, 10.2%, and 27.8%, in 2008, 2007, and 2006, respectively.
With deposit related costs constantly increasing, the Company continues to analyze means to increase non-interest income. The Company has revised its product pricing structure for 2008 and continues to seek new sources for additional fee income.
Non-Interest Expense
The Company’s goal is to enhance customer service through efficient and effective delivery of its products and services. Enhancing operational resources, while containing overhead expenses, is a top priority of the Company. While interest expense is one of the largest expenses of the Company, employee’s salaries, equipment and building expenses, legal fees, FDIC insurance, and other expenses combined make up the largest category of the Company’s expenses. Proper management of these costs is extremely important to the profitability of the Company.
Salary and employee benefits’ expense increased by 6.7%, 6.4%, and 6.1% in the years 2008, 2007 and 2006, respectively. The increase is attributed to increases in staffing levels, employee raises, and health insurance premiums. Occupancy and equipment expense increased by $302,000, or 12.4%, and $687,000, or 39.3%, at year–end 2008 and 2007, respectively, compared to a small decrease in 2006. The increase in 2008 is primarily a result of increases in property taxes, insurance, and depreciation. Other expenses increased by 22.5% in 2008, compared to a decrease of 4.6% in 2007, and an increase of 23.4% in 2006. Increases in legal fees, consultant services, audit fees and a charitable contribution of a piece of bank property to the Ocean Springs School District account primarily for the increase in other expenses in 2008. The decrease in other expenses in 2007 when compared to 2006 was attributed, to among others, decreases in expenses related to director deferred compensation, advertising, and consumer demand deposit charge-offs. The increase in other expenses in 2006 when compared to 2005 was primarily attributed to increases in director deferred compensation,

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITON AND RESULTS OF OPERATION
advertising expense, audit fees, telephone expense, and Hurricane Katrina expenses that were realized in 2006. Total non-interest expense increased by 13.7%, 6.0%, and 11.8% in 2008, 2007 and 2006, respectively.
Income Taxes
Income tax expense totaled $2,228,000, $3,272,000, and $3,187,000 for the years 2008, 2007 and 2006, respectively. The Company’s effective tax rate was 32.0% in 2008, 32.7% in 2007, and 31.7% in 2006.

OTHER INFORMATION
Quantitative and Qualitative Disclosures about Market Risk
The Company’s primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on a large portion of the Company’s assets and liabilities, and the market value of all interest-earning assets and interest-bearing liabilities, other than those which possess a short term to maturity. Based upon the nature of the Company’s operation, the Company is not subject to foreign currency exchange or commodity price risk.
Interest rate risk management is an integral part of the financial success of the Company. The process of interest rate risk management includes the monitoring of each component of the balance sheet and its sensitivity to interest rate changes. Management monitors the day-to-day exposure to changes in interest rates in response to loan and deposit flows and makes adjustments accordingly.
In addition to using traditional gap tables, the Company uses an earnings forecast model that simulates multiple interest rate scenarios and the effects on the Company’s net interest margin. The model analyzes the earnings risk by revealing the probability of reaching future income levels based on balance sheet changes caused by interest rate fluctuations. The model and traditional gap analysis indicate the Company is liability sensitive, which means that in a rising rate environment, the Company’s net interest margin will generally decrease.
There have been no material changes in reported market risks during the year ended December 31, 2008.

TABLE 1
COMPARATIVE AVERAGE BALANCES - YIELDS AND RATES
(Dollars in Thousands)
The following table shows the major categories of interest-earning assets and interest-bearing liabilities with their corresponding average daily balances, related interest income or expense and the resulting yield or rate for the three years ended December 31, 2008, 2007 and 2006:

	2008			2007			2006

		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
Assets	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate

Interest-earning assets:
Loans, net of unearned income	$199,239	$14,723	7.39%	$203,397	$16,028	7.88%	$185,519	$13,562	7.31%
Securities held to maturity:
Taxable	155,437	7,422	4.77%	136,853	6,839	5.00%	105,126	4,866	4.63%
Exempt from Federal income tax	8,347	293	3.51%	9,923	325	3.28%	7,949	251	3.16%
Securities available for sale:
Taxable	23,561	802	3.40%	68,908	3,558	5.16%	126,461	5,648	4.47%
Federal funds sold and securities purchased under agreements to resell	26,248	617	2.35%	22,404	1,141	5.09%	18,520	871	4.70%

Total interest-earning assets	$412,832	23,857	5.78%	$441,485	27,891	6.32%	$443,575	25,198	5.68%
Non interest-earning assets:
Cash and due from banks	24,677			30,573			31,771
Bank premises and equipment	16,074			14,129			9,951
Other assets	14,947			14,058			13,723
Allowance for possible loan losses	(2,784)			(3,090)			(3,076)

Total assets	$465,746			$497,155			$495,944

TABLE 1 (continued)
COMPARATIVE AVERAGE BALANCES — YIELDS AND RATES (continued)
(Dollars in Thousands)

	2008			2007			2006

		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
Liabilities	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate

Interest-bearing liabilities:
INT DDA’s, MMF & Savings	$177,198	2,804	1.58%	$196,453	4,007	2.04%	$206,361	3,514	1.70%
Time Deposits	106,594	4,008	3.76%	101,451	4,544	4.48%	82,549	3,238	3.92%
Federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings	18,766	325	1.73%	19,242	669	3.48%	16,317	262	1.61%

Total interest-bearing liabilities	$302,558	7,137	2.36%	$317,146	9,220	2.91%	$305,227	7,014	2.30%

Noninterest-bearing liabilities:
Deposits	105,603			128,005			143,239
Other liabilities	7,480			6,339			6,180

Total liabilities	415,641			451,490			454,646
Stockholder’s equity	50,105			45,665			41,298

Total liabilities and stockholders’ equity	$465,746			$497,155			$495,944

Net interest income/ margin-tax equivalent		$16,720	3.59%		$18,671	3.76%		$18,184	3.67%

Tax equivalent adjustment:
Loans		211			236			235
Investment securities		293			325			251
Securities available for sale		-			-			-
Other

Total tax equivalent adjustment		504			561			486

Net interest income		$17,224			$19,232			$18,670

TABLE 2
TAXABLE EQUIVALENT RATE/VOLUME VARIANCE ANALYSIS
(Dollars In Thousands)
The following table sets forth, for the periods indicated, a summary of the changes in interest income and interest expense resulting from changes in volume and changes in rates.

	Year ended December 2008
	2008 Compared to 2007			2007 Compared to 2006
	Increase(Decrease) Due To			Increase(Decrease) Due To
	Volume	Rate	Net	Volume	Rate	Net

Interest income on:
Loans	$(4,158)	$(1,305)	$(5,463)	$17,878	$2,466	$20,344
Investment securities:
Taxable	18,584	583	19,167	31,727	1,973	33,700
Exempt from Federal income tax	(1,576)	(32)	(1,608)	1,974	74	2,048
Securities available for sale:
Taxable	(45,347)	(2,756)	(48,103)	(57,553)	(2,090)	(59,643)
Federal funds sold and securities purchased under agreements to resell	3,844	(524)	3,320	3,884	270	4,154

Total	$(28,653)	$(4,034)	$(32,687)	$(2,090)	$2,693	$603

Interest expense on:
DDA & Savings	$(6,693)	$(710)	$(7,403)	$(9,303)	$465	$(8,838)
Public Funds	(12,562)	(493)	(13,055)	(605)	28	(577)
CD’s < 100M	2,804	(104)	2,700	4,615	354	4,969
CD’s > 100M	653	(411)	242	13,898	905	14,803
Other Time	1,686	(21)	1,665	389	47	436
Federal funds purchased, and securities sold under agreements to repurchase	(476)	(344)	(820)	2,925	407	3,332

Total	$(14,588)	$(2,083)	$(16,671)	$11,919	$2,206	$14,125

Changes in net interest income-tax equivalent	$(14,065)	$(1,951)	$(16,016)	$(14,009)	$487	$(13,522)

The increase (decrease) due to changes in average balances reflected in the above table was calculated by applying the preceding year’s rate to the current year’s change in the average balance. The increase (decrease) due to changes in averages rates was calculated by applying the current year’s change in the average rates to the current year’s average balance. Using this method of calculating increases (decreases), any increase or decrease due to both changes in average balances and rates is reflected in the changes attributable to average rate changes.

TABLE 3
SECURITIES AVAILABLE FOR SALE AND PORTFOLIO SECURITIES
(Dollars In Thousands)
The available for sale classification of securities, includes all portfolio securities which management believes may be subject to sale prior to their contractual maturities, and are stated at aggregate market value. Investment securities include all portfolio securities that the Company intends to hold to maturity and are carried at amortized cost. The carrying amounts of securities available for sale and portfolio securities are presented as of the dates indicated.

	DECEMBER 31,

	2008	2007	2006

Securities available for sale
U. S. Treasury and other U. S. Government agencies	$30,239	$38,975	$85,301
Obligations of states and political subdivisions	-	-	-
Mortgage-backed securities	-	-	-
Other securities	-	-	-

Total securities available for sale	$30,239	$38,975	$85,301

Investment securities
U. S. Treasury and other U. S. Government agencies	$137,196	$134,485	$107,965
Obligations of states and political subdivisions	9,313	9,307	9,743
Mortgage-backed securities	-	-	-
Other securities	600	600	600

Total investment securities	147,109	144,392	118,308

Total securities available for sale and investment securities	$177,348	$183,367	$203,609

TABLE 4
MATURITY DISTRIBUTION AND YIELDS OF SECURITIES AVAILABLE FOR SALE AND
INVESTMENT SECURITIES
(Dollars in Thousands)
The following table shows the maturities and weighted average yields of the Company’s securities available for sale and investment securities at December 31, 2008:

			Maturing
			After		After 5 Yrs
	Within		1 Yr But		But Within
	1 Year		Within 5 Yrs		10 Yrs	After 10 Yrs.
									Carrying
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount

Securities available for sale
U.S. Treasury and other U.S. Government agencies	$8,038	2.58%	$17,537	3.04%	$4,576	4.96%	$-	0.00%	$30,151
Other securities	88

Total securities available for sale	$8,126	2.58%	$17,537	3.04%	$4,576	4.96%	$-	0.00%	$30,239

Investment securities
U.S. Treasury and other U.S. Government agencies	$4,128	4.08%	$95,712	4.59%	$37,356	4.87%	$-	0.00%	$137,196
Obligations of states and political subdivisions	1,549	4.55%	3,683	4.60%	4,081	5.20%	-	0.00%	9,313
Other securities	600								600

Total investment securities	$6,277	4.27%	$99,395	4.64%	$41,437	4.85%	$-	0.00%	$147,109

Total securities available for sale and investment securities	$14,403	3.27%	$116,932	4.22%	$46,013	4.86%	$-	0.00%	$177,348

At December 31, 2008 the Company held investment securities issued by the State of Mississippi with an aggregate carrying amount of $9.3 million and a market value of $9.5 million. The yield on obligations of states and political subdivisions has been calculated on a fully tax equivalent basis.

TABLE 5
SECURITIES AVAILABLE FOR SALE AND HELD TO MATURITY
(Dollars in Thousands)

	SECURITIES AVAILABLE-FOR-SALE				SECURITIES HELD-TO-MATURITY
	DECEMBER 31, 2008				DECEMBER 31, 2008
		GROSS	GROSS			GROSS	GROSS
	AMORTIZED	UNREALIZED	UNREALIZED		AMORTIZED	UNREALIZED	UNREALIZED
	COST	GAINS	LOSSES	FAIR VALUE	COST	GAINS	LOSSES	FAIR VALUE

U S GOVERNMENT AND AGENCY SECURITIES	$29,841,000	$310,000	$-	$30,151,000	$137,196,000	$2,431,000	$-	$139,627,000
STATE AND MUNICIPAL SECURITIES	-	-	-	-	9,314,000	196,000	(12,000)	9,498,000

OTHER SECURITIES	72,000	16,000	-	88,000	-	-	-	-

TOTAL	$29,913,000	$326,000	$-	$30,239,000	$146,510,000	$2,627,000	$(12,000)	$149,125,000

	SECURITIES AVAILABLE-FOR-SALE				SECURITIES HELD-TO-MATURITY
	DECEMBER 31, 2007				DECEMBER 31, 2007
		GROSS	GROSS			GROSS	GROSS
	AMORTIZED	UNREALIZED	UNREALIZED		AMORTIZED	UNREALIZED	UNREALIZED
	COST	GAINS	LOSSES	FAIR VALUE	COST	GAINS	LOSSES	FAIR VALUE

U S GOVERNMENT AND AGENCY SECURITIES	$38,930,000	$45,000	$-	$38,975,000	$134,485,000	$1,552,000	$(26,000)	$136,011,000
STATE AND MUNICIPAL SECURITIES	-	-	-	-	9,307,000	45,000	(20,000)	9,332,000

OTHER SECURITIES	-	-	-	-	-	-	-	-

TOTAL	$38,930,000	$45,000	$-	$38,975,000	$143,792,000	$1,597,000	$(46,000)	$145,343,000

	SECURITIES AVAILABLE-FOR-SALE				SECURITIES HELD-TO-MATURITY
	DECEMBER 31, 2006				DECEMBER 31, 2006
		GROSS	GROSS			GROSS	GROSS
	AMORTIZED	UNREALIZED	UNREALIZED		AMORTIZED	UNREALIZED	UNREALIZED
	COST	GAINS	LOSSES	FAIR VALUE	COST	GAINS	LOSSES	FAIR VALUE

U S GOVERNMENT AND AGENCY SECURITIES	$85,342,000	$19,000	$(60,000)	$85,301,000	$107,965,000	$74,000	$(651,000)	$107,388,000
STATE AND MUNICIPAL SECURITIES	-	-	-	-	9,742,000	7,000	(145,000)	9,604,000

OTHER SECURITIES	-	-	-	-	-	-	-	-

TOTAL	$85,342,000	$19,000	$(60,000)	$85,301,000	$117,707,000	$81,000	$(796,000)	$116,992,000

TABLE 6
LOAN PORTFOLIO
(Dollars in Thousands)
Loans outstanding at the end of the year indicated are shown in the following table classified by type of loans:

	2008	2007	2006

Commercial , Industrial & Governmental	$29,800	$46,711	$47,691
Real Estate	133,001	124,015	117,189
Consumer Loans	37,780	32,388	33,831
Other Loans	894	788	449

Total Loans	$201,475	$203,902	$199,160

TABLE 7
LOAN MATURITIES & INTEREST RATE SENSITIVITY
(Dollars In Thousands)
The following table shows the amount of loans outstanding as of December 31, 2008 (excluding those in non-accrual status) based on the scheduled repayments of principal:

Remaining Maturity Fixed Rate
3 months or less	$25,708
Over 3 months through 12 months	34,930
Over 1 year through 5 years	129,374
Over 5 years	10,862

Total Loans	$200,874

TABLE 8
ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES
(Dollars in Thousands)
The following table outlines the activity for the allowance for loan losses for the past three years:

	Year ended December 31,
	2008	2007	2006

Beginning Balance	$3,100	$3,100	$3,000

Charge Offs:
Commercial & Industrial	78	59	15
Real Estate	68	149	—
Consumer	681	629	639
Other	—	—	—

Total Charge Offs	827	837	654

Recoveries:
Commercial & Industrial	44	63	16
Real Estate	6	—	—
Consumer	214	214	420
Other	—	—	—

Total Recoveries	264	277	436

Net Charge Offs	563	560	218
Provision for Possible Losses	563	560	318

Ending Balance	$3,100	$3,100	$3,754

Total Loans Outstanding	$201,475	$203,902	$199,160

Average daily loans	$199,239	$203,397	$185,519

Percentages:	2008	2007	2006

Allowance for loan losses to end of quarter total loans	1.5%	1.5%	1.9%
Allowance for loan losses to average loans	1.6%	1.5%	2.0%
Allowance for loan losses to nonperforming assets	370.4%	277.3%	402.4%
Net charge offs to average loans	0.3%	0.3%	0.1%

TABLE 9
ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
(Dollars in Thousands)
The following table represents the allocation of the allowance for loan losses by loan categories and is based on an analysis of individual credits, historical losses, and other factors. This allocation is for analytical purposes only as the aggregate allowance is available to absorb losses on any and all loans. A special allocation of $600,000 was made in 2005 and an additional $100,000 in 2006 for future losses arising from the effects of Hurricane Katrina.

	December 31,
	2008		2007		2006
	% Gross	Loan Loss	% Gross	Loan Loss	% Gross	Loan Loss
	Loans	Allowance	Loans	Allowance	Loans	Allowance
	Outstanding	Allocation	Outstanding	Allocation	Outstanding	Allocation

Commercial & Industrial	4.95	$237	7.65	$237	23.95	742
Real Estate	13.38	879	28.35	879	58.84	1,824
Consumer	43.87	694	22.40	694	16.99	527
Other	2.04	756	24.38	756	0.22	7
Unallocated	35.76	534	17.21	534	-	-

	100.00	$3,100	100.00	$3,100	100.00	$3,100

TABLE 10
NONPERFORMING ASSETS
(Dollars in Thousands)
This table summarizes the amount of nonperforming assets at the end of the fourth quarter of the years indicated.

	December 31,
	2008	2007	2006

Non-accrual Loans & Accruing Loans Past Due 90 Days or more	$601	$712	$710
Other Real Estate	236	406	223

	$837	$1,118	$933

Nonperforming Assets as % of Total Loans	0.4%	0.5%	0.5%
Non-accrual Loans & Loans Past Due 90 Days or More as % of Total Loans	0.3%	0.3%	0.4%

TABLE 11
AVERAGE DEPOSITS
(Dollars In Thousands)
The daily average amounts of deposits for the periods indicated are summarized in the following table:

	YEAR ENDED DECEMBER 31,
	2008	2007	2006

Non-interest bearing deposits	$105,603	$128,005	$143,239
Interest-bearing deposits	177,198	196,453	206,361
Interest-bearing time deposits	106,594	101,451	82,549

Total	$389,395	$425,909	$432,149

TABLE 12
TIME DEPOSITS OF $100,000 OR MORE, MATURITY DISTRIBUTION
(Dollars In Thousands)
Maturities of time certificates of deposits $100,000 or more outstanding at December 31, 2008 are summarized in the following table:

Time remaining until maturity
3 months or less	$14,671
Over 3 through 12 months	35,859
Over 12 months	6,768

Total	$57,298

TABLE 13
SHORT-TERM BORROWINGS
(Dollars in Thousands)
The following table presents a summary of the Company’s short-term borrowings at December 31, for each of the last three years and the corresponding interest rates:

		Daily	Average	Maximum
	December	Average	Interest	Month-End
	Balance	Balance	Rate*	Balance

2008
Federal funds purchased and securities sold under agreements to repurchase	$10,917	$18,766	1.73%	$10,917

2007 Federal funds purchased and securities sold under agreements to repurchase	$21,018	$19,242	3.48%	$21,018

2006 Federal funds purchased and securities sold under agreements to repurchase	$12,205	$16,317	1.61%	$17,070
*On daily average balance

TABLE 14
INTEREST SENSITIVITY
(Dollars In Thousands)
The following table reflects the interest sensitivity of the Company over various periods as of December 31, 2008, based on contractual maturities as of that date:

	0-3	4-12	1-5	Over 5
	Months	Months	Years	Years	Total

Assets
Interest-earning assets:
Loans, net of unearned income	$26,309	$34,930	$129,374	$10,862	$201,475
Investment securities	3,489	2,788	99,395	41,437	147,109
Securities available for sale	6,025	2,101	17,537	4,576	30,239
Federal funds sold and securities purchased under agreements to resell	11,039	-	-	-	11,039

Total interest-earning assets	46,862	39,819	246,306	56,875	389,862
Noninterest-earning assets				46,421	46,421

Total assets	$46,862	$39,819	$246,306	$103,296	$436,283

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Savings deposits	$65,007	$31,625	$79,062	$-	$175,694
Time deposits	30,711	63,359	16,742	-	110,812
Federal funds purchased, and securities sold under agreements to repurchase	10,917	-	-	-	10,917

Total interest-bearing liabilities	106,635	94,984	95,804	-	297,423

Noninterest-bearing deposits	16,973	-	54,153	9,699	80,825
Other liabilities	-	-	-	9,127	9,127
Stockholders’ equity	-	-	-	48,908	48,908

Total liabilities and stockholders’ equity	$123,608	$94,984	$149,957	$67,734	$436,283

Interest sensitive gap	$(76,746)	$(55,165)	$96,349	$35,562
Cumulative interest sensitive gap	$(76,746)	$(131,911)	$(35,562)	$-
Cumulative interest sensitive gap as a percent of total assets	-17.59%	-30.24%	-8.15%	0.00%

TABLE 15
CONTRACTUAL OBLIGATIONS, COMMITMENTS, CONTINGENT LIABILITIES, AND
OFF-BALANCE SHEET ARRANGEMENTS
(Dollars In Thousands)
The following table presents, as of December 31, 2008 significant fixed and determinable contractual obligations to third parties by payment date:

	PAYMENTS DUE IN
		ONE TO
	ONE YEAR	THREE	THREE TO	OVER FIVE
	OR LESS	YEARS	FIVE YEARS	YEARS	TOTAL

Deposits without a stated maturity	$65,767	$13,385	$155,508	$21,859	$256,519
Consumer certificates of deposit	94,070	12,015	4,727	-	110,812
Federal funds borrowed & repurchase agreements	10,917	-	-	-	10,917
Operating leases	-	-	-	-	-
Purchase obligations	-	-	-	-	-
COMMITMENTS
The following table details the amounts and expected maturities of significant commitments as of December 31, 2008:

		ONE TO
	ONE YEAR	THREE	THREE TO	OVER FIVE
	OR LESS	YEARS	FIVE YEARS	YEARS	TOTAL

Commitments to extend credit:
Commercial	$10,551	$1,415	$-	$-	$11,966
Residential real estate	2,550	76	-	-	2,626
Revolving home equity and credit card lines	7	340	-	-	347
Other	5,129	302	-	-	5,431
Standby letters of credit	$192	$-	$-	$-	$192
PENSION EXPENSE (Net Periodic Pension Cost)

	2008	2008	2007	2007
	Annual	Quarterly	Annual	Quarterly

(1) Service cost	$279,047	$69,762	$266,713	$66,678
(2) Interest cost	541,892	135,473	471,454	117,864
(3) Expected return on assets	(747,483)	(186,871)	(697,800)	(174,450)
(4) Amortization of transition (asset) or liability	-	-	-	-
(5) Amortization of prior service cost	-	-	-	-
(6) Amortization of (gain) or loss	-	-	56,226	14,057

(7) Total	$73,456	$18,364	$96,593	$24,149

MERCHANTS & MARINE BANCORP, INC.
SUMMARY OF OPERATIONS
Quarterly Financial Data (unaudited)
Quarterly financial data are summarized below:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(all amounts in thousands, except per share data)
For the year ended December 31, 2008:
Interest income	$6,264	6,029	5,836	5,735
Interest expense	2,064	1,800	1,659	1,614

Net interest income	4,200	4,229	4,177	4,121
Provision for loan losses	(51)	124	173	317

Net interest income after provision for loan losses	4,251	4,105	4,004	3,804
Non-interest income	1,676	1,891	1,649	1,777
Non-interest expense	4,016	4,283	4,146	3,754

Income before income taxes	1,911	1,713	1,507	1,827
Income taxes	492	659	477	600

Net income	$1,419	1,054	1,030	1,227

Net income per common share	$1.07	0.79	0.77	0.93

For the year ended December 31, 2007:
Interest income	$7,005	7,074	7,154	6,658
Interest expense	2,107	2,389	2,491	2,233

Net interest income	4,898	4,685	4,663	4,425
Provision for loan losses	—	216	116	229

Net interest income after provision for loan losses	4,898	4,469	4,547	4,196
Non-interest income	1,483	1,546	1,645	1,457
Non-interest expense	3,870	3,531	3,771	3,074

Income before income taxes	2,511	2,484	2,421	2,579
Income taxes	794	898	684	896

Net income	$1,717	1,586	1,737	1,683

Net income per common share	$1.29	1.19	1.31	1.26

MERCHANTS & MARINE BANCORP, INC.
SUMMARY OF OPERATIONS
Years Ended December 31,

	2008	2007	2006	2005	2004
Interest income	$23,864,224	27,890,994	25,198,321	17,360,066	14,296,716
Interest expense	7,137,225	9,219,867	7,014,461	3,761,872	2,694,383

Net interest income	16,726,999	18,671,127	18,183,860	13,598,194	11,602,333

Provision for loan losses	563,178	560,590	318,120	1,149,096	508,479

Net interest income after provision for loan losses	16,163,821	18,110,537	17,865,740	12,449,098	11,093,854

Non-interest income	6,992,953	6,130,556	5,613,823	5,156,216	5,679,819

Non-interest expense	16,199,124	14,246,174	13,436,503	12,455,940	12,137,064

Income before income taxes	6,957,650	9,994,919	10,043,060	5,149,374	4,636,609

Income taxes	2,228,000	3,272,000	3,187,000	1,564,000	1,222,000

Net income	$4,729,650	6,722,919	6,856,060	3,585,374	3,414,609

Net income per common share	$3.56	5.05	5.15	2.70	2.57

Dividends per common share	$1.35	1.35	1.25	1.15	1.15

MERCHANTS & MARINE BANCORP, INC.
FINANCIAL HIGHLIGHTS

	IN THOUSANDS
	AS OF DECEMBER 31,
	2008	2007	2006	2005	2004
BALANCE SHEET:
Total assets end of year	$436,283	459,533	487,719	485,590	311,437
Loans, net	198,383	200,812	196,024	168,977	161,541
Securities	177,350	183,367	203,608	222,551	102,373
Deposits	367,245	383,423	426,071	420,080	260,350
Stockholders’ equity	49,061	48,441	42,980	38,594	36,610

INCOME STATEMENT:
Interest income	23,864	27,891	25,198	17,360	14,297
Interest expense	7,137	9,220	7,014	3,762	2,694
Net interest income	16,727	18,671	18,184	13,598	11,602

Provision for possible loan losses	563	561	318	1,149	508
Net interest income after provision for possible loan losses	16,164	18,110	17,866	12,449	11,094
Non-interest income	6,993	6,131	5,614	5,156	5,680
Non-interest expense	16,199	14,246	13,437	12,456	12,137

Net income	4,730	6,723	6,856	3,585	3,415
Cash dividends declared	1,796	1,796	1,663	1,530	1,530

PER SHARE DATA:
Net income	3.56	5.05	5.15	2.70	2.57
Cash dividends	1.35	1.35	1.25	1.15	1.15
Book value	36.88	36.41	32.31	29.01	27.51

RATIOS:
Return on average equity	9.44	14.73	16.60	9.54	9.53
Return on average assets	1.01	1.35	1.38	1.08	1.08
Capital to assets	11.25	10.47	8.81	7.95	11.76
Dividends declared as percentage of income	37.97	26.71	24.25	42.68	38.86

MERCHANTS & MARINE BANCORP, INC.
FINANCIAL STATEMENTS
Pascagoula, Mississippi
Years Ended December 31, 2008 and 2007

Report of Independent Registered Public Accounting Firm
Board of Directors and Stockholders
Merchants & Marine Bancorp, Inc.
Pascagoula, Mississippi
We have audited the accompanying consolidated statements of financial condition of Merchants & Marine Bancorp, Inc. (the Bancorp) and subsidiary as of December 31, 2008 and 2007, and the related statements of income, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Bancorp’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Merchants & Marine Bancorp, Inc. and subsidiary as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U. S. generally accepted accounting principles.
/s/ Wolfe McDuff & Oppie
Pascagoula, Mississippi
February 26, 2009

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CONDITION

	December 31,
	2008	2007

Assets:
Cash and due from banks	$18,065,881	20,268,465
Federal funds sold	11,039,000	26,477,000
Securities:
Available-for-sale at market value	30,239,874	38,975,101
Held-to-maturity at amortized cost	146,509,925	143,792,190
Non-marketable equity securities	600,060	600,060
Loans	201,525,438	203,959,583
Less:
Allowance for loan losses	3,100,000	3,100,000
Unearned income	42,852	47,151

Loans, net	198,382,586	200,812,432
Property and equipment, net	17,750,116	14,890,181
Other real estate owned	235,659	406,606
Accrued income	3,086,533	3,322,522
Goodwill, net	880,398	880,398
Other assets	9,493,088	9,107,761

Total Assets	$436,283,120	459,532,716

Liabilities:
Deposits:
Non-interest bearing demand	$80,738,441	124,829,897
Interest bearing savings, demand, and other time deposits	286,506,672	258,592,773

Total deposits	367,245,113	383,422,670
Securities sold under agreements to repurchase	10,916,967	21,018,486
Accrued expense and other liabilities	9,060,161	6,650,911

Total Liabilities	387,222,241	411,092,067

Stockholders’ Equity:
Common stock- $2.50 par value per share, 1,330,560 shares authorized, 1,330,338 shares issued and outstanding	3,325,845	3,325,845
Surplus	14,500,000	14,500,000
Retained earnings	34,045,240	31,123,789
Accumulated other comprehensive income (loss)	(2,810,206)	(508,985)

Total Stockholders’ Equity	49,060,879	48,440,649

Total Liabilities and Stockholders’ Equity	$436,283,120	459,532,716

The accompanying notes are an integral part of the financial statements.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2008	2007	2006

Interest Income:
Interest and fees on loans	$14,722,605	16,027,911	13,562,043
Interest on investment securities:
Taxable	8,223,847	10,442,700	10,514,624
Exempt from federal and state income tax	293,049	278,908	250,507
Interest on federal funds sold	617,070	1,141,475	871,147
Other interest income	7,653	-	-

Total interest income	23,864,224	27,890,994	25,198,321

Interest Expense:
Interest on deposits	6,812,012	8,550,628	6,752,514
Interest on federal funds purchased and securities sold under agreements to repurchase	325,213	669,239	261,947

Total interest expense	7,137,225	9,219,867	7,014,461

Net interest income	16,726,999	18,671,127	18,183,860
Provision for loan losses	563,178	560,590	318,120

Net interest income after provision for loan losses	16,163,821	18,110,537	17,865,740

Non-Interest Income:
Service charges on deposit accounts	4,331,617	4,293,946	3,904,526
Other service charges, commissions and fees	1,032,825	927,847	842,238
Other	1,628,511	908,763	867,059

Total non-interest income	6,992,953	6,130,556	5,613,823

Non-Interest Expense:
Salaries and employee benefits	6,806,340	6,377,824	5,993,814
Occupancy expense	2,737,432	2,434,926	1,747,844
Other	6,655,352	5,433,424	5,694,845

Total non-interest expense	16,199,124	14,246,174	13,436,503

Income Before Income Taxes	6,957,650	9,994,919	10,043,060
Income Taxes	2,228,000	3,272,000	3,187,000

Net Income	$4,729,650	6,722,919	6,856,060

Net Income per Common Share	$3.56	5.05	5.15

The accompanying notes are an integral part of the financial statements.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended December 31,
	2008	2007	2006

Net Income	$4,729,650	6,722,919	6,856,060

Other comprehensive income, net of tax:
Unrealized gain(loss) on securities available-for-sale	185,862	56,849	208,804
Adjustment to initially apply
FASB Statement No. 158, net of taxes of $522,948	-	-	(1,015,135)

Unrealized gain on pension plan assets	(2,499,326)	476,402	-

Comprehensive income	$2,416,186	7,256,170	6,049,729

The accompanying notes are an integral part of the financial statements.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Years Ended December 31, 2008, 2007 and 2006

	Common Stock			Retained	Accumulated Other
	Shares Issued	Amount	Surplus	Earnings	Comprehensive Income

Balance January 1, 2006	1,330,338	$3,325,845	14,500,000	21,003,689	(235,905)

Net income				6,856,060
Cash dividends, $1.25 per share				(1,662,922)
Change in unrealized gain (loss) on securities available-for-sale net of taxes of $46,856					208,804
Adjustment to initially apply FASB Statement No. 158, net of taxes of $522,948
					(1,015,135)

Balance December 31, 2006	1,330,338	3,325,845	14,500,000	26,196,827	(1,042,236)

Net income				6,722,919
Cash dividends, $1.35 per share				(1,795,957)
Change in unrealized gain (loss) on securities available-for-sale net of taxes of $29,286					56,849
Change in unrealized gain (loss) on pension plan assets net of taxes of $245,419					476,402

Balance December 31, 2007, as originally reported	1,330,338	3,325,845	14,500,000	31,123,789	(508,985)
Prior period adjustment, net of taxes of $6,307 see Note 17				(12,243)	12,243

Balance December 31, 2007, as restated	1,330,338	3,325,845	14,500,000	31,111,546	(496,742)

Net income				4,729,650
Cash dividends, $1.35 per share				(1,795,956)
Change in unrealized gain (loss) on securities available-for-sale net of taxes of $41,707					185,862
Change in unrealized gain on pension plan assets net of taxes of ($558,101)					(2,499,326)

Balance December 31, 2008	1,330,338	$3,325,845	14,500,000	34,045,240	(2,810,206)

The accompanying notes are an integral part of the financial statements.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2008	2007	2006

Cash flows from operating activities:
Net Income	$4,729,650	6,722,919	6,856,060
Adjustments to reconcile net cash provided by operating activities:
Depreciation and amortization	1,214,757	985,111	710,601
Provision for loan losses	561,127	556,604	316,572
Writedowns on real estate owned	55,947	55,947	25,996
Pension expense	-	96,593	106,187
(Accretion) Amortization of securities premium/discount	69,178	(200,283)	(535,499)
Loss on disposition of fixed assets	(356,283)	20,605	2,093
(Gain) on sale of securities	(117,392)	-	-
Noncash charitable donation	310,000	-	-
(Increase)Decrease in accrued income	235,989	64,598	(1,170,609)
Reinvested earnings on securities	(61,649)	(873,951)	(1,974,985)
Increase (Decrease) in interest payable	(140,185)	(807,947)	440,215
Other, net	(344,723)	794,279	(116,260)

Net cash provided by operating activities	6,156,416	7,414,475	4,660,371

Cash flows from investing activities:
Net (increase) decrease in federal funds sold and securities purchased under agreements to resell	15,438,000	2,548,000	19,675,000
Proceeds from sales and maturities of securities available-for-sale	43,045,413	139,500,000	193,190,000
Purchase of securities available-for-sale	(33,919,423)	(91,994,215)	(150,446,473)
Proceeds from maturities of securities held-to-maturity	91,075,741	71,935,000	40,740,000
Purchase of securities held-to-maturity	(93,792,767)	(98,039,679)	(61,713,404)
Net (increase) in loans	1,983,719	(5,585,232)	(27,531,001)
Purchase of property and equipment	(4,168,409)	(3,176,080)	(5,637,649)
Proceeds from sale of equipment	140,000	31,500	22,000

Net cash provided (used) by investing activities	19,802,274	15,219,294	8,298,473

Cash flows from financing activities:
Net increase (decrease) in deposits	(16,263,799)	(42,648,611)	5,991,382
Net increase (decrease) in federal funds purchased and securities sold under agreements to repurchase	(10,101,519)	8,812,991	(9,581,916)
Dividends paid	(1,795,956)	(1,795,957)	(1,596,406)

Net cash provided (used) by financing activities	(28,161,274)	(35,631,577)	(5,186,940)

Net increase (decrease) in cash and due from banks	(2,202,584)	(12,997,808)	7,771,904

Cash and Due from Banks, Beginning	20,268,465	33,266,273	25,494,369

Cash and Due from Banks, Ending	$18,065,881	20,268,465	33,266,273

The accompanying notes are an integral part of the financial statements.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOW

	For the Years Ended December 31,
	2008	2007	2006

Supplemental Disclosures of Cash Flow Information:

Cash paid during the year for:
Interest	$7,277,410	8,924,814	6,574,246

Income taxes	2,525,000	2,835,000	3,500,000
The accompanying notes are an integral part of the financial statements.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2008, 2007, and 2006
NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations:
Merchants & Marine Bancorp, Inc. (the Bancorp) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary Merchants & Marine Bank (the Bank). The Bank generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in Jackson and George Counties in Mississippi. The Bank operates under a state bank charter and provides full banking services. As a state bank, the Bank is subject to regulation by the Mississippi Department of Banking and Consumer Finance and Federal Deposit Insurance Corporation.
The Bank is locally owned and strongly community oriented. The Bank offers consumer and commercial loans, and deposit services to individuals and small and middle market businesses in the Jackson and George County trade areas. The Bank’s goal is to offer all the products and services of the larger banks and multi-bank holding corporations, while maintaining the personalized, local service of a community bank.
Basis of Consolidation:
The consolidated financial statements include the accounts of Merchants & Marine Bancorp, Inc. and its wholly-owned subsidiary, Merchants & Marine Bank, after elimination of all material intercompany transactions and balances.
Use of Estimates:
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
The determination of the allowance for loan losses is a material estimate that is particularly subject to significant change in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.
The Bank’s loans are generally secured by specific items of collateral including real property, consumer assets, and business assets.
While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.
Securities:
Securities have been classified into one of three categories: trading, held-to-maturity, or available-for-sale. Management determines the appropriate classification of debt and equity securities at the time of purchase and re-evaluates this classification periodically. Trading account securities are held for resale in anticipation of short-term market movements. Debt securities are classified as held-to-maturity when the company has the positive intent and ability to hold the securities

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2008, 2007, and 2006
NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Securities (continued):
to maturity. Securities not classified as held-to-maturity or trading are classified as available-for-sale. The Bank had no trading account securities during the three years in the period ended December 31, 2008. Held-to-maturity securities are stated at amortized cost. Debt and equity securities available-for-sale are stated at fair value with unrealized gains and losses, net of income taxes, reported as a separate component of stockholders’ equity until realized.
The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity over the estimated life of the security. Amortization, accretion and accrued interest are included in interest income on securities. Realized gains and losses and declines in value judged to be other than temporary, are included in net security gains (losses). Gains and losses on the sale of securities available-for-sale are determined using the specific identification method.
The Bank also holds non-marketable equity securities. These securities are restricted and do not have readily determinable market values. These securities are carried at their acquisition cost and are accounted for by the cost method.
Allowance for Loan Losses:
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.
The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
The allowance consists of specific, general, and unallocated components. The specific component relates to loans that are classified as doubtful, substandard, or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.
A loan is considered impaired when, based on current information and events, it is probable that the Bancorp will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2008, 2007, and 2006
NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Allowance for Loan Losses (continued):
dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bancorp does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.
Comprehensive Income:
Comprehensive income includes net income and other comprehensive income which, in the case of the Bank, includes unrealized gains and losses on securities available-for-sale and also includes the gains or losses and prior service cost or credits that arise during the period related to the Bank’s defined benefit pension plan but are not recognized as components of net periodic benefit cost. All items of comprehensive income are stated net of tax.
Property and Equipment:
Property and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed by the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the term of the lease or the asset’s useful life.
Other Real Estate Owned:
Real estate properties acquired through or in lieu of loan foreclosure are initially recorded at the fair value less estimated selling cost at the date of foreclosure. Any write-downs based on the asset’s fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, valuations are periodically performed by management and property held for sale is carried at the lower of the new cost basis or fair value less cost to sell. Impairment losses on property to be held and used are measured as the amount by which the carrying amount of a property exceeds its fair value. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. The portion of interest costs relating to development of real estate is capitalized. Valuations are periodically performed by management, and any subsequent write-downs are recorded as a charge to operations, if necessary, to reduce the carrying value of a property to the lower of its cost or fair value less cost to sell.
Loans:
Interest on commercial and real estate mortgage loans is accrued and credited to income based on the principal amount outstanding. Unearned income on installment loans is credited to income based on a method which approximates the interest method. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received until, in management’s judgment, the borrower’s ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.
The Bank considers a loan to be impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due, including principal and interest, according to the contractual terms of the loan agreement. A reserve is calculated for impaired loans based on the present value of the expected future cash flows or the loan’s observable market price or on the fair value of the collateral if the repayment of the loan is expected to be provided solely by the collateral.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2008, 2007, and 2006
NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Loans (continued):
Loan origination fees are recognized as income when received. Revenue from these fees is not material to the financial statements.
Income Taxes:
Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable and pretax financial income and between the tax basis of assets and liabilities and their reported amounts in the financial statements. Deferred taxes on temporary differences are calculated at the currently enacted tax rates applicable to the period in which the deferred tax assets, liabilities, income or expense are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.
Cash and Cash Equivalents:
For the purpose of presentation in the Statements of Cash Flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption “Cash and Due from Banks.”
Goodwill:
Goodwill represents costs in excess of the fair value of net assets acquired in connection with purchase business combinations. In accordance with the provision of Statement of Financial Accounting Standards (SFAS) No. 142 “Goodwill and Other Intangibles”, the Bank tests its goodwill for impairment annually. If indicators of impairment were present in goodwill and undiscounted future cash flows were not expected to be sufficient to recover the assets’ carrying amount, an impairment loss would be charged to expense in the period identified. No impairment charges were recognized during the three years ended December 31, 2008.
Advertising Costs:
The Bank expenses all advertising costs in the period in which they are incurred.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2008, 2007, and 2006
NOTE 2. SECURITIES
The amortized cost of securities and their approximate fair values are as follows (dollars in thousands):

	December 31, 2008				December 31, 2007
		Gross	Gross			Gross	Gross
	Amortized	Unrealized	Unrealized		Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value	Cost	Gains	Losses	Fair Value

Available-For-Sale:
US Treasury securities	$999	12	-	1,011	994	21	-	1,015
US Government Agency Funds	28,842	298	-	29,140	37,936	24	-	37,960
Equity securities	72	16	-	88	-	-	-	-

Total	$29,913	326	-	30,239	38,930	45	-	38,975

Held-To-Maturity:
US Treasury securities	$-	-	-	-	500	1	-	501
US Government Agency Funds	137,196	2,432	-	139,628	133,985	1,550	(26)	135,509
State, county, and Municipal securities	9,313	196	(12)	9,497	9,307	45	(20)	9,332

Total	$146,509	2,628	(12)	149,125	143,792	1,596	(46)	145,342

The amortized cost and estimated fair value of securities held-to-maturity and available-for-sale at December 31, 2008 by contractual maturity are as follows (dollars in thousands):

	Available-For-Sale		Held-To-Maturity
	Amortized		Amortized
	Cost	Fair Value	Cost	Fair Value

Amounts maturing in:
One year or less:	$8,073	8,125	5,605	5,649
After one year through five years	17,372	17,537	99,467	101,618
After five years through ten years	4,468	4,577	41,437	41,858

	$29,913	30,239	146,509	149,125

Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.
There were no security sales in 2008, 2007 or 2006.
On March 25, 2008, Visa, Inc. completed its initial public offering (IPO).  Prior to the IPO, the Bank owned 2,744 shares of Visa, Inc., which had been acquired through the years by participation in the VISA network.  The Bank did not carry these shares as an asset on its balance sheet because there was no readily determinable market value for this investment, nor did the Bank have a basis in it.  As a result of the Bank’s participation in the IPO, the Bank received $45,413 under a mandatory partial redemption clause for 1,061 shares, plus 1,683 shares of the newly issued Visa, Inc. stock.  These shares were valued at $42.80 per share, or $72,032 for the 1,683 shares received.  The proceeds received by the Bank from the Visa IPO are included in the Consolidated Statement of Income under the caption “Other non-interest income.”

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2008, 2007, and 2006
NOTE 2. SECURITIES (continued)
Securities with a carrying value of approximately $108,163,000 and $124,599,000, respectively, were pledged at December 31, 2008 and 2007 to secure certain deposits.
Information pertaining to securities with gross unrealized losses at December 31, 2008 aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than 12 Months		12 Months or Greater		Total
		Gross		Gross		Gross
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(dollars in thousands)
December 31, 2008:
State and Municipal governments	$241	(12)	-	-	241	(12)

Total	$241	(12)	-	-	241	(12)

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and to the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investments in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.
At December 31, 2008, the one debt security with the unrealized loss has depreciated 4.98 % from the Bank’s amortized cost basis. These securities are guaranteed by either the U.S. Government or other governments. These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other-than-temporary.
The Bank also holds non-marketable equity securities. These securities are restricted and do not have readily determinable market values. These securities are carried at their acquisition cost and are accounted for by the cost method.
The acquisition cost of these non-marketable securities are as follows (dollars in thousands):

	December 31,
	2008	2007

Beginning balance	$600	600
purchase of non-marketable equity securities	-	-
sale of non-marketable equity securities	-	-

Ending balance	$600	600

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2008, 2007, and 2006
NOTE 3. LOANS
Loans outstanding at December 31, by major lending classification, were as follows (in thousands):

	2008	2007
Loans secured by real estate:
Construction	$29,186	28,819
Farmland	629	833
Revolving, open-end secured by 1-4 family residential property	343	397
1-4 family residential properties	37,756	33,782
Multifamily (5 or more) residential properties	491	354
Nonfarm nonresidential properties	64,596	59,830
Commercial and industrial	23,709	32,435
Loans to individuals for household, family and other personal expenditures	37,823	40,902
Municipal and government	6,088	5,797
Other	904	810

	$201,525	203,959

Changes in the allowance for loan losses are as follows (in thousands):

	2008	2007	2006
Balance, January 1,	$3,100	3,100	3,000
Recoveries	264	276	437
Loans charged off	(827)	(837)	(655)
Provision charged to operating expense	563	561	318

Balance, December 31,	$3,100	3,100	3,100

The Bank’s lending activities are concentrated in Jackson and George Counties in Mississippi.
Nonaccrual and renegotiated loans amounted to approximately 0.3% of total loans at December 31, 2008 and 2007, respectively. The amount of interest not accrued on these loans did not have a significant effect on earnings in 2008, 2007 or 2006.
The Bank’s impaired loans amounted to approximately 1.2% of total loans at December 31, 2008 and 2.0% of total loans at December 31, 2007, and the related reserve amounts were not significant at those dates. Interest income was not recognized on these loans for the years ended December 31, 2008 and 2007.
Transfers from loans to other real estate amounted to approximately $141,500, $262,000, and $167,760 in 2008, 2007 and 2006, respectively.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2008, 2007, and 2006
NOTE 4. PROPERTY AND EQUIPMENT
Property and equipment are stated at cost less accumulated depreciation as follows (in thousands):

	2008	2007
Land and buildings	$18,226	15,875
Furniture and equipment	4,906	3,781

	23,132	19,656
Accumulated depreciation	(6,028)	(4,824)

Net property and equipment	17,104	14,832
Construction in progress	646	58

	$17,750	14,890

NOTE 5. INCOME TAXES
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Bank’s deferred tax assets and liabilities as of December 31, 2008 and 2007 are as follows (in thousands):

	2008	2007
Deferred tax assets:
Provision for loan losses not currently deductible	$862	862
Write-down of other real estate not currently deductible	113	94
Deferred compensation	1,675	1,499
Loan origination costs not currently deductible	388	388
Accrued interest on non-accrual loans	252	225
Underfunded pension	623	-
Losses on defined benefit plan assets	1,559	278

	$5,472	3,346

Deferred tax liabilities:
Book basis of fixed assets greater than tax	(2,433)	(2,273)
Prepaid pension	-	(689)
Discount accretion	(14)	(37)
Unrealized gains on securities available-for-sale	(111)	(15)

	(2,558)	(3,014)

Net deferred tax asset	$2,914	332

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2008, 2007, and 2006
NOTE 5. INCOME TAXES (continued)
Income taxes consisted of the following components (in thousands):

	2008	2007	2006
Currently payable	$2,334	2,373	3,317
Deferred	(106)	899	(130)

	$2,228	3,272	3,187

Income taxes amounted to less than the amounts computed by applying the U.S. Federal income tax rate of 34% to income before taxes. The reasons for the differences are as follows (in thousands):

	2008		2007		2006
	Amount	%	Amount	%	Amount	%

Taxes computed at statutory rate	$2,366	34.0	3,398	34.0	3,415	34.0
Increase (decrease) in taxes resulting from:
Tax exempt life insurance income (net of expense)	(61)	(0.9)	(51)	(0.5)	(106)	(1.1)
Tax exempt interest income	(99)	(1.4)	(86)	(0.9)	(98)	(1.0)
Miscellaneous	22	0.3	11	0.1	(24)	(0.2)

	$2,228	32.0	3,272	32.7	3,187	31.7

The Bank adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, An Interpretation of FASB Statement No. 109, on January 1, 2008 and determined that no adjustment was required to retained earnings due to the adoption of this interpretation.  There were no material uncertain tax positions at December 31, 2008.  The Bancorp does not expect that unrecognized tax benefits will significantly increase or decrease within the next 12 months.
It is the Bancorp’s policy to recognize interest and penalties accrued relative to unrecognized tax benefits in income tax expense.  As of December 31, 2008, no interest or penalties were accrued on the Bancorp’s consolidated balance sheet.
The Bancorp and its subsidiary file consolidated income tax returns with federal and Mississippi taxing authorities.  Its filed income tax returns are no longer subject to examination by taxing authorities for years prior to 2004.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2008, 2007, and 2006
NOTE 6. DEPOSITS
Deposit account balances at December 31, 2008 and 2007 are summarized as follows (in thousands):

	2008	2007
Non-interest bearing	$17,167	124,830
Interest bearing demand	197,912	122,310
Savings	41,272	38,847
Certificates of deposit	110,894	97,436

	$367,245	383,423

Certificates by contractual maturity, as of December 31, 2008 (in thousands):

2009	$94,152
2010	9,975
2011	2,040
2012	1,956
2013	2,671
Thereafter	100

$110,894

Certificates of deposit in excess of $100,000 aggregated approximately $57,559,000 and $51,508,000 at December 31, 2008 and 2007, respectively. Interest expense on these certificates amounted to approximately $2,141,000 and $2,552,000 for the years ended December 31, 2008 and 2007, respectively.
Overdrawn demand deposits reclassified as loans totaled approximately $894,000 and $788,000 at December 31, 2008 and 2007, respectively.
NOTE 7. LINES OF CREDIT
The Bank has established various lines of credit with financial institutions, allowing for maximum borrowings of $24,500,000 at rates determined by the lender when borrowed. At December 31, 2008, the Bank had no outstanding balance on these lines of credit.
NOTE 8. EMPLOYEE BENEFIT PLANS
The Bank has a non-contributory pension plan covering all employees who qualify under length of service and other requirements. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service and average earnings for the five consecutive plan years which produce the highest average. Data relative to the pension plan follows (in thousands):

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2008, 2007, and 2006
NOTE 8. EMPLOYEE BENEFIT PLANS (continued)

	December 31,
	2008		2007	2006
Reconciliation of Benefit Obligation:
Projected benefit obligation at beginning of period	$8,865		8,789	7,605
Service cost	326	*	267	310
Interest cost	632	*	471	408
Actuarial (gain) loss	426		(240)	748
Distributions	(587	) *	(422)	(282)

Projected benefit obligation at end of period	9,662		8,865	8,789

Accumulated benefit obligation at end of period	8,599		7,908	8,094

Reconciliation of Plan Assets:
Fair value of plan assets at beginning of plan year	10,887		10,185	9,401
Actual return (loss) on plan assets	(2,369	) *	1,227	1,156
Benefit payments	(587	) *	(421)	(282)
Expenses	(101)		(104)	(90)
Other receipts	-		-	-

Fair value of plan assets at end of measurement year	7,830		10,887	10,185

Funded Status, included in other assets	(1,832)		2,022	1,397

Unrecognized transition obligation (asset)	-		-	-
Unrecognized net loss	4,585		816	1,538

Prepaid pension cost	$2,753		2,838	2,935

* Includes adjustments for transition of measurement date from November 1 to December 31, see note 17.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2008, 2007, and 2006
NOTE 8. EMPLOYEE BENEFIT PLANS (continued)

	December 31,
	2008	2007	2006
Net periodic pension expense:
Service cost	$279	267	310
Interest cost	542	471	408
Actual (gain) loss on plan assets	(747)	(698)	(645)
Amortization of (gain) loss	-	56	33

Net periodic pension cost	$74	96	106

The accumulated benefit obligation for the defined benefit plan was $8,598,904 and $7,907,711 at December 31, 2008 and 2007, respectively.

Rate assumptions:	2008	2007	2006
Discount rate	6.23%	6.26%	5.50%
Long term rate of investment return	7.00%	7.00%	7.00%
Rate of compensation increase	4.00%	4.00%	3.50%
Plan assets at December 31, 2008 were composed of $5,752,038 in equities, $1,434,510 in fixed income, $591,586 in cash & equivalents and $51,431 in accrued income. The asset valuations are based on fair market value. Although the Bank estimates there will be no contribution required for 2008, the Bank anticipates making a contribution.
The following benefit payments which reflect expected future service, as appropriate, are expected to be paid:

2009	$475,199
2010	487,563
2011	516,189
2012	537,119
2013 - 2018	4,476,147
The Bank implemented FASB Statement 158 during the year ended December 31, 2006. This statement improves financial reporting by requiring the bank to recognize the overfunded or underfunded status of its defined benefit postretirement plan as an asset or liability in its statement of condition and to recognize changes in that funded status in the year in which the changes occur through comprehensive income.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2008, 2007, and 2006
NOTE 8. EMPLOYEE BENEFIT PLANS (continued)
The incremental effects of applying FASB Statement No. 158 on individual line items in the Statement of Condition as of December 31, 2006 are as follows (in thousands):

	Before		After
	Application of		Application of
	Statement 158	Adjustments	Statement 158

Other assets	$9,569	(1,015)	8,554
Total assets	488,734	(1,015)	487,719
Accumulated other comprehensive income	(27)	(1,015)	(1,042)
Total stockholders’ equity	43,995	(1,015)	42,980
The Bank has a 401(k) retirement plan which covers all employees who have completed one year of service of 1,000 hours or more and have attained the age of 21. The employees may voluntarily contribute up to 20% of their wages to the plan on a tax-deferred basis subject to IRS limitations. The Bank contributes a matching fifty percent (50%) of the first six percent (6%) of employee contributions. The Bank’s contribution to the plan was $115,068, $110,137 and $103,085 for the years ended December 31, 2008, 2007 and 2006, respectively.
NOTE 9. REGULATORY CAPITAL
The Bank is subject to various regulatory capital requirements administered by its primary federal regulator, the Federal Deposit Insurance Corporation (FDIC). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that if undertaken, could have a direct material effect on the Bank and the financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), and Tier I capital to adjusted total assets (as defined). Management believes, as of December 31, 2008, the Bank meets all the capital adequacy requirements to which it is subject.
As of December 31, 2008, the Bank was well capitalized under the regulatory framework for prompt corrective action according to the most recent notification from the FDIC. To remain categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank’s prompt corrective action category.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2008, 2007, and 2006
NOTE 9. REGULATORY CAPITAL (continued)
The Bank’s actual and required capital amounts and ratios are as follows (in thousands):

					To be Well
					Capitalized Under the
			For Capital Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2008
Total Capital (to Risk-Weighted Assets)	$53,920	21.87%	19,720	8.00%	24,650	10.00%
Tier I Capital (to Risk-Weighted Assets)	50,838	20.62%	9,860	4.00%	14,790	6.00%
Tier I Leveraged Capital	50,838	10.94%	18,595	4.00%	23,244	5.00%

December 31, 2007
Total Capital (to Risk-Weighted Assets)	$51,113	20.84%	19,625	8.00%	24,532	10.00%
Tier I Capital (to Risk-Weighted Assets)	48,070	19.60%	9,813	4.00%	14,719	6.00%
Tier I Leveraged Capital	48,070	9.69%	19,051	4.00%	23,814	5.00%
NOTE 10. RELATED PARTIES
The Bank has entered into transactions with its officers, directors, significant stockholders and their affiliates (Related Parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. A summary of the 2008 and 2007 activity with respect to loans to and deposits from related parties follow (in thousands):

Loans:	2008	2007	2006
Balance, January 1	$1,620	1,243	895
New loans	578	478	443
Payments	(157)	(101)	(95)

Balance, December 31	$2,041	1,620	1,243

Deposits:	2008	2007	2006
Balance, January 1	$4,175	4,162	5,581
Net change	(849)	13	(1,419)

Balance, December 31	$3,326	4,175	4,162

During the ordinary course of business, the Bank may purchase goods and services from companies that have a relationship with individuals who are considered related parties to the Bank. Significant transactions of this type include the purchase of legal services, consulting services, and outsourced internal auditing services.
During the years ended December 31, 2008, 2007, and 2006, the Bank paid $243,689, $241,740 and $219,383 in fees to a law firm of which one of the partners is a member of the Bancorp’s Board of Directors.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2008, 2007, and 2006
NOTE 10. RELATED PARTIES (continued)
The Bancorp’s Chairman serves as Merchants & Marine Bank’s nominee to Mississippi National Banker’s Bank headquartered in Jackson, Mississippi and serves on the Board of Mississippi National Banker’s Bank. The Mississippi National Banker’s Bank acts like a cooperative, providing banking services and products to community banks throughout the State of Mississippi. The Chairman has ownership of ten (10) shares of Mississippi National Banker’s Bank stock, which is required to serve on the Board of Directors. The shares are subject to an irrevocable option to purchase granted to Merchants & Marine Bank, and upon his leaving the Board of Directors of the Mississippi National Banker’s Bank, the ten (10) shares would immediately be transferred to Merchants & Marine Bank. Merchants & Marine Bank, a founding member of Mississippi National Banker’s Bank, owns 1,705 shares of Mississippi National Banker’s Bank stock. During the years ended December 31, 2008, 2007 and 2006 the bank paid $19,346, $12,847, and $8,770, respectively, in fees to Mississippi National Banker’s Bank for correspondent services.
In January 2005, the Bank entered into a consulting arrangement with one of its directors. A maximum of $ 47,100 in consulting fees (plus expenses) may be paid under the arrangement annually. The Bank incurred $47,662, $48,028 and $48,198 under this consulting arrangement during the years ended December 31, 2008, 2007 and 2006 respectively.
NOTE 11. FAIR VALUES OF FINANCIAL INSTRUMENTS
The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:
Cash and Federal Funds Sold:
For these short-term instruments, the carrying amount is a reasonable estimate of fair value.
Investment Securities:
Fair values for investment securities are based on quoted market price, where available. If quoted market prices are not available, fair values are based on quoted market prices for similar securities.
Loans:
Fair value for loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.
Deposits:
The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2008, 2007, and 2006
NOTE 11. FAIR VALUES OF FINANCIAL INSTRUMENTS (continued)
The estimated fair values of the Bank’s financial instruments are as follows at December 31, 2008 and 2007 (in thousands):

	2008		2007
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets:
Cash and federal funds sold	$29,105	29,105	$46,745	46,745
Securities:
Available-for-sale	30,240	30,240	38,975	38,983
Held-to-maturity	146,510	149,125	143,792	144,841
Non-marketable	600	600	600	600

Loans, net of allowance	198,383	201,570	200,812	201,577

Financial liabilities:
Deposits	367,245	370,312	383,423	380,124
Federal funds purchased and securities sold under agreements to repurchase	10,917	10,917	21,018	21,017
NOTE 12. CONCENTRATIONS OF CREDIT
All of the Bank’s loans, commitments, commercial and standby letters of credit have been granted to customers in the Bank’s market area. The concentrations of credit by type of loan are set forth in Note 3. Commercial and standby letters of credit were granted primarily to commercial borrowers. Regulations limit the amount of credit the Bank can extend to any single borrower or group of related borrowers.
NOTE 13. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit, which are not reflected in the accompanying financial statements until they are funded or related fees are incurred or received.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2008, 2007, and 2006
NOTE 13. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (continued)
The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments and may require collateral or other credit support for financial instruments with credit risk. These obligations are summarized below as of December 31, 2008 and 2007 (in thousands):

	2008	2007
Commitments to extend credit	$20,370	20,471

Standby letters of credit	192	273
Commitments to extend credit are agreements to lend to a customer as long as conditions established in the agreement have been satisfied. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since commitments often expire without being fully drawn, the total commitment amounts do not necessarily represent future cash requirements. The Bank continually evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending a loan.
The Bank had due from bank balances in excess of the $250,000 federal insurance limit with the following banks as of December 31, 2008 (in thousands):

Mississippi National Banker’s Bank	$61
NOTE 14. COMMITMENTS AND CONTINGENCIES
The Bank is a defendant in legal actions arising from its normal business activities. Management, on advice from counsel, believes that those actions are without merit or that the ultimate liability resulting from them, if any, will not materially affect the Bank’s financial position.
The Bank acquires space for several of its ATMs under operating leases that are currently under month-to-month terms. In the past, the Bank has also leased buildings and land under operating leases. Lease expense under operating leases was approximately $56,000, $65,000, and $225,000 during the years ended December 31, 2008, 2007, and 2006, respectively.
Because the Bank’s operating leases are presently under month-to-month terms, there are no future minimum payments required under non-cancellable leases, as of December 31, 2008.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2008, 2007, and 2006
NOTE 15. RECLASSIFICATION
Certain reclassifications were made to prior year financial statements in order to conform to the 2008 financial statements presentation.
NOTE 16.  FORMATION OF HOLDING COMPANY
On February 5, 2008, the Bank entered into an agreement with Merchants & Marine Bancorp, Inc., a bank holding company organized under laws of the State of Mississippi.  Under the agreement, all of the outstanding shares of the Bank’s common stock were to be exchanged for shares of the Bancorp.  This Share Exchange was consummated on April 24, 2008 and the Bancorp became a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and is subject to regulation by the Mississippi Department of Banking and Consumer Finance and the Federal Deposit Insurance Corporation.
The 2008 financial information presented in these financial statements includes the consolidated data of both the Bank and the Bancorp.  Any financial information presented for periods prior to 2008 includes only the Bank, since the Bancorp did not exist prior to 2008.
NOTE 17.  PRIOR PERIOD ADJUSTMENT
Pursuant to Financial Accounting Standards Board Statement No. 158, the Bank was required to change the measurement date in determining pension obligations from October 31 to December 31 to coincide with its fiscal year end.  As a result, the change in pension obligation occurring between November 1, 2007 and December 31, 2007 was included in the Bank’s books as a prior period adjustment.  Pertinent information follows:

Increase in pension obligations during the period November 1, 2007 - December 31, 2007	$18,850

Tax savings	(6,307)

Net prior period adjustment	$12,543