Form 10-K, Exhibit 13
period 2010-12-31
Merchants & Marine Bancorp, Inc.
filed 2011-03-25
CIK 1432405

Exhibit 13
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Executive Summary
The Company is a one bank holding company which acquired 100% of the Bank’s common stock on April 24, 2008 and is the successor issuer to the Bank pursuant to Rule 12g-3(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Bank, a state-chartered institution since 1932, is a full service, federally insured bank serving Jackson and George Counties, Mississippi. The main office of the Bank is located in Pascagoula. Branch offices are located in Moss Point, Gautier, Escatawpa, Ocean Springs, Wade, Hurley, St. Martin and Lucedale. The Bank offers commercial and individual financial services consisting of business and personal checking accounts, certificates of deposit, various forms of real estate, commercial and industrial and personal consumer financing. U.S. Banker magazine has ranked the Bank as one of the Top 200 Community Banks in the nation and Bauer Financial, Inc. has given the Bank a 5-Star rating for the 69th consecutive quarter indicating that the Bank is one of the strongest banks in the nation. The Company is subject to regulation, supervision and examination by the Mississippi Department of Banking and Consumer Finance, the SEC, the Federal Reserve and the FDIC. At December 31, 2010, the Company’s assets totaled $503 million and it employed 127 persons on a full-time equivalent basis.
Hurricane Katrina hit the Mississippi Gulf Coast on August 29, 2005. Katrina’s wide spread devastation will be felt for years to come. Some of the challenges still facing our service area include insurance availability and settlements, housing, building code changes, flood elevation revisions, population shifts and business and staffing needs.
In late April 2010, the explosion and collapse of the Deepwater Horizon drilling rig in the deep waters of the Gulf of Mexico caused a major oil leak at the wellhead that has only recently been fully contained. While the long term impact of this accident cannot yet be determined, the spill has caused, and continues to cause, significant disruption to the Mississippi Gulf Coast’s tourism and fishing industries. In addition the U. S. Government imposed a six-month drilling moratorium on deepwater rigs through November 30, 2010 and has implemented new safety regulations for all offshore drilling operations, and the U.S. Congress is considering legislation that could impact the operations of offshore drillers. The owner of the well, BP PLC, has committed to compensate those impacted by the oil spill and has established a fund to pay claims. We are uncertain at this time of the future impact of the oil spill, if any, on our financial condition or results for the year but will continue to monitor and take appropriate steps to respond to the situation.
Earnings Highlights
The Company’s net income for 2010 was $4,916,000, an increase of 48.5% from $3,311,000 for the year 2009 and an increase of 3.9% when compared to 2008 year-end results. The increase in net income is primarily due to gains recognized on the sales of real estate owned and investment security gains. The following discussions, tables and the accompanying financial statements presented outline the change in earnings from 2010 to 2009 to 2008. Return on average assets for 2010 was 1.0% compared to 0.73% for 2009 and to 1.0% for 2008. Return on average equity was 9.4%, 6.7% and 9.4% in 2010, 2009 and 2008, respectively. Earnings per share were $3.70, $2.49 and $3.56 in 2010, 2009 and 2008, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Earning Assets
A detailed comparison of the Company’s average earning assets and non-earning assets for the years 2010, 2009 and 2008 is presented in Table 1 of this report. The Company’s earning assets include loans, investments, and federal funds sold. Average earning assets for 2010 totaled $453,000,000, an increase of 11.2%, compared to $407,522,000 for 2009 and $412,832,000 for 2008, a decrease of 1.3% and 6.5% in 2009 and 2008, respectively. Average net loans increased by $6,200,000 or 3.0% in 2010, $9,689,000 or 4.9% in 2009 and decreased by $4,158,000 or 2.0% in 2008. Average securities increased by $36,507,000 or 21.8%, in 2010 compared to decreases of $19,509,000 or 10.4% and $28,339,000 or 13.1% 2009 and 2008, respectively. Average federal funds sold decreased by $22,514,000 or 73.2% at year-end 2010, compared to increases of $4,510,000 or 17.2% and $3,844,000 or 17.2% at year-end 2009 and 2008, respectively. The decrease in 2010 is due to the Company’s excess funds being placed in an account at the Federal Reserve Bank. This account is new for 2010 and had an average balance of $25,285,000. A detailed comparison of the Company’s average earning assets for the years 2010, 2009 and 2008 is presented in Table 1 of this report.
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
A company’s net interest margin is a prime indicator of its profitability. The net interest margin reflects the spread between interest earning asset yields and interest bearing liability costs and the percentage of interest earning assets funded by interest bearing liabilities. The net margin, on a tax equivalent basis, was 3.6%, 3.7% and 4.0%, at year-end 2010, 2009 and 2008, respectively. Tax equivalent net interest income increased by 8.3% at year-end 2010 and decreased by 9.1% and 10.4% at year-end 2009 and 2008, respectively.
Average net loans increased by $6,200,000 or 3.0% and loan interest income decreased $70,000 or 0.5% at year-end 2010. Average net loans increased by $9,689,000 or 4.9% and loan interest income decreased $622,000 or 4.2% at year-end 2009. Average net loans decreased by $4,158,000, or 2.0% and loan interest income decreased $1,305,000 or 8.1% at year-end 2008. The decrease in loan income in 2010 thru 2008 is a result of lower yields. The decrease in loan volume in 2008 is result of lower volumes and rates. Yields on taxable securities decreased as market rates were lower in 2010 through 2008. Yields on tax-exempt securities decreased by 4 basis points at year-end 2010 as maturing securities were reinvested in lower rate securities. The average volume of all securities increased by 21.8% in 2010, compared to a decrease of 10.4% in 2009 when compared to 2008, and total securities income decreased by $63,000 or 1.0% due to decreased rates in 2010. The increase in securities volume in 2010 is a result of an increase in deposits. The average balance of federal funds sold decreased by $22,514,000 or 73.2% and increased by $4,510,000 or 17.2% for 2009 when compared to 2008. Yields on these funds decreased 6 basis points from year-end 2010 to 2009, resulting in income from these funds decreasing by 83.0%.
Total average deposits increased by $45,830,000 or 11.6% in 2010, compared to a decrease of $13,489,000 or 3.3% when comparing 2009 to 2008, and by $36,990,000, or 8.3% when comparing 2008 to 2007. A major reason for the large increase in deposits in 2010 was the addition of a new public fund customer. Total average interest bearing liabilities increased by 42.0% in 2010 compared to decreases of 14.9% in 2009 and 4.6% in 2008, respectively. Rates paid on these funds decreased by 95, 42 and 55 basis points in 2010, 2009 and 2008, respectively. The decrease in rates paid resulted in decreases in interest expense of 27.8%, 30.0% and 22.6% in 2010, 2009 and 2008, respectively. Average interest bearing checking, MMF, and savings accounts average balances increased by 74.8% in 2010 and decreased by 21.2% and 9.8% in 2009 and 2008, respectively. Interest expense on these deposits decreased 14.2%, 30.6% and 30.0% in 2010, 2009 and 2008, respectively. Rates paid on these funds decreased by 72 basis points in 2010. Average time deposit balances increased by 3.6% in 2010 and decreased by 0.9% and 5.1% in 2009 and 2008, respectively. The average rate paid on these funds was 1.8% in 2010, 2.9% in 2009 and 3.8% in 2008. Interest expense on time deposits decreased 36.3% in 2010, 24.9% in 2009 and 11.8% in 2008. The decreases in 2010, 2009 and 2008 were due to decreased rates. Average federal funds purchased and securities sold under agreements to repurchase increased in 2010 by 0.1% and decreased in 2009 and 2008 by 35.2% and 2.5%.Rates on these funds decreased 13, 140 and 175 basis points, in 2010, 2009 and 2008. Interest expense on these funds decreased by 40.0% in 2010, 87.7% in 2009 and 51.4% in 2008, due to lower volumes and rates paid. Tables 1 and 2 provide more information on the Company’s net interest income and rate and volume variances.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Interest Rate Sensitivity
Managing interest rate risk is an integral part of the financial success of the Company. The process of interest rate risk management includes the monitoring of each component of the balance sheet and its sensitivity to interest rate changes. Management monitors the day-to-day exposure to changes in interest rates in response to loan and deposit flows and makes adjustments accordingly.
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
Average loans, net of unearned income, as a percentage of average earning assets, was 47.5%, 51.2% and 48.2%, for the years 2010, 2009 and 2008, respectively. The average loan to deposit ratio was 48.9%at year-end 2010, 52.9% at year-end 2009 and 48.8% at year-end 2008. Average net loans increased by $6,200,000 or 3.0% when comparing 2010 to 2009, $9,689,000 or 4.9% when comparing 2009 to 2008, and decreased by $4,158,000, or 2.0% when comparing 2008 to 2007.
Loan growth in the real estate portfolio resulted in an increase in loans secured by real estate from $133,001,000 at year-end 2008, to $142,787,000 at year-end 2009 and $159,589,000 at year-end 2010. Commercial and industrial loans and loans to municipal and local governments totaled $30,880,000, $31,325,000 and $29,800,000 at year-end 2010, 2009 and 2008, respectively. Consumer loans decreased to $28,222,000 and $35,535,000 in 2010 and 2009 and increased to $37,780,000 in 2008. Other loans increased to $1,069,000 in 2010, decreased by $295,000 in 2009 and increased by $106,000 in 2008 when compared to 2007. See Table 6 of this report for comparison of the loan portfolio composition.

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
The allowance to total loans was 1.5% at year-end 2010, 1.5% at year-end 2009 and 1.5% at year-end 2008.
The Company immediately charges off any loan when it is determined to be uncollectible. However, experience shows that certain losses exist in the portfolio have not been identified. The allowance is allocated to absorb losses on all loans and is not restricted to any one group of loans. Company management has determined that the balance of the allowance for loan losses is adequate to cover potential future losses. The provision for loan losses totaled $1,027,000 for year-end 2010, $781,000 for year-end 2009 and $563,000 for year-end 2008. The provision increased during 2010 due to an increase in net charge-offs and an overall increase in the allowance. See Tables 8 and 9 for a detailed analysis of the Company’s allowance for loan losses.
Critical Accounting Policies
The accounting principles the Company follows and our methods of applying these principles conform to accounting principles generally accepted in the United States and general practices within the banking industry. In connection with the application of those principles to the determination of the Company’s ALL, the Company has made judgments and estimates, which have significantly impacted our financial position and results of operations.
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
The resulting ALL balance is then tested by comparing the balance in the allowance account to historical trends and peer information. Management then evaluates the result of the procedures performed, including the testing results, and concludes on the appropriateness of the balance of the ALL in its entirety. The Company’s audit committee of our board of directors review the assessment prior to the filing of quarterly financial information.
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
Total non-performing assets at year-end 2010 were $6,382,000, compared to $3,146,000 at year-end 2009 and $837,000 at year-end 2008. Non-performing assets, as a percentage of total loans, were 2.9%at year-end 2010, 1.5% at year-end 2009 and 0.4% at year-end 2008. Non-accrual loans and accruing loans over 90 days past due were$4,106,000 or 1.9%, $951,000 or 0.5% and $601,000 or 0.3%, of total loans at year-end 2010, 2009 and 2008, respectively. Other real estate totaled $2,276,000 or 1.0% at year-end 2010, $2,195,000 or 1.0% of total loans at year-end 2009 and $236,000 or 0.1% of total loans at year-end 2008. The increase in nonperforming assets is due to the weakened economy. See Table 10 for additional information concerning the Company’s non-performing assets.
Securities Available for Sale and Investment Securities
The Company’s securities portfolio is another large component of the Company’s earning assets and had book values totaling $230,216,000, $178,184,000 and $177,348,000 for the years ending 2010, 2009 and 2008, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The securities portfolio is divided into two classifications, available for sale and held to maturity. The available for sale portion contains all securities which management believes could be subject to sale prior to their stated maturity. This category allows Company management to meet liquidity needs, as well as affording the Company the opportunity to take advantage of market shifts or anticipated changes in interest rates, yield curve changes and inter-market spread relationships. This portion of the portfolio is also used to help manage the Company’s interest rate and credit risks in the overall balance sheet. In accordance with Accounting Standards Codification Topic 320, Investments in Debt and Equity Securities, securities in the available for sale category are accounted for at fair market value with unrealized gains or losses excluded from earnings and reported as a separate component of stockholder’s equity until realized. Unrealized losses, net of taxes, of $1,918,000 and gains, net of taxes, of $215,000 and $216,000 were included in stockholder’s equity at year-end 2010, 2009 and 2008, respectively. The held to maturity portion of the portfolio contains debt securities which the Company intends to hold until their contractual maturity date. These securities provide the Company with a long term, relatively stable source of income with minimal credit risk. The securities in this category are carried at their amortized costs. A portion of the Company’s investment portfolio is pledged as collateral against public deposits, treasury tax and loan and securities sold under agreements to repurchase.
Yields on taxable securities decreased as market rates were lower in 2010, 2009 and 2008. Yields on tax-exempt securities decreased by 4 basis points as maturing securities were reinvested in lower rate securities. The average volume of all securities increased by $36,507,000 or 21.8% in 2010 and decreased by 10.4% in 2009 when compared to 2008, and 13.1% in 2008 when compared to 2007. Total securities income decreased by $63,000 or 1.0% due to decreased rates in 2010. The increase in securities volume was a result of an increase in total deposits for 2010. The average balance of federal funds sold decreased by $22,514,000 or 73.2% for 2010, compared to an increase of $4,510,000 or 17.2% for 2009 when compared to 2008 and increased by $3,844,000, or 17.2% for 2008 when compared to 2007. The decrease in 2010 is attributable to reinvesting a large portion of excess funds into a Federal Reserve Excess Balance account. Yields on these funds decreased 6 basis points from year-end 2010 to 2009. See Tables 4 and 5 for more information about the Company’s securities portfolio composition yields and maturity distributions.
Deposits
The Company’s primary funding source for loans and investments is its deposit base. Deposits consist of checking, savings and certificates of deposit. The Company’s ability to maintain a strong deposit base is of utmost importance in the growth and profitability of the institution. Managing the deposit mix and pricing is designed to be flexible, so that changes in interest rate movements and liquidity needs do not conflict or have an adverse effect on the Company’s balance sheet. The Company relies on local consumer, retail, corporate and governmental agencies for its deposit base. Average total deposits increased by $45,830,000 or 11.6%, compared to a decrease of $13,489,000 or 3.3% and $36,990,000 or 8.3%, in 2009 and 2008, respectively. The increase in average deposits for 2010 is due to the addition of a public fund deposit customer. See Tables 11 and 12 for more information about the Company’s deposits and maturity distribution.
Liquidity
Liquidity for a financial institution can be expressed in terms of maintaining sufficient funds available to meet both expected and unanticipated obligations in a cost-effective manner. The Company closely monitors its liquidity position to ensure it has ample funds available to meet its obligations. The Company relies on maturing loans and investments, federal funds and its core deposit base to fund its day-to-day liquidity needs. By monitoring asset and liability maturities and the levels of cash on hand, the Company is able to meet expected demands for cash. The Company also has access to federal fund lines at correspondent banks and to an inventory of readily marketable government securities to meet unexpected cash needs. Average federal funds purchases and securities sold under agreement to repurchase represented 2.8%, 3.2% and 4.8% of total average deposits for the years 2010, 2009 and 2008, respectively. See Table 13 for more information concerning the Company’s short-term borrowings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Off Balance Sheet Arrangements
As of December 31, 2010, the Company had unfunded loan commitments outstanding of $30,164,000 and outstanding standby letters of credit of $858,000. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements. If needed to fund these outstanding commitments, the Company has the ability to liquidate federal funds sold or securities available-for-sale or on a short-term basis to borrow and purchase federal funds from other financial institutions. The Company historically has been a net seller of federal funds. A detailed statement of cash flows can be found in the accompanying notes to the financial statements.
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
The Company also has a defined benefit plan for substantially all of its employees, as well as former employees, who have retired from the Company; consequently, the Company is contractually obligated to pay these benefits to its retired employees. As of December 31, 2010, the plan was underfunded by $2,457,000, compared to an unfunded amount of $1,907,000 and $1,832,000 at year-end 2009 and 2008. The underfunded status is the result of poor market conditions and the performance of the plan’s investment assets. Management is monitoring the funded status of its defined benefit plan closely and will begin contributing additional funding to the plan in 2011. See Notes to Financial Statements — Note 8. Employee Benefit Plans.
Risk-Based Capital/Stockholders’ Equity
The Company has always placed a great emphasis on maintaining its strong capital base. The Company’s management and Board of Directors continually evaluate business decisions that may have an impact on the level of stockholders’ equity. It is their goal that the Company maintains a “well-capitalized” equity position. Based on the capital levels defined by regulators as part of the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991, a “well-capitalized” institution is one that has at least a 10% total risk-based capital ratio, a 6% Tier 1 risk-based capital ratio, and a 5% leverage ratio. The Company’s solid capital base is reflected in its regulatory capital ratios. The risk-based capital ratio was 19.7%, 20.1% and 21.9%at year-end 2010, 2009 and 2008, respectively. The Tier 1 risk-based was 18.6% at year-end 2010, 19.1% at year-end 2009 and 20.6% at year-end 2008. The leverage ratio was 11.1%, 11.5% and 10.9% at year-end 2010, 2009 and 2008, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The Company’s capital ratios surpass the minimum requirements of 8.0% for the total risk-based capital ratio, 4.0% for Tier 1 risk-based capital ratio and 3.0% for the leverage ratio. Stockholders’ equity to total assets at year-end 2010, 2009 and 2008 was 10.4%, 11.3% and 11.3%, respectively.
Non-Interest Income
Non-interest income includes service charges on deposit accounts, safe-deposit box rent, check cashing fees, data processing income, commissions and charges, and other fees. Service charges on deposit accounts income increased by 7.2% in 2010, compared to a decrease of 4.1% in 2009 and an increase of 1.0% in 2008. The increase in 2010 is due to an increase in the amount of non-sufficient fund charge income recognized in 2010, compared to 2009. Other service charges, commissions, fees, and non-interest income increased by 3.9%, 1.1% and 11.3%, in 2010, 2009 and 2008, respectively. Non-interest income includes gains recognized on three sales of real estate owned during 2010 in the amount of $955,600 and gains on available for sale securities in the amount of $365,400.
With deposit related costs constantly increasing, the Company has revised its fee structure in order to maintain competitive and this new pricing will go into effect during the first quarter of 2011.
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
Salary and employee benefits expense increased 0.3%, 12.5% and 6.7% in the years 2010, 2009 and 2008, respectively. The increase in 2009 is attributed to increases in employee raises and an increase in the defined benefit pension plan expense. Occupancy and equipment expense decreased by 6.9% in 2010 compared to an increase of $468,000 or 17.1% and $303,000 or 12.4%, at year—end 2009 and 2008, respectively. The decrease in 2010 is due to a reduction in the amount of property taxes paid for 2010. The increase in 2009 is primarily a result of increases in property taxes, insurance, and depreciation of two new branch offices. Other expenses increased by 20.2% in 2010, compared to a decrease of 26.3% in 2009 and compared to an increase of 22.5% in 2008. The increase in 2010 was due to an increase in FDIC insurance assessments and a change in the computation of director’s deferred compensation. Total non-interest expense increased by 5.1% in 2010, compared a decrease by 3.3% in 2009, compared to increases of 13.7% in 2008.
Income Taxes
Income tax expense totaled $1,548,000, $1,435,000 and $2,228,000, for the years 2010, 2009 and 2008, respectively. The Company’s effective tax rate was 23.9% in 2010, 30.2% in 2009 and 32.0% in 2008.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
TABLE 1
COMPARATIVE AVERAGE BALANCES — YIELDS AND RATES
(Dollars in Thousands)
The following table shows the major categories of interest-earning assets and interest-bearing liabilities with their corresponding average daily balances, related interest income or expense and the resulting yield or rate for the three years ended December 31, 2010, 2009 and 2008:

	2010			2009			2008
		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
Assets	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate

Interest-earning assets:
Loans, net of unearned income	$215,128	$14,031	6.52%	$208,928	$14,101	6.75%	$199,239	$14,723	7.39%
Securities held to maturity:
Taxable	122,745	3,642	2.97%	104,730	4,212	4.02%	155,437	7,422	4.77%
Exempt from Federal income tax	23,201	719	3.10%	13,747	432	3.14%	8,347	293	3.51%
Securities available for sale:
Taxable	58,397	1,614	2.76%	49,359	1,394	2.82%	23,561	802	3.40%
Other interest earning assets	25,285	51	0.20%	—	—	0.00%	—	—	0.00%
Federal funds sold and securities pur- chased under agree- ments to resell	8,244	9	0.11%	30,758	53	0.17%	26,248	617	2.35%

Total interest-earning assets	$453,000	20,066	4.43%	$407,522	20,192	4.95%	$412,832	23,857	5.78%
Non interest-earning assets:
Cash and due from banks	17,038			16,673			24,677
Bank premises and equipment	16,228			17,423			16,074
Other assets	18,425	48,231		14,807	—		14,947
Allowance for possible loan losses	(3,091)			(3,056)			(2,784)

Total assets	$501,600			$453,369			$465,746

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
TABLE 1 (continued)
COMPARATIVE AVERAGE BALANCES — YIELDS AND RATES (continued)
(Dollars in Thousands)

	2010			2009			2008
		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
Liabilities	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate

Interest-bearing liabilities:
INT DDA’s, MMF & Savings	$243,902	1,670	0.68%	$139,557	1,947	1.40%	$177,198	2,804	1.58%
Time Deposits	109,505	1,916	1.75%	105,666	3,010	2.85%	106,594	4,008	3.76%
Federal funds purchased, securities sold under agreements to repur- chase and other short- term borrowings	12,171	24	0.20%	12,153	40	0.33%	18,766	325	1.73%

Total interest-bearing liabilities	$365,578	3,610	0.99%	$257,376	4,997	1.94%	$302,558	7,137	2.36%

Noninterest-bearing liabilities:
Deposits	74,924			137,296			105,603
Other liabilities	8,990			9,028			7,480

Total liabilities	449,492			403,700			415,641
Stockholder’s equity	52,108			49,669			50,105

Total liabilities and stockholders’ equity	$501,600			$453,369			$465,746

Net interest income/ margin-tax equivalent		$16,456	3.63%		$15,195	3.73%		$16,720	4.05%

Tax equivalent adjustment:
Loans		148			185			211
Investment securities		719			432			293
Securities available for sale		—			—			—
Other

Total tax equivalent adjustment		867			617			504

Net interest income		$17,323			$15,812			$17,224

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
TABLE 2
TAXABLE EQUIVALENT RATE/VOLUME VARIANCE ANALYSIS
(Dollars In Thousands)
The following table sets forth, for the periods indicated, a summary of the changes in interest income and interest expense resulting from changes in volume and changes in rates.

	Year ended December 31, 2010
	2010 Compared to 2009			2009 Compared to 2008
	Increase(Decrease) Due To			Increase(Decrease) Due To
	Volume	Rate	Net	Volume	Rate	Net

Interest income on:
Loans	$6,200	$(70)	$6,130	$9,689	$(622)	$9,067
Investment securities:
Taxable	18,015	(570)	17,445	(50,707)	(3,210)	(53,917)
Exempt from Federal income tax	9,454	287	9,741	5,400	139	5,539
Securities available for sale:
Taxable	9,038	220	9,258	25,798	592	26,390
Other interest earning assets	25,285	51		—	—	—
Federal funds sold and securities purchased under agreements to resell	(22,514)	(44)	(22,558)	4,510	(564)	3,946

Total	$45,478	$(126)	$20,016	$(5,310)	$(3,665)	$(8,975)

Interest expense on:
Int DDA’s & Savings deposits	$104,345	$(277)	$104,068	$(37,641)	$(857)	$(38,498)
Time deposits	3,839	(1,094)	2,745	(928)	(998)	(1,926)
Federal funds purchased, and securities sold under agreements to repurchase	18	(16)	2	(6,613)	(285)	(6,898)

Total	$108,202	$(1,387)	$106,815	$(45,182)	$(2,140)	$(47,322)

Changes in net interest income-tax equivalent	$(62,724)	$1,261	$(86,799)	$39,872	$(1,525)	$38,347

The increase(decrease) due to changes in average balances reflected in the above table was calculated by applying the preceding year’s rate to the current year’s change in the average balance. The increase (decrease) due to changes in average rates was calculated by applying the current year’s change in the average rates to the current year’s average balance. Using this method of calculating increases(decreases), any increase or decrease due to both changes in average balances and rates is reflected in the changes attributable to average rate changes.

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

	DECEMBER 31,
	2010	2009	2008

Securities available for sale
U. S. Treasury and other U. S. Government agencies	$116,217	$33,178	$30,239
Obligations of states and political subdivisions	—	—	—
Mortgage-backed securities	—	—	—
Other securities	117	148	—

Total securities available for sale	$116,334	$33,326	$30,239

Investment securities
U. S. Treasury and other U. S. Government agencies	$83,157	$123,670	$137,196
Obligations of states and political subdivisions	29,825	20,288	9,313
Mortgage-backed securities	—	—	—
Other securities	900	900	600

Total investment securities	113,882	144,858	147,109

Total securities available for sale and investment securities	$230,216	$178,184	$177,348

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
TABLE 4
MATURITY DISTRIBUTION AND YIELDS OF SECURITIES AVAILABLE FOR SALE AND INVESTMENT SECURITIES
(Dollars in Thousands)
The following table shows the maturities and weighted average yields of the Company’s securities available for sale and investment securities at December 31, 2010:

	Maturing
			After		After 5 Yrs
	Within		1 Yr But		But Within		After 10 Yrs.
	1 Year		Within 5 Yrs		10 Yrs				Carrying
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount

Securities available for sale
U.S. Treasury and other U.S. Government agencies	$5,003	3.75%	$5,001	1.25%	$106,213	2.99%	$—	0.00%	$116,217
Other securities	117

Total securities available for sale	$5,120	3.75%	$5,001	1.25%	$106,213	2.99%	$—	0.00%	$116,334

Investment securities
U.S. Treasury and other U.S. Government agencies	$4,000	4.07%	$49,007	2.26%	$30,150	3.61%	$—	0.00%	$83,157
Obligations of states and political subdivisions	886	4.40%	14,241	4.13%	10,672	4.18%	4,026	5.92%	29,825
Other securities	900								900

Total investment securities	$5,786	4.24%	$63,248	3.20%	$40,822	3.90%	$4,026	5.92%	$113,882

Total securities available for sale and investment securities	$10,906	3.93%	$68,249	2.73%	$147,035	3.04%	$4,026	5.92%	$230,216

At December 31, 2010, the Company held investment securities issued by the State of Mississippi with an aggregate carrying amount of $28.7 million and a market value of $28.9 million. The yield on obligations of states and political subdivisions has been calculated on a fully tax equivalent basis.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
TABLE 5
SECURITIES AVAILABLE FOR SALE AND HELD TO MATURITY
(Dollars in Thousands)

	SECURITIES AVAILABLE-FOR-SALE				SECURITIES HELD-TO-MATURITY
	DECEMBER 31, 2010				DECEMBER 31, 2010
		GROSS	GROSS			GROSS	GROSS
	AMORTIZED	UNREALIZED	UNREALIZED		AMORTIZED	UNREALIZED	UNREALIZED
	COST	GAINS	LOSSES	FAIR VALUE	COST	GAINS	LOSSES	FAIR VALUE
U S GOVERNMENT AND AGENCY SECURITIES	$119,168,000	$5,000	$(2,956,000)	$116,217,000	$83,157,000	$1,219,000	$—	$84,376,000
STATE AND MUNICIPAL SECURITIES	—	—	—	—	29,825,000	587,000	(399,000)	30,013,000

OTHER SECURITIES	72,000	45,000	—	117,000	900,000	—	—	900,000

TOTAL	$119,240,000	$50,000	$(2,956,000)	$116,334,000	$113,882,000	$1,806,000	$(399,000)	$115,289,000

	SECURITIES AVAILABLE-FOR-SALE				SECURITIES HELD-TO-MATURITY
	DECEMBER 31, 2009				DECEMBER 31, 2009
		GROSS	GROSS			GROSS	GROSS
	AMORTIZED	UNREALIZED	UNREALIZED		AMORTIZED	UNREALIZED	UNREALIZED
	COST	GAINS	LOSSES	FAIR VALUE	COST	GAINS	LOSSES	FAIR VALUE
U S GOVERNMENT AND AGENCY SECURITIES	$32,927,000	$279,000	$(28,000)	$33,178,000	$123,670,000	$1,043,000	$(240,000)	$124,473,000
STATE AND MUNICIPAL SECURITIES	—	—	—	—	20,288,000	826,000	(41,000)	21,073,000

OTHER SECURITIES	72,000	76,000	—	148,000	900,000	—	—	900,000

TOTAL	$32,999,000	$355,000	$(28,000)	$33,326,000	$144,858,000	$1,869,000	$(281,000)	$146,446,000

	SECURITIES AVAILABLE-FOR-SALE				SECURITIES HELD-TO-MATURITY
	DECEMBER 31, 2008				DECEMBER 31, 2008
		GROSS	GROSS			GROSS	GROSS
	AMORTIZED	UNREALIZED	UNREALIZED		AMORTIZED	UNREALIZED	UNREALIZED
	COST	GAINS	LOSSES	FAIR VALUE	COST	GAINS	LOSSES	FAIR VALUE
U S GOVERNMENT AND AGENCY SECURITIES	$29,841,000	$310,000	$—	$30,151,000	$137,196,000	$2,431,000	$—	$139,627,000
STATE AND MUNICIPAL SECURITIES	—	—	—	—	9,314,000	196,000	(12,000)	9,498,000

OTHER SECURITIES	72,000	16,000	—	88,000	600,000	—	—	600,000

TOTAL	$29,913,000	$326,000	$—	$30,239,000	$147,110,000	$2,627,000	$(12,000)	$149,725,000

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
TABLE 6
LOAN PORTFOLIO
(Dollars in Thousands)
Loans outstanding at the end of the year indicated are shown in the following table classified by type of loans:

	2010	2009	2008

Commercial, Industrial & Governmental	$30,880	$31,325	$29,800
Real Estate	159,589	142,787	133,001
Consumer Loans	28,222	35,492	37,780
Other Loans	1,069	599	894

Total Loans	$219,760	$210,203	$201,475

TABLE 7
LOAN MATURITIES & INTEREST RATE SENSITIVITY
(Dollars In Thousands)
The following table shows the amount of loans outstanding as of December 31, 2010 (excluding those in non-accrual status) based on the scheduled repayments of principal:

Remaining Maturity Fixed Rate
3 months or less	$16,763
Over 3 months through 12 months	35,641
Over 1 year through 5 years	156,846
Over 5 years	6,593

Total Loans	$215,843

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
TABLE 8
ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES
(Dollars in Thousands)
The following table outlines the activity for the allowance for loan losses for the past three years:

	Year ended December 31,
	2010	2009	2008

Beginning Balance	$3,100	$3,100	$3,100

Charge Offs:
Commercial & Industrial	147	83	78
Real Estate	336	296	68
Consumer	1,022	739	681
Other

Total Charge Offs	1,505	1,118	827

Recoveries:
Commercial & Industrial	123	54	44
Real Estate	25	—	6
Consumer	498	283	214
Other

Total Recoveries	646	337	264

Net Charge Offs	859	781	563
Provision for Possible Losses	1,027	781	563

Ending Balance	$3,268	$3,100	$3,100

Total Loans Outstanding	$219,760	$210,203	$201,475

Average daily loans	$215,128	$208,928	$199,239

	2010	2009	2008
Percentages:
Allowance for loan losses to end of quarter total loans	1.5%	1.5%	1.5%
Allowance for loan losses to average loans	1.5%	1.5%	1.6%
Allowance for loan losses to nonperforming assets	51.2%	98.5%	370.4%
Net charge offs to average loans	0.4%	0.4%	0.3%

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

	December 31,
	2010		2009		2008
	% Gross	Loan Loss	% Gross	Loan Loss	% Gross	Loan Loss
	Loans	Allowance	Loans	Allowance	Loans	Allowance
	Outstanding	Allocation	Outstanding	Allocation	Outstanding	Allocation

Commercial & Industrial	1.80	$59	7.09	$220	4.95	$153
Real Estate	81.66	2,669	61.39	1,903	13.38	415
Consumer	12.29	402	23.20	719	43.87	1,360
Other	4.25	139	7.99	248	2.04	63
Unallocated	—	—	0.33	10	35.76	1,109

	100.00	$3,268	100.00	$3,100	100.00	$3,100

TABLE 10
NONPERFORMING ASSETS
(Dollars in Thousands)
This table summarizes the amount of nonperforming assets at the end of the fourth quarter of the years indicated.

	December 31,
	2010	2009	2008
Non-accrual Loans & Accruing Loans Past Due 90 Days or more	$4,106	$951	$601
Other Real Estate	2,276	2,195	236

	$6,382	$3,146	$837

Nonperforming Assets as % of Total Loans	2.9%	1.5%	0.4%
Non-accrual Loans & Loans Past Due 90 Days or More as % of Total Loans	1.9%	0.5%	0.3%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
TABLE 11
AVERAGE DEPOSITS
(Dollars In Thousands)
The daily average amounts of deposits for the periods indicated are summarized in the following table:

	YEAR ENDED DECEMBER 31,
	2010	2009	2008

Non-interest bearing deposits	$74,924	$77,927	$105,603
Interest-bearing deposits	243,902	199,147	177,198
Interest-bearing time deposits	109,505	106,107	106,594

Total	$428,331	$383,181	$389,395

TABLE 12
TIME DEPOSITS OF $100,000 OR MORE, MATURITY DISTRIBUTION
(Dollars In Thousands)
Maturities of time certificates of deposits $100,000 or more outstanding at December 31, 2010 are summarized in the following table:

Time remaining until maturity
3 months or less	$12,412
Over 3 through 12 months	49,877
Over 12 months	8,345

Total	$70,634

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
TABLE 13
SHORT-TERM BORROWINGS
(Dollars in Thousands)
The following table presents a summary of the Company’s short-term borrowings at December 31, for each of the last three years and the corresponding interest rates:

		Daily	Average	Maximum
	December	Average	Interest	Month-End
	Balance	Balance	Rate*	Balance

2010
Federal funds purchased and securities sold under agreements to repurchase	$13,730	$12,171	0.20%	$13,730

2009
Federal funds purchased and securities sold under agreements to repurchase	$8,434	$12,153	0.33%	$8,434

2008
Federal funds purchased and securities sold under agreements to repurchase	$10,917	$18,766	1.73%	$10,917

*	on daily average balance

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
TABLE 14
INTEREST SENSITIVITY
(Dollars In Thousands)
The following table reflects the interest sensitivity of the Company over various periods as of December 31, 2010, based on contractual maturities as of that date:

	0-3	4-12	1-5	Over 5
	Months	Months	Years	Years	Total

Assets
Interest-earning assets:
Loans, net of unearned income	$20,639	$35,641	$156,846	$6,593	$219,719
Investment securities	3,149	2,637	63,248	44,848	113,882
Securities available for sale	5,120	—	5,001	106,213	116,334
Federal funds sold and securities purchased under agreements to resell	3,147	—	—	—	3,147

Total interest-earning assets	32,055	38,278	225,095	157,654	453,082
Noninterest-earning assets				50,314	50,314

Total assets	$32,055	$38,278	$225,095	$207,968	$503,396

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Int DDAs, MMF, Savings deposits	$21,146	$68,139	$145,676	$—	$234,961
Time deposits	22,102	74,595	17,463	—	114,160
Federal funds purchased, and securities sold under agreements to repurchase	13,730	—	—	—	13,730

Total interest-bearing liabilities	56,978	142,734	163,139	—	362,851
Noninterest-bearing deposits	13,534	39,807	26,273	—	79,614
Other liabilities				9,181	9,181
Stockholders’ equity				51,750	51,750

Total liabilities and stockholders’ equity	$70,513	$182,541	$189,411	$60,931	$503,396

Interest sensitive gap	$(38,458)	$(144,263)	$35,684	$147,037
Cumulative interest sensitive gap	$(38,458)	$(182,721)	$(147,037)	$(0)
Cumulative interest sensitive gap as a percent of total assets	-7.64%	-36.30%	-29.21%	0.00%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
TABLE 15
CONTRACTUAL OBLIGATIONS, COMMITMENTS, CONTINGENT LIABILITIES, AND OFF-BALANCE SHEET ARRANGEMENTS
(Dollars In Thousands)
The following table presents, as of December 31, 2010, significant fixed and determinable contractual obligations to third parties by payment date:

	PAYMENTS DUE IN
	ONE YEAR OR	ONE TO	THREE TO	OVER FIVE
	LESS	THREE YEARS	FIVE YEARS	YEARS	TOTAL

Deposits without a stated maturity	$142,626	$85,975	$85,974	$—	$314,575
Consumer certificates of deposit	96,697	14,479	2,984	—	114,160
Federal funds borrowed & repurchase agreements	13,730	—	—	—	13,730
Operating leases	—	—	—	—	—
Purchase obligations	—	—	—	—	—
COMMITMENTS
The following table details the amounts and expected maturities of significant commitments as of December 31, 2010:

	ONE YEAR OR	ONE TO	THREE TO	OVER FIVE
	LESS	THREE YEARS	FIVE YEARS	YEARS	TOTAL

Commitments to extend credit:
Commercial	$6,860	$319	$—	$—	$7,179
Residential real estate	2,621	—	—	—	2,621
Revolving home equity and credit card lines	3	720	—	—	723
Other	19,642	—	—	—	19,642
Standby letters of credit	$858	$—	$—	$—	$858
PENSION EXPENSE (Net Periodic Pension Cost)

	2010	2010	2009	2009
	Annual	Quarterly	Annual	Quarterly

(1) Service cost	$405,474	$101,369	$320,583	$80,146
(2) Interest cost	601,251	150,313	587,119	146,780
(3) Expected return on assets	(659,804)	(164,951)	(548,938)	(137,235)
(4) Amortization of transition (asset) or liability	—	—	—	—
(5) Amortization of prior service cost	—	—	—	—
(6) Amortization of (gain) or loss	271,928	67,982	335,659	83,915

(7) Total	$618,849	$154,713	$694,423	$173,606

MERCHANTS & MARINE BANCORP, INC.
SUMMARY OF OPERATIONS
Quarterly Financial Data (unaudited)
Quarterly financial data are summarized below:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(all amounts in thousands, except per share data)
For the year ended December 31, 2010:
Interest income	$4,894	5,092	4,974	5,199
Interest expense	1,002	926	864	818

Net interest income	3,892	4,166	4,110	4,381
Provision for loan losses	132	244	209	442

Net interest income after provision for loan losses	3,760	3,922	3,901	3,939
Non-interest income	1,657	2,064	2,398	1,439
Non-interest expense	4,403	4,324	4,213	3,676

Income before income taxes	1,014	1,662	2,086	1,702
Income taxes	246	506	636	160

Net income	$768	1,156	1,450	1,542

Net income per common share	$0.58	0.87	1.09	1.16

For the year ended December 31, 2009:
Interest income	$5,212	4,940	4,988	5,023
Interest expense	1,352	1,328	1,226	1,091

Net interest income	3,860	3,612	3,762	3,932
Provision for loan losses	74	60	304	343

Net interest income after provision for loan losses	3,786	3,552	3,458	3,589
Non-interest income	1,420	1,653	1,629	1,423
Non-interest expense	4,101	3,892	3,951	3,820

Income before income taxes	1,105	1,313	1,136	1,192
Income taxes	336	500	270	329

Net income	$769	813	866	863

Net income per common share	$0.58	0.61	0.65	0.65

*	Certain reclassifications have been made to the quarterly data previously disclosed in order to conform to the 2010 financial statement presentation.

29

MERCHANTS & MARINE BANCORP, INC.
SUMMARY OF OPERATIONS
Years Ended December 31,

	2010	2009	2008	2007	2006

Interest income	$20,158,371	20,163,187	23,864,224	27,890,994	25,198,321
Interest expense	3,609,622	4,997,092	7,137,225	9,219,867	7,014,461

Net interest income	16,548,749	15,166,095	16,726,999	18,671,127	18,183,860

Provision for loan losses	1,027,127	780,890	563,178	560,590	318,120

Net interest income after provision for loan losses	15,521,622	14,385,205	16,163,821	18,110,537	17,865,740

Non-interest income	7,558,671	6,124,791	6,992,953	6,130,556	5,613,823

Non-interest expense	16,616,635	15,763,755	16,199,124	14,246,174	13,436,503

Income before income taxes	6,463,658	4,746,241	6,957,650	9,994,919	10,043,060

Income taxes	1,548,000	1,435,000	2,228,000	3,272,000	3,187,000

Net income	$4,915,658	3,311,241	4,729,650	6,722,919	6,856,060

Net income per common share	$3.70	2.49	3.56	5.05	5.15

Dividends per common share	$1.35	1.35	1.35	1.35	1.25

30

MERCHANTS & MARINE BANCORP, INC.
FINANCIAL HIGHLIGHTS

	IN THOUSANDS
	AS OF DECEMBER 31,
	2010	2009	2008	2007	2006

BALANCE SHEET:
Total assets end of year	$503,395	450,474	436,283	459,533	487,719
Loans, net	216,470	207,113	198,383	200,812	196,024
Securities	230,215	178,183	177,350	183,367	203,608
Deposits	428,201	382,868	367,245	383,423	426,071
Stockholders’ equity	52,351	50,985	49,061	48,441	42,980

INCOME STATEMENT:
Interest income	20,158	20,163	23,864	27,891	25,198
Interest expense	3,609	4,997	7,137	9,220	7,014
Net interest income	16,549	15,166	16,727	18,671	18,184

Provision for possible loan losses	1,027	781	563	561	318
Net interest income after provision for possible loan losses	15,522	14,385	16,164	18,110	17,866
Non-interest income	7,559	6,125	6,993	6,131	5,614
Non-interest expense	16,617	15,764	16,199	14,246	13,437

Net income	4,916	3,311	4,730	6,723	6,856
Cash dividends declared	1,796	1,796	1,796	1,796	1,663

PER SHARE DATA:
Net income	3.70	2.49	3.56	5.05	5.15
Cash dividends	1.35	1.35	1.35	1.35	1.25
Book value	39.34	38.32	36.88	36.41	32.31

RATIOS:
Return on average equity	9.44	6.67	9.44	14.73	16.60
Return on average assets	0.97	0.72	1.01	1.35	1.38
Capital to assets	10.40	11.32	11.25	10.47	8.81
Dividends declared as percentage of income	36.53	54.24	37.97	26.71	24.25

31

MERCHANTS & MARINE BANCORP, INC.
FINANCIAL STATEMENTS
Pascagoula, Mississippi
Years Ended December 31, 2010 and 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
Merchants & Marine Bancorp, Inc.
We have audited the accompanying consolidated balance sheets of Merchants & Marine Bancorp, Inc. (the “Bancorp”) and subsidiary as of December 31, 2010 and 2009, and the related statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2010. These financial statements are the responsibility of the Bancorp’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Merchants & Marine Bancorp, Inc. and subsidiary as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.
Pascagoula, Mississippi
February 14, 2011

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
December 31, 2010 and 2009

	2010	2009
ASSETS
Cash and due from banks	$20,010,142	14,451,113
Federal funds sold	3,147,000	16,450,000
Securities:
Available-for-sale at fair value	116,333,500	33,325,635
Held-to-maturity at amortized cost	112,981,596	143,957,199
Non-marketable equity securities	900,060	900,060
Loans	219,779,834	210,256,672
Less:
Allowance for loan losses	3,268,217	3,100,000
Unearned income	41,271	43,449

Loans, net	216,470,346	207,113,223
Property and equipment, net	15,727,476	16,778,718
Other real estate owned	2,275,723	2,194,611
Accrued income	2,401,057	2,499,639
Goodwill, net	880,398	880,398
Other assets	12,267,658	11,923,289

Total assets	$503,394,956	450,473,885

LIABILITIES
Deposits:
Non-interest bearing demand	$79,614,176	77,614,260
Interest bearing savings, demand and other time deposits	348,586,934	305,253,753

Total deposits	428,201,110	382,868,013
Securities sold under agreements to repurchase	13,729,528	8,433,632
Accrued expense and other liabilities	9,113,767	8,187,322

Total liabilities	451,044,405	399,488,967

STOCKHOLDERS’ EQUITY
Common stock — $2.50 par value per share, 1,330,560 shares authorized, 1,330,338 shares issued and outstanding	3,325,845	3,325,845
Surplus	14,500,000	14,500,000
Retained earnings	39,013,928	35,560,524
Accumulated other comprehensive income (loss)	(4,489,222)	(2,401,451)

Total stockholders’ equity	52,350,551	50,984,918

Total liabilities and stockholders’ equity	$503,394,956	450,473,885

See accompanying notes to financial statements.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2010, 2009 and 2008

	2010	2009	2008
Interest income
Interest and fees on loans	$14,030,856	14,100,737	14,722,605
Interest on investment securities:
Taxable	5,255,077	5,575,643	8,223,847
Exempt from federal and state income tax	718,925	431,597	293,049
Interest on federal funds sold	59,957	53,167	617,070
Other interest income	93,556	2,043	7,653

Total interest income	20,158,371	20,163,187	23,864,224

Interest expense
Interest on deposits	3,586,035	4,957,500	6,812,012
Interest on federal funds purchased and securities sold under agreements to repurchase	23,587	39,592	325,213

Total interest expense	3,609,622	4,997,092	7,137,225

Net interest income	16,548,749	15,166,095	16,726,999
Provision for loan losses	1,027,127	780,890	563,178

Net interest income after provision for loan losses	15,521,622	14,385,205	16,163,821

Non-interest income
Service charges on deposit accounts	4,452,383	4,155,103	4,331,617
Other service charges, commissions and fees	1,085,112	1,044,066	1,032,825
Gain on sale of other real estate owned	955,615	47,279	146,371
Gain on sale of securities	365,401	—	117,392
Other	700,160	925,622	1,511,119

Total non-interest income	7,558,671	6,172,070	7,139,324

Non-interest expense
Salaries and employee benefits	7,677,966	7,654,312	6,806,340
Occupancy expense	2,985,133	3,205,066	2,737,432
Services and fees expense	2,095,508	1,430,040	1,314,581
Other	3,858,028	3,521,616	5,487,142

Total non-interest expense	16,616,635	15,811,034	16,345,495

Income before income taxes	6,463,658	4,746,241	6,957,650
Income taxes	1,548,000	1,435,000	2,228,000

Net income	$4,915,658	3,311,241	4,729,650

Net income per common share	$3.70	2.49	3.56

See accompanying notes to financial statements.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
For the Years Ended December 31, 2010, 2009 and 2008

	2010	2009	2008

Net income	$4,915,658	3,311,241	4,729,650

Other comprehensive income, net of tax:
Unrealized gain (loss) on securities available-for-sale	(2,133,264)	(327)	185,862
Unrealized gain (loss) on pension plan assets	45,493	409,082	(2,499,326)

Comprehensive income	$2,827,887	3,719,996	2,416,186

See accompanying notes to financial statements.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2010, 2009 and 2008

					Accumulated
	Common Stock				Other
	Shares			Retained	Comprehensive
	Issued	Amount	Surplus	Earnings	Income (Loss)
Balance, January 1, 2008	1,330,338	$3,325,845	14,500,000	31,111,546	(496,742)

Net income	—	—	—	4,729,650	—
Cash dividends, $1.35 per share	—	—	—	(1,795,956)	—
Change in unrealized gain (loss) on securities available-for-sale, net of taxes of $95,747	—	—	—	—	185,862
Change in unrealized gain (loss) on pension plan, net of taxes of ($1,287,532)	—	—	—	—	(2,499,326)

Balance, December 31, 2008	1,330,338	3,325,845	14,500,000	34,045,240	(2,810,206)

Net income	—	—	—	3,311,241	—
Cash dividends, $1.35 per share	—	—	—	(1,795,957)	—
Change in unrealized gain (loss) on securities available-for-sale, net of taxes of ($168)	—	—	—	—	(327)
Change in unrealized gain (loss) on pension plan, net of taxes of $210,739	—	—	—	—	409,082

Balance, December 31, 2009, as originally reported	1,330,338	3,325,845	14,500,000	35,560,524	(2,401,451)
Prior period adjustment of $333,702 (see Note 17)	—	—	—	333,702	—

Balance, December 31, 2009, as restated	1,330,338	3,325,845	14,500,000	35,894,226	(2,401,451)

Net income	—	—	—	4,915,658	—
Cash dividends, $1.35 per share	—	—	—	(1,795,956)	—
Change in unrealized gain (loss) on securities available-for-sale, net of taxes of ($1,098,954)	—	—	—	—	(2,133,264)
Change in unrealized gain (loss) on pension plan, net of taxes of $23,435	—	—	—	—	45,493

Balance, December 31, 2010	1,330,338	$3,325,845	14,500,000	39,013,928	(4,489,222)

See accompanying notes to financial statements.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2010, 2009 and 2008

	2010	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,915,658	3,311,241	4,729,650
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,395,506	1,446,905	1,214,757
Provision for loan losses	1,027,127	780,890	561,127
Writedowns on real estate owned	—	80	55,947
(Accretion) amortization of securities premium/discount	122,445	2,053	69,178
(Gain) on sale of assets	(962,365)	(47,279)	(356,283)
(Gain) on sale of securities	(365,401)	—	(117,392)
Noncash charitable donation	—	—	310,000
Decrease in accrued income	98,582	586,894	235,989
Reinvested earnings on securities	—	—	(61,649)
Decrease in interest payable	(108,596)	(413,805)	(140,185)
Other, net	1,835,120	(2,479,986)	(344,723)

Net cash provided by operating activities	7,958,076	3,186,993	6,156,416

CASH FLOWS FROM INVESTING ACTIVITIES:
Net (increase) decrease in federal funds sold and securities purchased under agreements to resell	13,303,000	(5,411,000)	15,438,000
Proceeds from sales and maturities of securities available-for-sale	100,232,140	51,065,000	43,045,413
Purchases of securities available-for-sale	(186,093,370)	(54,156,709)	(33,919,423)
Proceeds from maturities of securities held-to-maturity	133,145,000	126,792,593	91,075,741
Purchases of securities held-to-maturity	(102,305,295)	(124,236,466)	(93,792,767)
Purchase of non-marketable equity securities	—	(300,000)	—
Net (increase) decrease in loans	(10,783,494)	(11,644,680)	1,983,719
Purchases of property and equipment	(113,037)	(475,507)	(4,168,409)
Proceeds from sale of assets	1,382,972	221,400	140,000

Net cash provided (used) by investing activities	(51,232,084)	(18,145,369)	19,802,274

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in deposits	45,333,097	15,622,900	(16,263,799)
Net increase (decrease) in federal funds purchased and securities sold under agreements to repurchase	5,295,896	(2,483,335)	(10,101,519)
Dividends paid	(1,795,956)	(1,795,957)	(1,795,956)

Net cash provided (used) by financing activities	48,833,037	11,343,608	(28,161,274)

Net increase (decrease) in cash and due from banks	5,559,029	(3,614,768)	(2,202,584)
Cash and due from banks, beginning	14,451,113	18,065,881	20,268,465

Cash and due from banks, ending	$20,010,142	14,451,113	18,065,881

See accompanying notes to financial statements.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2010, 2009 and 2008

	2010	2009	2008
Supplemental disclosures of cash flow information:

Cash paid during the year for:
Interest	$3,718,218	5,410,897	7,277,410

Income taxes	900,000	1,680,000	2,525,000
See accompanying notes to financial statements.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
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
Use of Estimates:
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
The determination of the allowance for loan losses is a material estimate that is particularly subject to significant change in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.
The Bancorp’s loans are generally secured by specific items of collateral including real property, consumer assets and business assets.
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
December 31, 2010, 2009 and 2008
NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Cash and Cash Equivalents:
For the purpose of presentation in the Consolidated Statements of Cash Flows, cash and cash equivalents include cash on hand and amounts due from banks.
Securities:
Securities have been classified into one of three categories: trading, held-to-maturity or available-for-sale. Management determines the appropriate classification of debt and equity securities at the time of purchase and re-evaluates this classification periodically. Trading account securities are held for resale in anticipation of short-term market movements. Debt securities are classified as held-to-maturity when management has the positive intent and ability to hold the securities to maturity. Securities not classified as held-to-maturity or trading are classified as available-for-sale. The Bancorp had no trading securities during the three-year period ended December 31, 2010. Held-to-maturity securities are stated at amortized cost. Debt and equity securities available-for-sale are stated at fair value, with unrealized gains and losses, net of income taxes, reported as a separate component of stockholders’ equity until realized.
The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity over the estimated life of the security. Amortization, accretion and accrued interest are included in interest on investment securities. Realized gains and losses and declines in fair value judged to be other-than-temporary are included in net security gains (losses). Gains and losses on the sale of securities available-for-sale are determined using the specific identification method.
The Bancorp also holds non-marketable securities. These securities are restricted and do not have readily determinable fair values. These securities are carried at their acquisition cost and are accounted for by the cost method.
Loans:
Loans are stated at the amount of unpaid principal. Interest on commercial and real estate mortgage loans is accrued and credited to income based on the principal amount outstanding. Income on installment loans is credited to income based on a method that approximates the interest method. The accrual of interest on loans is discontinued once the loan reaches 90 days past due. Upon such discontinuance, all unpaid accrued interest is reversed and payments subsequently received are applied first to principal. Interest income is recorded after principal has been satisfied and as payments are received. Loans are returned to accrual status when all the principal and interest contractually due are brought current and future amounts are reasonably assured.
A loan is considered impaired when, based on current information and events, it is probable that the Bancorp will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis,

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Loans (continued):
taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. A valuation allowance is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bancorp does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.
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
The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors.
Property and Equipment, Net:
Property and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed by the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the term of the lease or the asset’s useful life.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Other Real Estate Owned:
Real estate properties acquired through or in lieu of loan foreclosure are initially recorded at the lower of cost or fair value less estimated selling costs at the date of foreclosure. Fair value is based primarily on independent appraisals and other relevant factors. Any write-downs based on the asset’s fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, valuations are periodically performed by management and any subsequent write-downs are recorded as a charge to operations, if necessary, to reduce the carrying value of a property to the lower of its cost or fair value less cost to sell. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed and included in non-interest expense. The portion of interest costs relating to development of real estate is capitalized.
Goodwill:
Goodwill represents costs in excess of the fair value of net assets acquired in connection with purchase business combinations. The Bancorp tests its goodwill for impairment annually. If indicators of impairment were present in goodwill and undiscounted future cash flows were not expected to be sufficient to recover the asset’s carrying amount, an impairment loss would be charged to expense in the period identified. No impairment charges were recognized during the three years ended December 31, 2010.
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
Comprehensive Income:
Comprehensive income includes net income and other comprehensive income which, in the case of the Bancorp, includes unrealized gains and losses on securities available-for-sale and the gains or losses and prior service cost or credits that arise during the period related to the Bancorp’s defined benefit pension plan but are not recognized as components of net periodic benefit cost. All items of comprehensive income are stated net of tax.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
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

NOTE 2. SECURITIES
The amortized cost of securities and their estimated fair values are as follows (dollars in thousands):

	December 31, 2010				December 31, 2009
		Gross	Gross			Gross	Gross
	Amortized	Unrealized	Unrealized	Fair	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value
Available-for-sale:
US Government Agency Funds	$119,168	5	(2,956)	116,217	32,927	278	(27)	33,178
Equity securities	72	45	—	117	72	76	—	148

Total	$119,240	50	(2,956)	116,334	32,999	354	(27)	33,326

Held-to-maturity:
US Government Agency Funds	$83,157	1,219	—	84,376	123,670	1,043	(240)	124,473
State, county and municipal securities	29,825	587	(399)	30,013	20,287	630	(64)	20,853

Total	$112,982	1,806	(399)	114,389	143,957	1,673	(304)	145,326

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 2. SECURITIES (continued)
The amortized cost and estimated fair value of securities held-to-maturity and available-for-sale at December 31, 2010 by contractual maturity are as follows (dollars in thousands):

	Available-For-Sale		Held-To-Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
Amounts maturing in:
One year or less	$72	117	4,887	4,954
After one year through five years	5,000	5,001	63,248	64,536
After five years through ten years	114,168	111,216	36,795	37,317
Greater than ten years	—	—	8,052	7,582

	$119,240	116,334	112,982	114,389

Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.
Proceeds from sales of avaliable-for-sale securities were approximately $38,052,000 in 2010, including a realized gain of $365,401. There were no sales of securities in 2009 or 2008.
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
Securities with a carrying value of approximately $130,295,000 and $101,375,000, respectively, were pledged at December 31, 2010 and 2009 to secure certain deposits.
Information pertaining to securities with gross unrealized losses at December 31, 2010 and 2009 aggregated by investment category and length of time that individual securities have been in a continuous loss position follows (dollars in thousands):

	Less Than 12 Months		12 Months or Greater		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

December 31, 2010:
US Government Agency Funds	$101,212	(2,956)	—	—	101,212	(2,956)
State, county and municipal securities	9,786	(399)	—	—	9,786	(399)

Total	$110,998	(3,355)	—	—	110,998	(3,355)

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
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
At December 31, 2010, the 51 debt securities with unrealized losses have depreciated 2.93% from the Bancorp’s amortized cost basis. These securities are guaranteed by either the U.S. Government or other governments. These unrealized losses relate principally to current interest rates for similar types of securities and not credit quality. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred and the results of reviews of the issuer’s financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other-than-temporary.
The Bancorp also holds non-marketable equity securities. These securities are restricted and do not have readily determinable market values. These securities are carried at their acquisition cost and are accounted for by the cost method.
The acquisition cost of these non-marketable securities as of December 31, 2010 and 2009 are as follows:

	2010	2009

Beginning balance	$900,060	600,060
Purchases of non-marketable equity securities	—	300,000

Ending balance	$900,060	900,060

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 3. LOANS
Loans outstanding at December 31, 2010 and 2009, by major lending classification, were as follows (in thousands):

	2010	2009

Loans secured by real estate:
Construction	$28,111	26,933
Farmland	1,708	1,517
Revolving, open-end secured
by 1-4 family residential property	1,021	1,381
1-4 family residential properties	43,568	42,352
Multifamily (5 or more) residential properties	398	77
Nonfarm nonresidential properties	83,461	70,527
Commercial and industrial	27,210	26,743
Loans to individuals for household, family and other personal expenditures	29,544	35,535
Municipal and government	3,670	4,582
Other	1,089	610

	$219,780	210,257

Changes in the allowance for loan losses for the years ended December 31, 2010, 2009 and 2008 are as follows (in thousands):

	2010	2009	2008

Balance, January 1,	$3,100	3,100	3,100
Recoveries	646	337	264
Loans charged off	(1,505)	(1,118)	(827)
Provision for loan losses	1,027	781	563

Balance, December 31,	$3,268	3,100	3,100

The Bancorp’s lending activities are concentrated in Jackson and George Counties in Mississippi.
At December 31, 2010 and 2009, the carrying amounts of nonaccrual loans, which are considered for impairment analysis were $3,916,546 and $950,644, respectively. When a loan is deemed impaired, the full difference between the carrying amount of the loan and the most likely estimate of the asset’s fair value less cost to sell, is charged-off. At December 31, 2010 and 2009, specifically evaluated impaired loans totaled $5,788,306 and $3,992,386, respectively. The average carrying amounts of specifically evaluated impaired loans for 2010, 2009 and 2008 were $3,486,377, $2,188,012 and $2,271,027, respectively. The Bancorp had $1,677,759, $1,130,179 and $20,258 of specific allowance related to impaired loans at December 31, 2010, 2009 and 2008, respectively. The amount of interest that would have been recorded on nonaccrual loans had the loans not been classified as nonaccrual in 2010, 2009 and 2008, was $266,909, $826,345 and $741,495, respectively. No material interest income was recognized on impaired or nonaccrual loans for the years ended December 31, 2010, 2009 and 2008.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 3. LOANS (continued)
Transfers from loans to other real estate owned amounted to approximately $468,000, $2,135,000 and $141,500 for the years ended 2010, 2009 and 2008, respectively.
NOTE 4. PROPERTY AND EQUIPMENT, NET
Property and equipment as of December 31, 2010 and 2009 are stated at cost less accumulated depreciation as follows (in thousands):

	2010	2009

Land and buildings	$19,389	19,148
Furniture and equipment	5,179	5,104

	24,568	24,252
Accumulated depreciation	(8,841)	(7,474)

Net property and equipment	$15,727	16,778

Depreciation expense for the years ended December 31, 2010, 2009 and 2008 amounted to $1,395,506, $1,446,905 and $1,214,757, respectively.
NOTE 5. INCOME TAXES
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Bancorp’s deferred tax assets and liabilities as of December 31, 2010 and 2009 are as follows (in thousands):

	2010	2009
Deferred tax assets:
Provision for loan losses not currently deductible	$890	862
Write-down of other real estate not currently deductible	224	113
Deferred compensation	1,655	1,592
Loan origination costs not currently deductible	318	329
Accrued interest on non-accrual loans	91	281
Underfunded pension	835	649
Losses on defined benefit plan assets	1,325	1,348
Unrealized gains on securities available-for-sale	988	—

Gross deferred tax asset	6,326	5,174

Deferred tax liabilities:
Book basis of fixed assets greater than tax	(2,851)	(2,847)
Discount accretion	(10)	(16)
Unrealized gains on securities available-for-sale	—	(111)

Gross deferred tax liability	(2,861)	(2,974)

Net deferred tax asset	$3,465	2,200

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 5. INCOME TAXES (continued)
The Bancorp has evaluated the need for a valuation allowance and, based on the weight of the available evidence, has determined that it is more likely than not that all deferred tax assets will be realized.
Income taxes consisted of the following components for the years ended December 31, 2010, 2009 and 2008 (in thousands):

	2010	2009	2008

Currently payable	$1,946	1,519	2,334
Deferred	(398)	(84)	(106)

Total income taxes	$1,548	1,435	2,228

Income taxes amounted to less than the amounts computed by applying the U.S. Federal income tax rate of 34% to income before taxes. The reasons for the differences for the years ended December 31, 2010, 2009 and 2008 are as follows (in thousands):

	2010		2009		2008
	Amount	%	Amount	%	Amount	%
Taxes computed at statutory rate	$2,198	34.0	1,614	34.0	2,366	34.0
Increase (decrease) in taxes resulting from:
Tax exempt life insurance income (net of expense)	(151)	(2.3)	(61)	(1.3)	(61)	(0.9)
Tax exempt interest income	(300)	(4.6)	(141)	(3.0)	(99)	(1.4)
Tax credits available	(181)	(2.8)	—	—	—	—
Miscellaneous permanent differences	(18)	(0.3)	23	0.5	22	0.3

	$1,548	24.0	1,435	30.2	2,228	32.0

On January 1, 2008, the Bancorp adopted new accounting guidance that clarified the accounting for uncertain tax positions. The Bancorp determined that no adjustment was required to retained earnings due to the adoption of this new accounting guidance. There were no material uncertain tax positions at December 31, 2010. The Bancorp does not expect that unrecognized tax benefits will significantly increase or decrease within the next 12 months.
It is the Bancorp’s policy to recognize interest and penalties accrued relative to unrecognized tax benefits in income tax expense. As of December 31, 2010, no interest or penalties were accrued on the Bancorp’s Consolidated Balance Sheet.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 5. INCOME TAXES (continued)
The Bancorp and its subsidiary file consolidated income tax returns with federal and Mississippi taxing authorities. Its filed income tax returns are no longer subject to examination by taxing authorities for years prior to 2007.
NOTE 6. DEPOSITS
Deposit account balances at December 31, 2010 and 2009 are summarized as follows (in thousands):

	2010	2009
Non-interest bearing demand	$79,614	77,614
Interest bearing demand	190,373	155,140
Savings	44,056	44,007
Certificates of deposit	114,158	106,107

Total deposits	$428,201	382,868

Certificates by contractual maturity as of December 31, 2010 are as follows (in thousands):

2011	$84,865
2012	12,149
2013	2,803
2014	1,136
2015	8,156
Thereafter	5,049

$114,158

Certificates of deposit in excess of $100,000 aggregated approximately $56,773,000 and $54,494,000 at December 31, 2010 and 2009, respectively. Interest expense on these certificates amounted to approximately $971,000 and $1,576,000 for the years ended December 31, 2010 and 2009, respectively.
Overdrawn demand deposits reclassified as loans totaled approximately $532,000 and $599,000 at December 31, 2010 and 2009, respectively.
NOTE 7. LINES OF CREDIT
The Bancorp has established various lines of credit with financial institutions, allowing for maximum borrowings of $25,200,000 at rates determined by the lender when borrowed. At December 31, 2010 and 2009, the Bancorp had no outstanding balance on these lines of credit.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 8. EMPLOYEE BENEFIT PLANS
The Bancorp has a non-contributory pension plan covering all employees who qualify under length of service and other requirements. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service and average earnings for the five consecutive plan years which produce the highest average. Data relative to the pension plan as of December 31, 2010, 2009 and 2008 follows (in thousands):

	December 31,
	2010	2009	2008
Reconciliation of benefit obligation:
Projected benefit obligation at beginning of period	$10,660	9,662	8,865
Service cost	405	320	326
Interest cost	601	587	632
Actuarial (gain) loss	519	439	426
Distributions	(391)	(348)	(587)

Projected benefit obligation at end of period	11,794	10,660	9,662

Reconciliation of plan assets:
Fair value of plan assets at beginning of period	8,753	7,830	10,887
Actual return (loss) on plan assets	1,082	1,355	(2,369)
Benefit payments	(391)	(348)	(587)
Expenses	(107)	(84)	(101)

Fair value of plan assets at end of period	9,337	8,753	7,830

Funded status, included in other liabilities	$(2,457)	(1,907)	(1,832)

Amounts recognized in accumulated other comprehensive income (loss):
Net loss	$3,896	3,965	4,585

Net periodic pension expense:
Service cost	$406	320	279
Interest cost	601	587	542
Actual (gain) loss on plan assets	(660)	(549)	(747)
Amortization of (gain) loss	272	336	—

Net periodic pension cost	$619	694	74

The accumulated benefit obligation for the defined benefit plan was $11,072,217 and $9,749,511 at December 31, 2010 and 2009, respectively.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 8. EMPLOYEE BENEFIT PLANS (continued)

	2010	2009	2008
Rate assumptions:
Discount rate	5.19%	5.77%	6.23%
Long term rate of investment return	7.75%	7.75%	7.00%
Rate of compensation increase	4.00%	4.00%	4.00%
The investment portfolio objective is to seek a balance of investment risk and return by investing in fixed income and equities using tactical asset allocation. In addition, the portfolio seeks to meet current beneficiary liabilities while at the same time grow the principal of the portfolio through price appreciation, dividend income and interest income. The Bancorp’s Pension Plan Investment Committee, in establishing these objectives, acknowledges that any investment other than cash entails a risk of loss of principal value, but expects the evaluation of the risk to the potential return to be a significant factor in the selection of the investment assets. The Bancorp’s asset allocation targets are 30% fixed income and 70% equity, with no more than 15% of the total equity investment concentrated in international investments.
The fair values of the Bancorp’s pension plan assets at December 31, 2010 and 2009 by asset category are as follows:

	Total	Level 1	Level 2	Level 3
December 31, 2010:
Asset category:
Cash and cash equivalents	$161,320	161,320	—	—
Equity securities:
US Companies	3,709,080	3,550,897	158,183	—
International companies	110,115	110,115	—	—
Fixed income securities:
US Government securities	61,534	—	61,534	—
Corporate bonds	95,087	—	95,087	—
Mutual funds	5,200,324	5,200,324	—	—

Total pension plan assets	$9,337,460	9,022,656	314,804	—

	Total	Level 1	Level 2	Level 3
December 31, 2009:
Asset category:
Cash and cash equivalents	$105,660	105,660	—	—
Equity securities:
US Companies	3,290,409	3,170,649	119,760	—
International companies	136,833	136,833	—	—
Fixed income securities:
US Government securities	54,482	—	54,482	—
Corporate bonds	94,213	—	94,213	—
Mutual funds	5,071,667	5,071,667	—	—

Total pension plan assets	$8,753,264	8,484,809	268,455	—

On the basis of the actuarial valuation, it has been determined that a contribution in the amount of $558,330 is required for the plan year ending October 31, 2011.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 8. EMPLOYEE BENEFIT PLANS (continued)
The following benefit payments which reflect expected future service, as appropriate, are expected to be paid:

2011	$542,922
2012	570,542
2013	665,815
2014	686,022
2015	801,867
2016-2020	4,408,028
The Bancorp also has a 401(k) retirement plan which covers all employees who have completed one year of service of 1,000 hours or more and have attained the age of 21. The employees may voluntarily contribute up to 20% of their wages to the plan on a tax-deferred basis subject to IRS limitations. The Bancorp contributes a matching fifty percent (50%) of the first six percent (6%) of employee contributions. The Bancorp’s contributions to the plan was $126,699, $122,635 and $115,068 for the years ended December 31, 2010, 2009 and 2008, respectively.
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
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), and Tier I capital to adjusted total assets (as defined). Management believes, as of December 31, 2010, the Bank meets all the capital adequacy requirements to which it is subject.
As of December 31, 2010, the Bank was well capitalized under the regulatory framework for prompt corrective action according to the most recent notification from the FDIC. To remain categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank’s prompt corrective action category.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 9. REGULATORY CAPITAL (continued)
The Bank’s actual and required capital amounts and ratios as of December 31, 2010 and 2009 are as follows (in thousands):

					To be Well
					Capitalized Under the
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2010:
Total Capital (to Risk-weighted Assets)	$58,744	19.85%	23,669	8.00%	29,587	10.00%
Tier I Capital (to Risk-weighted Assets)	55,359	18.71%	11,835	4.00%	17,752	6.00%
Tier I Leverage Capital	55,359	11.06%	15,022	3.00%	25,036	5.00%

December 31, 2009:
Total Capital (to Risk-weighted Assets)	55,512	20.50%	21,659	8.00%	27,040	10.00%
Tier I Capital (to Risk-weighted Assets)	52,127	19.25%	10,830	4.00%	16,244	6.00%
Tier I Leverage Capital	52,127	11.51%	13,574	3.00%	22,624	5.00%
NOTE 10. RELATED PARTIES
The Bancorp has entered into transactions with its officers, directors, significant stockholders and their affiliates. Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. A summary of the 2010, 2009 and 2008 activity with respect to loans to and deposits from related parties follow (in thousands):

	2010	2009	2008
Loans:
Balance, January 1	$2,945	2,041	1,620
New loans	704	2,713	578
Payments	(958)	(1,809)	(157)

Balance, December 31	$2,691	2,945	2,041

Deposits:
Balance, January 1	$5,012	3,326	4,175
Net change	106	1,686	(849)

Balance, December 31	$5,118	5,012	3,326

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

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 10. RELATED PARTIES (continued)
During the years ended December 31, 2010, 2009 and 2008, the Bancorp paid $238,919, $244,215 and $243,689 in fees to a law firm of which one of the partners is a member of the Bancorp’s Board of Directors.
The Bancorp’s Chairman serves as the Bancorp’s nominee to Mississippi National Banker’s Bank headquartered in Jackson, Mississippi and serves on the Board of Mississippi National Banker’s Bank. The Mississippi National Banker’s Bank acts like a cooperative, providing banking services and products to community banks throughout the State of Mississippi. The Chairman has ownership of ten (10) shares of Mississippi National Banker’s Bank stock, which is required to serve on the Board of Directors. The shares are subject to an irrevocable option to purchase granted to the Bancorp, and upon his leaving the Board of Directors of the Mississippi National Banker’s Bank, the ten (10) shares would immediately be transferred to the Bancorp. The Bancorp, a founding member of Mississippi National Banker’s Bank, owns 2,505 shares of Mississippi National Banker’s Bank stock. During the years ended December 31, 2010, 2009 and 2008, the Bancorp paid $30,670, $30,969 and $19,346, respectively, in fees to Mississippi National Banker’s Bank for correspondent services.
In January 2005, the Bancorp entered into a consulting arrangement with one of its directors. A maximum of $47,100 in consulting fees (plus expenses) may be paid under the arrangement annually. This arrangement ended on December 31, 2008. The Bancorp incurred $47,662 under this consulting arrangement during the year ended December 31, 2008.
NOTE 11. FAIR VALUE
Assets and liabilities measured at fair value on a recurring basis are summarized below (dollars in thousands).

	Total	Level 1	Level 2	Level 3
Assets at December 31, 2010:
Securities available-for-sale:
U.S. Government Agency funds	$116,217	—	116,217	—
Equity securities	117	117	—	—
Assets at December 31, 2009:
Securities available-for-sale:
US Government Agency funds	$33,178	—	33,178	—
Equity securities	148	148	—	—
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

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 11. FAIR VALUE (continued)
The following represents assets and liabilities measured at fair value on a non-recurring basis as of December 31, 2010 and 2009.

	Total	Level 1	Level 2	Level 3
Assets at December 31, 2010:
Impaired loans	$4,110,547	—	—	4,110,547

Assets at December 31, 2009:
Impaired loans	$2,862,207	—	—	2,862,207
Impaired loans are loans for which it is probable the Bancorp will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Specific allowances for impaired loans are based on the fair value of the collateral.
Nonfinancial assets and liabilities measured at fair value on a recurring basis are summarized below:

	Total	Level 1	Level 2	Level 3
Assets at December 31, 2010:
Other real estate owned	$2,275,723	—	—	2,275,723

Assets at December 31, 2009:
Other real estate owned	$2,194,611	—	—	2,194,611
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
December 31, 2010, 2009 and 2008
NOTE 11. FAIR VALUE (continued)
Deposits:
The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase:
The carrying amount is a reasonable estimate of fair value.
The estimated fair values of the Bancorp’s financial instruments are as follows at December 31, 2010 and 2009 (in thousands):

	2010		2009
	Carrying	Fair	Carrying	Fair
	Amount	Value	Value	Value
Financial assets:
Cash and federal funds sold	$23,157	23,157	30,901	30,901
Securities:
Available-for-sale	116,334	116,334	33,326	33,326
Held-to-maturity	112,982	114,389	143,957	145,326
Non-marketable	900	900	900	900
Loans, net of allowance	216,470	—	207,113	206,563

Financial liabilities:
Deposits	428,201	—	382,868	382,586
Federal funds purchased and securities sold under agreements to repurchase	13,730	13,730	8,434	8,434
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
December 31, 2010, 2009 and 2008
NOTE 13. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (continued)
The Bancorp’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Bancorp uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments and may require collateral or other credit support for financial instruments with credit risk. These obligations are summarized below as of December 31, 2010 and 2009 (in thousands):

	2010	2009

Commitments to extend credit	$30,164	27,516

Standby letters of credit	858	257
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
The Bancorp had due from bank balances in excess of the $250,000 federal insurance limit with the following banks as of December 31, 2010 (in thousands):

Mississippi National Banker’s Bank	$108
NOTE 14. COMMITMENTS AND CONTINGENCIES
The Bancorp is a defendant in legal actions arising from its normal business activities. Management, on advice from counsel, believes that those actions are without merit or that the ultimate liability resulting from them, if any, will not materially affect the Bancorp’s financial position.
The Bancorp acquires space for several of its ATMs under operating leases that are currently under month-to-month terms. In the past, the Bancorp has also leased buildings and land under operating leases. Lease expense under operating leases was approximately $24,000, $24,000 and $56,000 during the years ended December 31, 2010, 2009 and 2008, respectively.
Because the Bancorp’s operating leases are presently under month-to-month terms, there are no future minimum payments required under non-cancelable leases, as of December 31, 2010.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 15. RECLASSIFICATION
Certain reclassifications were made to prior year financial statements in order to conform to the 2010 financial statements presentation.
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
NOTE 17. PRIOR PERIOD ADJUSTMENT
The Bancorp recorded certain corrections of errors in the current year, as follows:

Retained earnings at December 31, 2009, as originally presented	$35,560,524

To correct valuation of other real estate owned	109,225

To correct valuation of bank property	224,477

Total prior period adjustment	333,702

Retained earnings at December 31, 2009, as restated	$35,894,226

NOTE 18. SUBSEQUENT EVENTS
The Bancorp has evaluated subsequent events through February 14, 2011, the date of issuance of the financial statements. No material subsequent events have occurred since December 31, 2010 that required recognition or disclosure in the financial statements.

28