Form 10-K, Exhibit 13
period 2011-12-31
Merchants & Marine Bancorp, Inc.
filed 2012-03-27
CIK 1432405

Exhibit 13

SELECTED PORTIONS OF THE ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-looking Statements

This Annual Report contains certain forward-looking statements (any statement other than those made solely with respect to historical fact) based upon management’s beliefs as well as assumptions made by and data currently available to management. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Merchants & Marine Bancorp, Inc. (the “Company”) undertakes no obligation to publicly release any modification or revisions to these forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions investors that future financial and operating results may differ materially from those projected in forward-looking statements made by, or on behalf of, the Company. The words “expect,” “intend,” “should,” “may,” “could,” “believe,” “suspect,” “anticipate,” “seek,” “plan,” “estimate” and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical fact may also be considered forward-looking. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially include those described in “Item 1A.-Risk Factors” of the Company’s Annual Report on Form 10-K and, without limitation, (i) the Company’s ability to effectively execute its business plans; (ii) greater than anticipated deterioration or lack of sustained growth in the national or local economies; (iii) rapid fluctuations or unanticipated changes in interest rates; (iv) continuation of the historically low short-term interest rate environment; (v) increased competition with other financial institutions in the markets that the Company serves; (vi) continuing consolidation in the financial services industry; (vii) losses, customer bankruptcies, claims and assessments; (viii) changes in state and federal legislation, regulations or policies applicable to banks or other financial service providers, including regulatory or legislative developments arising out of current unsettled conditions in the economy, including implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act; (ix) the effects of weather and natural disasters such as hurricanes; and (x) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (“FASB”) or other regulatory agencies.

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

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Executive Summary

The Company is a one bank holding company which acquired 100% of the Bank’s common stock on April 24, 2008 and is the successor issuer to the Bank pursuant to Rule 12g-3(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Bank, a state-chartered institution since 1932, is a full service, federally insured bank serving Jackson and George Counties, Mississippi and DeKalb and Baldwin Counties, Alabama. The main office of the Bank is located in Pascagoula. Branch offices in Mississippi are located in Moss Point, Gautier, Escatawpa, Ocean Springs, Wade, Hurley, St. Martin and Lucedale. There are also branches in Gulf Shores and Crossville, Alabama. The Bank offers commercial and individual financial services consisting of business and personal checking accounts, certificates of deposit, various forms of real estate, commercial and industrial and personal consumer financing. U.S. Banker magazine has ranked the Bank as one of the Top 200 Community Banks in the nation and Bauer Financial, Inc. has given the Bank a 5-Star rating for the 73rd consecutive quarter indicating that the Bank is one of the strongest banks in the nation. The Company is subject to regulation, supervision and examination by the Mississippi Department of Banking and Consumer Finance, the SEC, the Federal Reserve and the FDIC. At December 31, 2011, the Company’s assets totaled $555 million and it employed 144 persons on a full-time equivalent basis.

Hurricane Katrina hit the Mississippi Gulf Coast on August 29, 2005. Katrina’s wide spread devastation will be felt for years to come. Some of the challenges still facing our service area include insurance availability and settlements, housing, building code changes, flood elevation revisions, population shifts and business and staffing needs.

Acquisition

On December 9, 2011, the Bank, acquired substantially all of the assets and certain liabilities of Heritage First Bank pursuant to a purchase and assumption agreement with Heritage First Bank, an Alabama state banking corporation and Heritage First Bankshares, Inc., a Georgia corporation, dated as of August 3, 2011. Heritage First Bank had total assets of approximately $52 million (including goodwill) and operated two branches in Alabama at the time of the acquisition. See Notes to Consolidated Financial Statements—Note 16. Acquisition of Assets.

Earnings Highlights

The Company’s net income for 2011 was $4,131,000, a decrease of 16.0% from $4,916,000 for the year 2010 and an increase of 24.8% when compared to 2009 year-end results. The decrease in net income is primarily due to an increase in the provision for loan losses and acquisition costs incurred in acquiring two branches in Alabama. The following discussions, tables and the accompanying financial statements presented outline the change in earnings from 2011 to 2010 to 2009. Return on average assets for 2011 was 0.76% compared to 1.00% for 2010 and 0.73% for 2009. Return on average equity was 7.7%, 9.4% and 6.7% in 2011, 2010 and 2009, respectively. Earnings per share were $3.11, $3.70 and $2.49 in 2011, 2010 and 2009, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Earning Assets

A detailed comparison of the Company’s average earning assets and non-earning assets for 2011, 2010 and 2009 is presented in Table 1 of this report. The Company’s earning assets include loans, investments, and federal funds sold. Average earning assets for 2011 totaled $495,833,000, an increase of 9.5%, compared to $453,000,000 for 2010 and $407,522,000 for 2009, an increase of 11.2% in 2010 and a decrease of 1.3% in 2009, respectively. Average net loans increased by $3,979,000 or 1.8% in 2011, $6,200,000 or 3.0% in 2010 and $9,689,000 or 4.9% in 2009. Average securities increased by $33,970,000 or 16.6% in 2011 and $36,507,000 or 21.8% in 2010 compared to a decrease of $19,509,000 or 10.4% in 2009. Average federal funds sold decreased by $8,147,000 or 98.8% at year-end 2011 and $22,514,000 or 73.2% at year-end 2010, compared to an increase of $4,510,000 or 17.2% at year-end 2009. The decreases in 2011 and 2010 are due to the Company’s excess funds being placed in an account at the Federal Reserve Bank. This account had an average balance of $38,316,000 in 2011 and $25,285,000 in 2010.

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

A bank’s net interest margin is a prime indicator of its profitability. The net interest margin reflects the spread between interest earning asset yields and interest bearing liability costs and the percentage of interest earning assets funded by interest bearing liabilities. The net margin, on a tax equivalent basis, was 3.5%, 3.6% and 3.7%, at year-end 2011, 2010 and 2009, respectively. Tax equivalent net interest income increased by 7.6% at year-end 2011 and 8.3% at year-end 2010 and decreased by 9.1% at year-end 2009.

Average net loans increased by $3,979,000 or 1.8% and loan interest income decreased by $348,000 or 2.5% at year-end 2011. Average net loans increased by $6,200,000 or 3.0% and loan interest income decreased $70,000 or 0.5% at year-end 2010. Average net loans increased by $9,689,000 or 4.9% and loan interest income decreased $622,000 or 4.2% at year-end 2009. The decrease in loan income in 2009 through 2011 is a result of lower yields. Yields on taxable securities decreased as market rates were lower in 2009 through 2011. The average volume of all securities increased by 16.6% in 2011 and 21.8% in 2010, compared to a decrease of 10.4% in 2009, and total securities income increased by $786,000 or 13.2% due to increased volumes in 2011, compared to a decrease of $63,000 or 1.0% due to decreased rates in 2010. The increase in securities volume in 2011 is a result of an increase in deposits. The average balance of federal funds sold decreased by $8,147,000 or 98.8% for 2011 and $22,514,000 or 73.2% for 2010 when compared to 2009. Yields on these funds decreased 18 basis points from year-end 2010 to 2011, resulting in income from these funds decreasing by 97.8%.

Total average deposits increased by $37,547,000 or 8.8% in 2011 and $45,830,000 or 11.6% in 2010, compared to a decrease of $13,489,000 or 3.3% in 2009. The reason for the large increase in deposits in 2011 was due to the acquisition of two branches in Alabama. A major reason for the large increase in deposits in 2010 was the addition of a new public fund customer. Total average interest bearing liabilities increased by 9.7% in 2011 and 42.0% in 2010 compared to a decrease of 14.9%, in 2009. Rates paid on these funds decreased by 23, 95 and 42 basis points in 2011, 2010 and 2009, respectively. The decrease in rates paid resulted in decreases in interest expense of 15.7%, 27.8% and 30.0% in 2011, 2010 and 2009, respectively. Average interest bearing checking, MMF, and savings accounts average balances increased by 13.6% and 74.8% in 2011 and 2010 and decreased by 21.2% in 2009. Interest expense on these deposits decreased 13.5%, 14.2% and 30.6% in 2011, 2010 and 2009, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Rates paid on these funds decreased 16 basis points in 2011 and 72 basis points in 2010. Average time deposit balances decreased by 0.1% in 2011 compared to an increase of 3.6% in 2010 and a decrease of 0.9% in 2009, respectively. The average rate paid on these funds was 1.4% in 2011, 1.8% in 2010 and 2.9% in 2009. Interest expense on time deposits decreased 17.9% in 2011, 36.3% in 2010 and 24.9% in 2009. The decreases in 2011, 2010 and 2009 were due to decreased rates. Average federal funds purchased and securities sold under agreements to repurchase increased in 2011 by 21.9% and in 2010 by 0.1% compared to a decrease in 2009 of 35.2%. Rates on these funds decreased 2, 13 and 140 basis points in 2011, 2010 and 2009, respectively. Interest expense on these funds increased by 8.3% in 2011 due to higher volumes and decreased by 40.0% in 2010 and 87.7% in 2009, due to lower volumes and rates paid. Tables 1 and 2 provide more information on the Company’s net interest income and rate and volume variances.

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

The Company uses an earnings forecast model that simulates multiple interest rate scenarios and the effects on the Company’s net margin, in addition to using traditional gap tables. The model analyzes the earnings risk by revealing the probability of reaching future income levels based on balance sheet changes caused by interest rate fluctuations. The model and traditional gap analysis indicate the Company is liability sensitive, which means that in a rising rate environment, the Company’s net interest margin should decrease. See Table 14 for a detailed analysis of the Company’s interest rate sensitivity.

The Company’s operations are not ordinarily impacted by inflationary factors. However, because the Company’s assets are largely monetary in nature, its operations are subject to changes in interest rates.

Loans

One of the largest components of the Company’s earning assets is its loan portfolio. Loans are the highest yielding asset category and also contain the largest amount of risk. Meeting the credit needs of Jackson, George, Baldwin and DeKalb Counties, with special emphasis on consumer and small business loans, continues to be the primary goal of the Company.

Average loans, net of unearned income, as a percentage of average earning assets, was 44.2%, 47.5% and 51.2%, for the years 2011, 2010 and 2009, respectively. The average loan to deposit ratio was 47.5% at year-end 2011, 48.9% at year-end 2010 and 52.9% at year-end 2009. Average net loans increased by $3,979,000 or 1.8% in 2011, $6,200,000 or 3.0% in 2010 and $9,689,000 or 4.9% in 2009.

Loan growth in the real estate portfolio resulted in an increase in loans secured by real estate from $142,787,000 at year-end 2009, to $159,589,000 at year-end 2010, to $176,755,000 at year-end 2011. Commercial and industrial loans and loans to municipal and local governments totaled $28,755,000, $30,880,000 and $31,325,000 at year-end 2011, 2010 and 2009, respectively. Consumer loans increased to $31,154,000 in 2011 compared to $28,222,000 and $35,535,000 in 2010 and 2009, respectively. Other loans increased to $1,343,000 in 2011 and $1,069,000 in 2010 compared to $599,000 in 2009. See Table 6 of this report for comparison of the loan portfolio composition.

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

The allowance to total loans was 1.6% at year-end 2011, 1.5% at year-end 2010 and 1.5% at year-end 2009.

The Company immediately charges off any loan when it is determined to be uncollectible. However, experience shows that certain losses exist in the portfolio that have not been identified. The allowance is allocated to absorb losses on all loans and is not restricted to any one group of loans. Company management has determined that the balance of the ALL is adequate to cover potential future losses. The provision for loan losses totaled $2,455,000 for year-end 2011, $1,027,000 for year-end 2010 and $781,000 for year-end 2009. The provision increased during 2011 and 2010 due to sustained weakness in business and economic conditions and its effect on our commercial and consumer customers. Net charge offs for 2011 totaled $1,978,000. The provision also increased due to the loans acquired from Heritage First Bank on December 9, 2011. See Tables 8 and 9 for a detailed analysis of the Company’s allowance for loan losses.

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

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The unallocated amount is particularly subjective and does not lend itself to exact mathematical calculation. The Company uses the unallocated amount to absorb inherent losses which may exist as of the balance sheet date for such matters as changes in the local or national economy, the depth of experience in the lending staff, any concentrations of credit in any particular industry group, and new banking laws or regulations. After assessing applicable factors, management evaluates the aggregate unallocated amount based on its experience.

The resulting ALL balance is then tested by comparing the balance in the allowance account to historical trends and peer information. Management then evaluates the result of the procedures performed, including the testing results, and concludes on the appropriateness of the balance of the ALL in its entirety. The Company’s audit committee of its board of directors reviews the assessment prior to the filing of quarterly financial information.

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

Total non-performing assets at year-end 2011 were $8,745,000 and at year-end 2010 were $6,382,000, compared to $3,146,000 at year-end 2009. Non-performing assets, as a percentage of total loans, were 3.7% at year-end 2011, 2.9% at year-end 2010 and 1.5% at year-end 2009. Non-accrual loans and accruing loans over 90 days past due were $3,130,000 or 1.3%, $4,106,000 or 1.9% and, $951,000 or 0.5%, of total loans at year-end 2011, 2010 and 2009, respectively. Other real estate totaled $5,615,000 or 2.6% at year-end 2011, $2,276,000 or 1.0% at year-end 2010 and $2,195,000 or 1.0% of total loans at year-end 2009. The increase in nonperforming assets is due to the weakened economy. Approximately $1.8 million of the $3.3 million increase in other real estate owned is due to the acquisition of two branches from Heritage First Bank. See Table 10 for additional information concerning the Company’s non-performing assets.

Securities Available for Sale and Investment Securities

The Company’s securities portfolio is another large component of the Company’s earning assets and had book values totaling $205,787,000, $230,216,000 and $178,184,000 for the years ending 2011, 2010 and 2009, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The securities portfolio is divided into two classifications, available for sale and held to maturity. The available for sale portion contains all securities which management believes could be subject to sale prior to their stated maturity. This category allows Company management to meet liquidity needs, as well as affording the Company the opportunity to take advantage of market shifts or anticipated changes in interest rates, yield curve changes and inter-market spread relationships. This portion of the portfolio is also used to help manage the Company’s interest rate and credit risks in the overall balance sheet. In accordance with Accounting Standards Codification Topic 320, Investments in Debt and Equity Securities, securities in the available for sale category are accounted for at fair market value with unrealized gains or losses excluded from earnings and reported as a separate component of stockholder’s equity until realized. Unrealized gains, net of taxes, of $10,000 and losses, net of taxes, of $1,918,000 and $215,000 were included in stockholder’s equity at year-end 2011, 2010 and 2009, respectively. The held to maturity portion of the portfolio contains debt securities which the Company intends to hold until their contractual maturity date. These securities provide the Company with a long term, relatively stable source of income with minimal credit risk. The securities in this category are carried at their amortized costs. A portion of the Company’s investment portfolio is pledged as collateral against public deposits and securities sold under agreements to repurchase.

Yields on taxable securities decreased as market rates were lower in 2011, 2010 and 2009. Yields on tax-exempt securities increased 3 basis points in 2011 and decreased by 4 basis points in 2010 as maturing securities were reinvested in lower rate securities. The average volume of all securities increased by $33,970,000 or 16.6% in 2011, $36,507,000 or 21.8% in 2010 and decreased by 10.4% in 2009 when compared to 2008. Total securities income increased by $786,000 or 13.2% in 2011 and decreased $63,000 or 1.0% due to decreased rates in 2010. The increase in securities volume was a result of an increase in total deposits for 2011 and 2010. The average balance of federal funds sold decreased by $88,000 or 1.1% for 2011, $22,514,000 or 73.2% for 2010, compared to an increase of $4,510,000 or 17.2% for 2009 when compared to 2008. The decreases in 2011 and 2010 are attributable to reinvesting a large portion of excess funds into a Federal Reserve Excess Balance account. Yields on these funds increased 18 basis points from year-end 2011 to 2010 and decreased 6 basis points from year-end 2010 to 2009. See Tables 4 and 5 for more information about the Company’s securities portfolio composition yields and maturity distributions.

Deposits

The Company’s primary funding source for loans and investments is its deposit base. Deposits consist of checking, savings and certificates of deposit. The Company’s ability to maintain a strong deposit base is of utmost importance in the growth and profitability of the Company. Managing the deposit mix and pricing is designed to be flexible, so that changes in interest rate movements and liquidity needs do not conflict or have an adverse effect on the Company’s balance sheet. The Company relies on local consumer, retail, corporate and governmental agencies for its deposit base. Average total deposits increased by $37,547,000 or 8.8% in 2011, $45,830,000 or 11.6% in 2010, compared to a decrease of $13,489,000 or 3.3% in 2009. The increase in average deposits for 2011 is due to the acquisition of two branches in Alabama and the increase in 2010 is due to the addition of a public fund deposit customer. See Tables 11 and 12 for more information about the Company’s deposits and maturity distribution.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Liquidity

Liquidity for a financial institution can be expressed in terms of maintaining sufficient funds available to meet both expected and unanticipated obligations in a cost-effective manner. The Company closely monitors its liquidity position to ensure it has ample funds available to meet its obligations. The Company relies on maturing loans and investments, federal funds and its core deposit base to fund its day-to-day liquidity needs. By monitoring asset and liability maturities and the levels of cash on hand, the Company is able to meet expected demands for cash. The Company also has access to federal funds at correspondent banks and to an inventory of readily marketable government securities to meet unexpected cash needs. Average federal funds purchases and securities sold under agreement to repurchase represented 3.1%, 2.8% and 3.2% of total average deposits for the years 2011, 2010 and 2009, respectively. See Table 13 for more information concerning the Company’s short-term borrowings.

Off Balance Sheet Arrangements

As of December 31, 2011, the Company had unfunded loan commitments outstanding of $33,257,000 and outstanding standby letters of credit of $733,000. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements. If needed to fund these outstanding commitments, the Company has the ability to liquidate federal funds sold or securities available-for-sale or on a short-term basis to borrow and purchase federal funds from other financial institutions. The Company historically has been a net seller of federal funds. A detailed statement of cash flows can be found in the accompanying notes to the financial statements.

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

The Company also has a defined benefit plan for substantially all of its employees, as well as former employees, who have retired from the Company; consequently, the Company is contractually obligated to pay these benefits to its retired employees. As of December 31, 2011, the plan was underfunded by $5,374,000, compared to an unfunded amount of $2,457,000 and $1,907,000 at year-end 2010 and 2009. The underfunded status is the result of poor market conditions and the performance of the plan’s investment assets. Management is monitoring the funded status of its defined benefit plan closely and will contribute additional funding to the plan in 2012. See Notes to Consolidated Financial Statements—Note 8. Employee Benefit Plans.

Risk-Based Capital/Stockholders’ Equity

The Company has always placed a great emphasis on maintaining its strong capital base. The Company’s management and Board of Directors continually evaluate business decisions that may have an impact on the level of stockholders’ equity. It is their goal that the Company maintains a “well-capitalized” equity position. Based on the capital levels defined by regulators as part of the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991, a “well-capitalized” institution is one that has at least a 10% total risk-based capital ratio, a 6% Tier 1 risk-based capital ratio, and a 5% leverage ratio. The Company’s solid capital base is reflected in its regulatory capital ratios. The risk-based capital ratio was 17.6%, 19.7% and 20.1% at year-end 2011, 2010 and 2009, respectively. The Tier 1 total risk-based capital was 16.5% at year-end 2011, 18.6% at year-end 2010 and 19.1% at year-end 2009. The leverage ratio was 10.2%, 11.1% and 11.5% at year-end 2011, 2010 and 2009, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company’s capital ratios surpass the minimum requirements of 8.0% for the total risk-based capital ratio, 4.0% for Tier 1 risk-based capital ratio and 3.0% for the leverage ratio. Stockholders’ equity to total assets at year-end 2011, 2010 and 2009 was 9.8%, 10.4% and 11.3%, respectively.

Non-Interest Income

Non-interest income includes service charges on deposit accounts, safe-deposit box rent, check cashing fees, data processing income, commissions and charges, and other fees. Service charges on deposit accounts income increased by 3.1% in 2011, compared to a decrease of 7.2% in 2010 and an increase of 4.1% in 2009. The increase in 2011 is due to an increase in the amount of non-sufficient fund charge income recognized in 2011, compared to 2010. Other service charges, commissions, fees, and non-interest income increased by 20.3%, 3.9% and 1.1%, in 2011, 2010 and 2009, respectively. The increase in 2011 is due to an increase in ATM interchange fee income received. Non-interest income includes gains recognized on three sales of real estate owned during 2010 in the amount of $955,615.

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

Salary and employee benefits expense decreased 2.9% during 2011 compared to increases of 0.3% and 12.5% in the years 2010 and 2009, respectively. The increase in 2009 is attributed to increases in employee raises and an increase in the defined benefit pension plan expense. Occupancy and equipment expense decreased by 2.7% and 6.9% in 2011 and 2010 compared to an increase of $468,000 or 17.1% in 2009. The decrease in 2010 is due to a reduction in the amount of property taxes paid for 2010. The increase in 2009 is primarily a result of increases in property taxes, insurance, and depreciation of two new branch offices. Other expenses increased by 13.3% and 20.2% in 2011 and 2010, compared to a decrease of 26.3% in 2009. The increase in 2011 was due to the costs incurred in acquiring the two Alabama branches. The increase in 2010 was due to an increase in FDIC insurance assessments and a change in the computation of director’s deferred compensation. Total non-interest expense increased 0.8% in 2011 and 5.1% in 2010, compared a decrease of 3.3% in 2009.

Income Taxes

Income tax expense totaled $1,389,000, $1,548,000 and $1,435,000, for the years 2011, 2010 and 2009, respectively. The Company’s effective tax rate was 25.2% in 2011, 23.9% in 2010 and 30.2% in 2009.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

TABLE 1

COMPARATIVE AVERAGE BALANCES—YIELDS AND RATES

(Dollars in Thousands)

The following table shows the major categories of interest-earning assets and interest-bearing liabilities with their corresponding average daily balances, related interest income or expense and the resulting yield or rate for the three years ended December 31, 2011, 2010 and 2009:

	****	****	****	****	****	****	****	****	****
	2011			2010			2009
Assets	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate

Interest-earning assets:
Loans, net of unearned income	$219,107	$13,683	6.24%	$215,128	$14,031	6.52%	$208,928	$14,101	6.75%
Securities held to maturity:
Taxable	63,050	1,443	2.29%	122,745	3,642	2.97%	104,730	4,212	4.02%
Exempt from Federal income tax	36,888	1,156	3.13%	23,201	719	3.10%	13,747	432	3.14%
Securities available for sale:
Taxable	138,375	4,162	3.01%	58,397	1,614	2.76%	49,359	1,394	2.82%
Other interest earning assets	38,316	100	0.26%	25,285	51	0.20%	—	—	0.00%
Federal funds sold and securities purchased under agreements to resell	97	0	0.29%	8,244	9	0.11%	30,758	53	0.17%

Total interest-earning assets	$495,833	20,544	4.14%	$453,000	20,066	4.43%	$407,522	20,192	4.95%
Non interest-earning assets:
Cash and due from banks	17,536			17,038			16,673
Bank premises and equipment	15,523			16,228			17,423
Other assets	19,179			18,425	48,231		14,807	—
Allowance for possible loan losses	(3,175)			(3,091)			(3,056)

Total assets	$544,896			$501,600			$453,369

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

TABLE 1 (continued)

COMPARATIVE AVERAGE BALANCES—YIELDS AND RATES (continued)

(Dollars in Thousands)

	Sept	Sept	Sept	Sept	Sept	Sept	Sept	Sept	Sept
	2011			2010			2009
Liabilities	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate

Interest-bearing liabilities:
INT DDA’s, MMF & Savings	$276,973	1,444	0.52%	$243,902	1,670	0.68%	$139,557	1,947	1.40%
Time Deposits	109,350	1,573	1.44%	109,505	1,916	1.75%	105,666	3,010	2.85%
Federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings	14,841	26	0.18%	12,171	24	0.20%	12,153	40	0.33%

Total interest-bearing liabilities	$401,164	3,043	0.76%	$365,578	3,610	0.99%	$257,376	4,997	1.94%

Noninterest-bearing liabilities:
Deposits	79,555			74,924			137,296
Other liabilities	9,828			8,990			9,028

Total liabilities	490,547			449,492			403,700
Stockholder’s equity	54,349			52,108			49,669

Total liabilities and stockholders’ equity	$544,896			$501,600			$453,369

Net interest income/margin-tax equivalent		$17,501	3.53%		$16,456	3.63%		$15,195	3.73%

Tax equivalent adjustment:
Loans		111			148			185
Investment securities		1,027			719			432
Securities available for sale		—			—			—
Other

Total tax equivalent adjustment		1,138			867			617

Net interest income		$18,639			$17,323			$15,812

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

TABLE 2

TAXABLE EQUIVALENT RATE/VOLUME VARIANCE ANALYSIS

(Dollars In Thousands)

The following table sets forth, for the periods indicated, a summary of the changes in interest income and interest expense resulting from changes in volume and changes in rates.

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Year ended December, 2011
	2011 Compared to 2010 Increase(Decrease) Due To			2010 Compared to 2009 Increase(Decrease) Due To
	Volume	Rate	Net	Volume	Rate	Net

Interest income on:
Loans	$3,979	$(348)	$3,631	$6,200	$(70)	$6,130
Investment securities:
Taxable	(59,695)	(2,199)	(61,894)	18,015	(570)	17,445
Exempt from Federal income tax	13,687	437	14,124	9,454	287	9,741
Securities available for sale:
Taxable	79,978	2,548	82,526	9,038	220	9,258
Other interest earning assets	13,031	49		25,285	51	—
Federal funds sold and securities purchased under agreements to resell	(8,147)	(9)	(8,156)	(22,514)	(44)	(22,558)

Total	$42,833	$478	$30,231	$45,478	$(126)	$20,016

Interest expense on:
Int DDA’s & Savings deposits	$33,071	$(226)	$32,845	$104,345	$(277)	$104,068
Time deposits	(155)	(343)	(498)	3,839	(1,094)	2,745
Federal funds purchased, and securities sold under agreements to repurchase	2,670	2	2,672	18	(16)	2

Total	$35,586	$(567)	$35,019	$108,202	$(1,387)	$106,815

Changes in net interest income-tax equivalent	$7,247	$1,045	$(4,788)	$(62,724)	$1,261	$(86,799)

The increase(decrease) due to changes in average balances reflected in the above table was calculated by applying the preceding year’s rate to the current year’s change in the average balance. The increase (decrease) due to changes in average rates was calculated by applying the current year’s change in the average rates to the current year's average balance. Using this method of calculating increases(decreases), any increase or decrease due to both changes in average balances and rates is reflected in the changes attributable to average rate changes.

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

	September 30,	September 30,	September 30,
	DECEMBER 31,
	2011	2010	2009

Securities available for sale
U. S. Treasury and other U. S. Government agencies	$108,449	$116,217	$33,178
Obligations of states and political subdivisions	587	—	—
Mortgage-backed securities	2,548	—	—
Other securities	171	117	148

Total securities available for sale	$111,755	$116,334	$33,326

Investment securities
U. S. Treasury and other U. S. Government agencies	$42,505	$83,157	$123,670
Obligations of states and political subdivisions	50,627	29,825	20,288
Mortgage-backed securities	—	—	—
Other securities	900	900	900

Total investment securities	94,032	113,882	144,858

Total securities available for sale and investment securities	$205,787	$230,216	$178,184

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

TABLE 4

MATURITY DISTRIBUTION AND YIELDS OF SECURITIES AVAILABLE FOR SALE AND INVESTMENT SECURITIES

(Dollars in Thousands)

The following table shows the maturities and weighted average yields of the Company's securities available for sale and investment securities at December 31, 2011:

	Maturing
	Within 1 Year		After 1 Yr But Within 5 Yrs		After 5 Yrs But Within 10 Yrs		After 10 Yrs.
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Carrying Amount

Securities available for sale
U.S. Treasury and other U.S. Government agencies	$176	0.15%	$—	0.00%	$108,273	2.58%	$—	0.00%	$108,449
Obligations of states and political subdivisions	$—	0.00%	$250	3.24%	$233	2.49%	$104	0.28%	$587
Mortgage-backed securities	$23	1.45%	$1,673	1.81%	$852	2.43%	$—	$—	$2,548
Other securities	$171	0.71%

Total securities available for sale	$370	0.80%	$1,923	2.23%	$109,358	2.59%	$104	0.28%	$111,755

Investment securities
U.S. Treasury and other U.S. Government agencies	$1,000	1.80%	$31,505	2.03%	$10,000	2.20%	$—	0.00%	$42,505
Obligations of states and political subdivisions	1,674	4.69%	15,105	4.02%	14,892	4.39%	18,956	5.17%	50,627
Other securities	900								900

Total investment securities	$3,574	3.50%	$46,610	3.22%	$24,892	3.45%	$18,956	4.92%	$94,032

Total securities available for sale and investment securities	$3,944	3.50%	$48,533	3.22%	$134,250	3.45%	$18,956	4.92%	$205,787

At December 31, 2011, the Company held investment securities issued by the State of Mississippi with an aggregate carrying amount of $30.1 million and a market value of $32.5 million. The yield on obligations of states and political subdivisions has been calculated on a fully tax equivalent basis.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

TABLE 5

SECURITIES AVAILABLE FOR SALE AND HELD TO MATURITY

(Dollars in Thousands)

	****	****	****	****	****	****	****	****
	SECURITIES AVAILABLE-FOR-SALE DECEMBER 31, 2011				SECURITIES HELD-TO-MATURITY DECEMBER 31, 2011
	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
U S GOVERNMENT AND AGENCY SECURITIES	$108,535,000	$145,000	$(231,000)	$108,449,000	$42,505,000	$452,000	$—	$42,957,000
STATE AND MUNICIPAL SECURITIES	587,000	—	—	587,000	50,627,000	2,090,000	(110,000)	52,607,000
MBS AND CMO SECURITIES	2,547,000	2,000	(1,000)	2,548,000
OTHER SECURITIES	72,000	99,000	—	171,000	900,000	—	—	900,000

TOTAL	$111,741,000	$246,000	$(232,000)	$111,755,000	$94,032,000	$2,542,000	$(110,000)	$96,464,000

	SECURITIES AVAILABLE-FOR-SALE DECEMBER 31, 2010				SECURITIES HELD-TO-MATURITY DECEMBER 31, 2010
	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
U S GOVERNMENT AND AGENCY SECURITIES	$119,168,000	$5,000	$(2,956,000)	$116,217,000	$83,157,000	$1,219,000	$—	$84,376,000
STATE AND MUNICIPAL SECURITIES	—	—	—	—	29,825,000	587,000	(399,000)	30,013,000
OTHER SECURITIES	72,000	45,000	—	117,000	900,000	—	—	900,000

TOTAL	$119,240,000	$50,000	$(2,956,000)	$116,334,000	$113,882,000	$1,806,000	$(399,000)	$115,289,000

	SECURITIES AVAILABLE-FOR-SALE DECEMBER 31, 2009				SECURITIES HELD-TO-MATURITY DECEMBER 31, 2009
	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
U S GOVERNMENT AND AGENCY SECURITIES	$32,927,000	$279,000	$(28,000)	$33,178,000	$123,670,000	$1,043,000	$(240,000)	$124,473,000
STATE AND MUNICIPAL SECURITIES	—	—	—	—	20,288,000	826,000	(41,000)	21,073,000
OTHER SECURITIES	72,000	76,000	—	148,000	900,000	—	—	900,000

TOTAL	$32,999,000	$355,000	$(28,000)	$33,326,000	$144,858,000	$1,869,000	$(281,000)	$146,446,000

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

TABLE 6

LOAN PORTFOLIO

(Dollars in Thousands)

Loans outstanding at the end of the year indicated are shown in the following table classified by type of loans:

	September 30,	September 30,	September 30,
	2011	2010	2009

Commercial, Industrial & Governmental	$28,755	$30,880	$31,325
Real Estate	176,755	159,589	142,787
Consumer Loans	31,154	28,222	35,492
Other Loans	1,343	1,069	599

Total Loans	$238,007	$219,760	$210,203

TABLE 7

LOAN MATURITIES & INTEREST RATE SENSITIVITY

(Dollars In Thousands)

The following table shows the amount of loans outstanding as of December 31, 2011 (excluding those in non-accrual status) based on the scheduled repayments of principal:

September 30,
Remaining Maturity Fixed Rate
3 months or less	$23,491
Over 3 months through 12 months	39,563
Over 1 year through 5 years	161,832
Over 5 years	10,000

Total Loans	$234,886

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

TABLE 8

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

(Dollars in Thousands)

The following table outlines the activity for the allowance for loan losses for the past three years:

	September 30,	September 30,	September 30,
	Year ended December 31,
	2011	2010	2009

Beginning Balance	$3,268	$3,100	$3,100

Charge Offs:
Commercial & Industrial	32	147	83
Real Estate	1,784	336	296
Consumer	698	1,022	739
Other

Total Charge Offs	2,514	1,505	1,118

Recoveries:
Commercial & Industrial	3	123	54
Real Estate	197	25	—
Consumer	336	498	283
Other

Total Recoveries	536	646	337

Net Charge Offs	1,978	859	781
Provision for Possible Losses	2,455	1,027	781

Ending Balance	$3,745	$3,268	$3,100

Total Loans Outstanding	$238,007	$219,760	$210,203

Average daily loans	$219,107	$215,128	$208,928

	2011	2010	2009
Percentages:
Allowance for loan losses to end of quarter total loans	1.6%	1.5%	1.5%
Allowance for loan losses to average loans	1.7%	1.5%	1.5%
Allowance for loan losses to nonperforming assets	42.8%	51.2%	98.5%
Net charge offs to average loans	0.9%	0.4%	0.4%

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

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	December 31,
	2011		2010		2009
	% Gross Loans Outstanding	Loan Loss Allowance Allocation	% Gross Loans Outstanding	Loan Loss Allowance Allocation	% Gross Loans Outstanding	Loan Loss Allowance Allocation

Commercial & Industrial	1.80	$302	1.80	$59	7.09	$220
Real Estate	81.66	2,943	81.66	2,669	61.39	1,903
Consumer	12.29	353	12.29	402	23.20	719
Other	4.25	147	4.25	139	7.99	248
Unallocated	—	—	—	—	0.33	10

	100.00	$3,745	100.00	$3,268	100.00	$3,100

TABLE 10

NONPERFORMING ASSETS

(Dollars in Thousands)

This table summarizes the amount of nonperforming assets at the end of the years indicated.

	September 30,	September 30,	September 30,
	December 31,
	2011	2010	2009
Non-accrual Loans & Accruing Loans Past Due 90 Days or more	$3,130	$4,106	$951
Other Real Estate	5,615	2,276	2,195

	$8,745	$6,382	$3,146

Nonperforming Assets as % of Total Loans	3.7%	2.9%	1.5%
Non-accrual Loans & Loans Past Due 90 Days or More as % of Total Loans	1.3%	1.9%	0.5%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

TABLE 11

AVERAGE DEPOSITS

(Dollars In Thousands)

The daily average amounts of deposits for the periods indicated are summarized in the following table:

	September 30,	September 30,	September 30,
	YEAR ENDED DECEMBER 31,
	2011	2010	2009

Non-interest bearing deposits	$79,555	$74,924	$77,927
Interest-bearing deposits	276,973	243,902	199,147
Interest-bearing time deposits	109,350	109,505	106,107

Total	$465,878	$428,331	$383,181

TABLE 12

TIME DEPOSITS OF $100,000 OR MORE, MATURITY DISTRIBUTION

(Dollars In Thousands)

Maturities of time certificates of deposits $100,000 or more outstanding at December 31, 2011 are summarized in the following table:

September 30,
Time remaining until maturity
3 months or less	$13,884
Over 3 through 12 months	36,306
Over 12 months	14,106

Total	$64,296

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

TABLE 13

SHORT-TERM BORROWINGS

(Dollars in Thousands)

The following table presents a summary of the Company's short-term borrowings at December 31, for each of the last three years and the corresponding interest rates:

	September 30,	September 30,	September 30,	September 30,
	December Balance	Daily Average Balance	Average Interest Rate*	Maximum Month-End Balance

2011
Federal funds purchased and securities sold under agreements to repurchase	$12,275	$14,841	0.18%	$12,275

2010
Federal funds purchased and securities sold under agreements to repurchase	$13,730	$12,171	0.20%	$13,730

2009
Federal funds purchased and securities sold under agreements to repurchase	$8,434	$12,153	0.33%	$8,434

*	on daily average balance

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

TABLE 14

INTEREST SENSITIVITY

(Dollars In Thousands)

The following table reflects the interest sensitivity of the Company over various periods as of December 31, 2011, based on contractual maturities as of that date:

	0-3 Months	4-12 Months	1-5 Years	Over 5 Years	Total

Assets
Interest-earning assets:
Loans, net of unearned income	$26,612	$39,563	$161,832	$10,000	$238,007
Investment securities	—	3,574	46,610	43,848	94,032
Securities available for sale	370	—	1,923	109,462	111,755
Federal funds sold and securities purchased under agreements toresell	97	—	—	—	97

Total interest-earning assets	27,079	43,137	210,365	163,310	443,891
Noninterest-earning assets				111,542	111,542

Total assets	$27,079	$43,137	$210,365	$274,852	$555,433

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Int DDAs, MMF, Savings deposits	$22,963	$73,993	$158,193	$—	$255,149
Time deposits	27,712	74,682	28,490	—	130,884
Federal funds purchased, and securities sold under agreements to repurchase	12,275	—	—	—	12,275

Total interest-bearing liabilities	62,950	148,675	186,683	—	398,308
Noninterest-bearing deposits	15,305	45,018	29,712	—	90,035
Other liabilities				12,447	12,447
Stockholders’ equity				54,643	54,643

Total liabilities and stockholders’ equity	$78,255	$193,693	$216,395	$67,090	$555,433

Interest sensitive gap	$(51,176)	$(150,556)	$(6,030)	$207,762
Cumulative interest sensitive gap	$(48,828)	$(199,384)	$(205,414)	$2,348
Cumulative interest sensitive gap as a percent of total assets	-8.79%	-35.90%	-36.98%	0.42%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

TABLE 15

CONTRACTUAL OBLIGATIONS, COMMITMENTS, CONTINGENT LIABILITIES, AND OFF-BALANCE SHEET ARRANGEMENTS

(Dollars In Thousands)

The following table presents, as of December 31, 2011, significant fixed and determinable contractual obligations to third parties by payment date:

	PAYMENTS DUE IN
	ONE YEAR OR LESS	ONE TO THREE YEARS	THREE TO FIVE YEARS	OVER FIVE YEARS	TOTAL

Deposits without a stated maturity	$156,503	$94,341	$94,340	$—	$345,184
Consumer certificates of deposit	102,394	15,436	13,054	—	130,884
Federal funds borrowed & repurchase agreements	12,275	—	—	—	12,275
Operating leases	—	—	—	—	—
Purchase obligations	—	—	—	—	—

COMMITMENTS

The following table details the amounts and expected maturities of significant commitments as of December 31, 2011:

	ONE YEAR OR LESS	ONE TO THREE YEARS	THREE TO FIVE YEARS	OVER FIVE YEARS	TOTAL

Commitments to extend credit:
Commercial	$8,109	$249	$—	$—	$8,358
Residential real estate	5	—	—	—	5
Revolving home equity and credit card lines	—	826	—	—	826
Other	23,980	88	—	—	24,068
Standby letters of credit	$733	$—	$—	$—	$733

PENSION EXPENSE (Net Periodic Pension Cost)

	September 30,	September 30,	September 30,	September 30,
	2011 Annual	2011 Quarterly	2010 Annual	2010 Quarterly

(1) Service cost	$381,676	$95,419	$405,474	$101,369
(2) Interest cost	598,201	149,550	601,251	150,313
(3) Expected return on assets	(725,063)	(181,266)	(659,804)	(164,951)
(4) Amortization of transition (asset) or liability	—	—	—	—
(5) Amortization of prior service cost	—	—	—	—
(6) Amortization of (gain) or loss	258,460	64,615	271,928	67,982

(7) Total	$513,274	$128,318	$618,849	$154,713

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY

FINANCIAL STATEMENTS

Years Ended December 31, 2011 and 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Merchants & Marine Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of Merchants & Marine Bancorp, Inc. (the “Bancorp”) and subsidiary as of December 31, 2011 and 2010, and the related statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2011. These financial statements are the responsibility of the Bancorp’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Bancorp is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bancorp’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Merchants & Marine Bancorp, Inc. and subsidiary as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

Pascagoula, Mississippi

February 6, 2012

Membership in:

American Institute of Certified Public Accountants • Mississippi Society of Certified Public Accountants • AICPA Private Companies Practice Section AICPA Governmental Audit Quality Center • AICPA Center for Audit Quality • AICPA Employee Benefit Plan Audit Quality Center

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2011 and 2010

	September 30,	September 30,
	2011	2010
ASSETS
Cash and due from banks	$72,797,389	20,010,142
Federal funds sold	97,000	3,147,000
Securities:
Available-for-sale at fair value	111,755,320	116,333,500
Held-to-maturity at amortized cost	93,132,029	112,981,596
Non-marketable equity securities	900,060	900,060
Loans	238,016,070	219,779,834
Less:
Allowance for loan losses	3,744,819	3,268,217
Unearned income	9,139	41,271

Loans, net	234,262,112	216,470,346
Property and equipment, net	17,661,027	15,727,476
Other real estate owned	5,615,468	2,275,723
Accrued income	2,553,933	2,401,057
Goodwill, net	2,974,824	880,398
Other assets	13,683,686	12,267,658

Total assets	$555,432,848	503,394,956

LIABILITIES
Deposits:
Non-interest bearing demand	$90,034,763	79,614,176
Interest bearing savings, demand and other time deposits	386,032,877	348,586,934

Total deposits	476,067,640	428,201,110
Securities sold under agreements to repurchase	12,275,294	13,729,528
Accrued expense and other liabilities	12,446,480	9,113,767

Total liabilities	500,789,414	451,044,405

STOCKHOLDERS’ EQUITY
Common stock - $2.50 par value per share, 5,000,000 shares authorized, 1,330,338 shares issued and outstanding	3,325,845	3,325,845
Surplus	14,500,000	14,500,000
Retained earnings	41,349,035	39,013,928
Accumulated other comprehensive loss	(4,531,446)	(4,489,222)

Total stockholders’ equity	54,643,434	52,350,551

Total liabilities and stockholders’ equity	$555,432,848	503,394,956

See accompanying notes to financial statements.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

For the Years Ended December 31, 2011, 2010 and 2009

	September 30,	September 30,	September 30,
	2011	2010	2009
Interest income
Interest and fees on loans	$13,683,128	14,030,856	14,100,737
Interest on investment securities:
Taxable	5,733,234	5,255,077	5,575,643
Exempt from federal and state income tax	1,026,922	718,925	431,597
Interest on federal funds sold	77,216	59,957	53,167
Other interest income	23,896	93,556	2,043

Total interest income	20,544,396	20,158,371	20,163,187

Interest expense
Interest on deposits	3,017,027	3,586,035	4,957,500
Interest on federal funds purchased and securities sold under agreements to repurchase	25,966	23,587	39,592

Total interest expense	3,042,993	3,609,622	4,997,092

Net interest income	17,501,403	16,548,749	15,166,095
Provision for loan losses	2,454,756	1,027,127	780,890

Net interest income after provision for loan losses	15,046,647	15,521,622	14,385,205

Non-interest income
Service charges on deposit accounts	4,590,068	4,452,383	4,155,103
Other service charges, commissions and fees	1,305,086	1,085,112	1,044,066
Gain on sale of securities	536,821	365,401	—
Gain on sale of other real estate owned	—	955,615	47,279
Other	798,373	700,160	925,622

Total non-interest income	7,230,348	7,558,671	6,172,070

Non-interest expense
Salaries and employee benefits	7,459,239	7,677,966	7,654,312
Occupancy expense	2,903,638	2,985,133	3,205,066
Services and fees expense	1,676,467	1,761,635	1,141,629
Loss on sale of other real estate owned	22,073	—	—
Advertising expense	401,108	333,873	288,411
Other	4,294,407	3,858,028	3,521,616

Total non-interest expense	16,756,932	16,616,635	15,811,034

Income before income taxes	5,520,063	6,463,658	4,746,241
Income taxes	1,389,000	1,548,000	1,435,000

Net income	$4,131,063	4,915,658	3,311,241

Net income per common share	$3.11	3.70	2.49

See accompanying notes to financial statements.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the Years Ended December 31, 2011, 2010 and 2009

	September 30,	September 30,	September 30,
	2011	2010	2009

Net income	$4,131,063	4,915,658	3,311,241

Other comprehensive income, net of tax:
Unrealized gain (loss) on securities available-for-sale	1,928,415	(2,133,264)	(327)
Unrealized gain (loss) on pension plan assets	(1,970,638)	45,493	409,082

Comprehensive income	$4,088,840	2,827,887	3,719,996

See accompanying notes to financial statements.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2011, 2010 and 2009

	September 30,	September 30,	September 30,	September 30,	September 30,
	Common Stock				Accumulated Other
	Shares Issued	Amount	Surplus	Retained Earnings	Comprehensive Income (Loss)
Balance, January 1, 2009	1,330,338	$3,325,845	14,500,000	34,045,240	(2,810,206)

Net income	—	—	—	3,311,241	—
Cash dividends, $1.35 per share	—	—	—	(1,795,957)	—
Change in unrealized gain (loss) on securities available-for-sale, net of taxes of ($168)	—	—	—	—	(327)
Change in unrealized gain (loss) on pension plan, net of taxes of $210,739	—	—	—	—	409,082

Balance, December 31, 2009, as originally reported	1,330,338	3,325,845	14,500,000	35,560,524	(2,401,451)
Prior period adjustment of $333,702 (see Note 17)	—	—	—	333,702	—

Balance, December 31, 2009, as restated	1,330,338	3,325,845	14,500,000	35,894,226	(2,401,451)

Net income	—	—	—	4,915,658	—
Cash dividends, $1.35 per share	—	—	—	(1,795,956)	—
Change in unrealized gain (loss) on securities available-for-sale, net of taxes of ($1,098,954)	—	—	—	—	(2,133,264)
Change in unrealized gain (loss) on pension plan, net of taxes of $23,435	—	—	—	—	45,493

Balance, December 31, 2010	1,330,338	3,325,845	14,500,000	39,013,928	(4,489,222)

Net income	—	—	—	4,131,063	—
Cash dividends, $1.35 per share	—	—	—	(1,795,956)	—
Change in unrealized gain (loss) on securities available-for-sale, net of taxes of $993,426	—	—	—	—	1,928,414
Change in unrealized gain (loss) on pension plan, net of taxes of ($1,015,177)	—	—	—	—	(1,970,638)

Balance, December 31, 2011	1,330,338	$3,325,845	14,500,000	41,349,035	(4,531,446)

See accompanying notes to financial statements.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2011, 2010 and 2009

	September 30,	September 30,	September 30,
	2011	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,131,063	4,915,658	3,311,241
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,266,468	1,395,506	1,446,905
Provision for loan losses	2,454,756	1,027,127	780,890
Writedowns on real estate owned	—	—	80
(Accretion) amortization of securities premium/discount	178,151	122,445	2,053
(Gain) loss on sale of assets	22,073	(962,365)	(47,279)
(Gain) on sale of securities	(536,821)	(365,401)	—
(Increase) decrease in accrued income	(34,109)	98,582	586,894
(Increase) in interest payable	(94,148)	(108,596)	(413,805)
Other, net	(977,193)	1,835,120	(2,479,986)

Net cash provided by operating activities	6,410,240	7,958,076	3,186,993

CASH FLOWS FROM INVESTING ACTIVITIES:
Net (increase) decrease in federal funds sold and securities purchased under agreements to resell	3,050,000	13,303,000	(5,411,000)
Proceeds from sales and maturities of securities available-for-sale	227,599,272	100,232,140	51,065,000
Purchases of securities available-for-sale	(216,132,217)	(186,093,370)	(54,156,709)
Proceeds from maturities of securities held-to-maturity	42,090,000	133,145,000	126,792,593
Purchases of securities held-to-maturity	(22,528,927)	(102,305,295)	(124,236,466)
Purchase of non-marketable equity securities	—	—	(300,000)
Net (increase) decrease in loans	8,294,295	(10,783,494)	(11,644,680)
Purchases of property and equipment	(453,920)	(113,037)	(475,507)
Proceeds from sale of assets	402,577	1,382,972	221,400
Cash received from acquisition of Alabama branches - net of cash paid	11,539,459	—	—

Net cash provided (used) by investing activities	53,860,539	(51,232,084)	(18,145,369)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in deposits	(4,233,342)	45,333,097	15,622,900
Net increase (decrease) in federal funds purchased and securities sold under agreements to repurchase	(1,454,234)	5,295,896	(2,483,335)
Dividends paid	(1,795,956)	(1,795,956)	(1,795,957)

Net cash provided (used) by financing activities	(7,483,532)	48,833,037	11,343,608

Net increase (decrease) in cash and due from banks	52,787,247	5,559,029	(3,614,768)
Cash and due from banks, beginning	20,010,142	14,451,113	18,065,881

Cash and due from banks, ending	$72,797,389	20,010,142	14,451,113

See accompanying notes to financial statements.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2011, 2010 and 2009

	September 30,	September 30,	September 30,
	2011	2010	2009
Supplemental disclosures of cash flow information:

Cash paid during the year for:
Interest	$3,137,141	3,718,218	5,410,897

Income taxes	1,830,000	900,000	1,680,000

Acquisition of Heritage First Bank branches in Alabama:
Assets acquired:
Investments and related accrued income	$3,319,870
Loans receivable and accrued income	30,585,020
Property and equipment	2,746,099
Other real estate	1,811,786
Intangible and other assets	2,094,426

Total non-cash assets acquired	40,557,201
Deposit liabilities and accrued expenses assumed	52,096,660

Cash received from acquisition - net of cash paid	$11,539,459

See accompanying notes to financial statements.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011, 2010 and 2009

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations:

Merchants & Marine Bancorp, Inc. (the “Bancorp”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, Merchants & Marine Bank (the “Bank”). The Bancorp generates commercial, mortgage and consumer loans and receives deposits from customers located in Jackson and George Counties in Mississippi and Baldwin and DeKalb Counties in Alabama. The Bancorp operates under a state bank charter and provides full banking services. As a state bank, the Bancorp is subject to regulation by the Mississippi Department of Banking and Consumer Finance, the Federal Deposit Insurance Corporation, Securities Exchange Commission, and the Federal Reserve Bank.

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

December 31, 2011, 2010 and 2009

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and Cash Equivalents:

For the purpose of presentation in the Consolidated Statements of Cash Flows, cash and cash equivalents include cash on hand and amounts due from banks.

Securities:

Securities have been classified into one of three categories: trading, held-to-maturity or available-for-sale. Management determines the appropriate classification of debt and equity securities at the time of purchase and re-evaluates this classification periodically. Trading account securities are held for resale in anticipation of short-term market movements. Debt securities are classified as held-to-maturity when management has the positive intent and ability to hold the securities to maturity. Securities not classified as held-to-maturity or trading are classified as available-for-sale. The Bancorp had no trading securities during the three-year period ended December 31, 2011. Held-to-maturity securities are stated at amortized cost. Debt and equity securities available-for-sale are stated at fair value, with unrealized gains and losses, net of income taxes, reported as a separate component of stockholders’ equity until realized.

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

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011, 2010 and 2009

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Loans (continued):

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

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011, 2010 and 2009

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Non-Accrual Policy

It is the bank’s policy to cease the accrual of interest on any loan when principal or interest are in default for 90 days or more, unless the loan is well secured and in the process of collection.

Loan Collection Policy

All loans are considered past due one day beyond the payment due date. However, when a loan becomes fifteen days past due a late notice is mailed.

Loan Impairment Policy

Loans are considered to impaired using a number of factors including but not limited to, loans on the bank’s internal watch list, large loans classified, i.e., watch, substandard, doubtful, exposure size, non-accrual status, etc. A loan determined to be impaired is then measured for impairment using the guidelines set forth in ASC 310-40.

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

Goodwill:

Goodwill represents costs in excess of the fair value of net assets acquired in connection with purchase business combinations. The Bancorp tests its goodwill for impairment annually. If indicators of impairment were present in goodwill and undiscounted future cash flows were not expected to be sufficient to recover the asset’s carrying amount, an impairment loss would be charged to expense in the period identified. No impairment charges were recognized during the three years ended December 31, 2011.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011, 2010 and 2009

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

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

Fair Value Measurements:

The Bancorp records fair value measurements using a specified hierarchy of valuation techniques based upon whether the inputs to those valuation techniques reflect assumptions other market participants would use based upon market data obtained from independent sources (observable inputs). The following summarizes the fair value hierarchy:

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

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011, 2010 and 2009

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value Measurements (continued):

The Bancorp uses observable market data, when available, in making fair value measurements. When inputs used to measure fair value fall within different levels of the hierarchy, the level within the fair value measurement is categorized based on the lowest level input that is significant to the fair value measurements. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

NOTE 2. SECURITIES

The amortized cost of securities and their estimated fair values are as follows (dollars in thousands):

	Sept	Sept	Sept	Sept	Sept	Sept	Sept	Sept
	December 31, 2011				December 31, 2010
		Gross	Gross			Gross	Gross
	Amortized	Unrealized	Unrealized	Fair	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value
Available-for-sale:
US Government Agency Funds	$108,535	145	(231)	108,449	119,168	5	(2,956)	116,217
Mortgage-backed securities	2,546	3	(1)	2,548	—	—	—	—
State, county and municipal securities	587	—	—	587	—	—	—	—
Equity securities	72	99	—	171	72	45	—	117

Total	$111,740	247	(232)	111,755	119,240	50	(2,956)	116,334

Held-to-maturity:
US Government Agency Funds	$42,505	452	—	42,957	83,157	1,219	—	84,376
State, county and municipal securities	50,627	2,090	(110)	52,607	29,825	587	(399)	30,013

Total	$93,132	2,542	(110)	95,564	112,982	1,806	(399)	114,389

The amortized cost and estimated fair value of securities held-to-maturity and available-for-sale at December 31, 2011 by contractual maturity are as follows (dollars in thousands):

	September 30,	September 30,	September 30,	September 30,
	Available-For-Sale		Held-To-Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
Amounts maturing in:
One year or less	$276	375	2,674	2,696
After one year through five years	1,917	1,918	46,610	47,707
After five years through ten years	109,443	109,358	24,892	25,936
Greater than ten years	104	104	18,956	19,225

	$111,740	111,755	93,132	95,564

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011, 2010 and 2009

NOTE 2. SECURITIES (continued)

Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

Proceeds from sales of available-for-sale securities were approximately $81,496,506 in 2011, including a realized gain of $536,821. Proceeds from sales of available-for-sale securities were approximately $38,052,000, in 2010 including a realized gain of $365,401. There were no sales of securities in 2009.

Securities with a carrying value of approximately $141,920,442 and $130,295,000, respectively, were pledged at December 31, 2011 and 2010 to secure certain deposits. Information pertaining to securities with gross unrealized losses at December 31, 2011 and 2010 aggregated by investment category and length of time that individual securities have been in a continuous loss position follows (dollars in thousands):

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Less Than 12 Months		12 Months or Greater		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

December 31, 2011:
US Government Agency Funds	$46,876	(231)	—	—	46,876	(231)
Mortgage-backed securities	674	(1)	—	—	674	(1)
State, county and municipal securities	9,697	(110)	—	—	9,697	(110)

Total	$57,247	(342)	—	—	57,247	(342)

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Less Than 12 Months		12 Months or Greater		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

December 31, 2010:
US Government Agency Funds	$101,212	(2,956)	—	—	101,212	(2,956)
State, county and municipal securities	9,786	(399)	—	—	9,786	(399)

Total	$110,998	(3,355)	—	—	110,998	(3,355)

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

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011, 2010 and 2009

NOTE 2. SECURITIES (continued)

At December 31, 2011, the 39 debt securities with unrealized losses have depreciated 0.59% from the Bancorp’s amortized cost basis. These securities are guaranteed by either the U.S. Government or other governments. These unrealized losses relate principally to current interest rates for similar types of securities and not credit quality. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred and the results of reviews of the issuer’s financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other-than-temporary.

The Bancorp also holds non-marketable equity securities. These securities are restricted and do not have readily determinable market values. These securities are carried at their acquisition cost and are accounted for by the cost method.

The acquisition cost of these non-marketable securities as of December 31, 2011 and 2010 are as follows:

	September 30,	September 30,
	2011	2010

Beginning balance	$900,060	900,060
Purchases of non-marketable equity securities	—	—

Ending balance	$900,060	900,060

NOTE 3. LOANS

Loans outstanding at December 31, 2011 and 2010, by major lending classification, were as follows (in thousands):

	September 30,	September 30,
	2011	2010

Loans secured by real estate:
Construction	$34,887	28,111
Farmland	971	1,708
Revolving, open-end secured by 1-4 family residential property	2,579	1,021
1-4 family residential properties	48,228	43,568
Multifamily (5 or more) residential properties	447	398
Nonfarm nonresidential properties	89,643	83,461
Commercial and industrial	26,208	27,210
Loans to individuals for household, family and other personal expenditures	31,163	29,544
Municipal and government	2,547	3,670
Other	1,343	1,089

	$238,016	219,780

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011, 2010 and 2009

NOTE 3. LOANS (continued)

Major loan classifications by age for the year ended December 31, 2011 and 2010, is as follows (in thousands):

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	30-89 Days Past Due	90 or More Days Past Due - Still Accruing	90 or More Days Past Due - Non Accrual	Total Past Due	Current	Total Loans
December 31, 2011:
Residential	$3,076	—	1,028	4,104	82,037	86,141
Non-Residential	4,961	89	1,694	6,744	83,870	90,614
Commercial	1,706	8	265	1,979	26,776	28,755
Consumer	2,360	114	143	2,617	29,889	32,506

	$12,103	211	3,130	15,444	222,572	238,016

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	30-89 Days Past Due	90 or More Days Past Due - Still Accruing	90 or More Days Past Due - Non Accrual	Total Past Due	Current	Total Loans
December 31, 2010:
Residential	$559	—	110	669	72,429	73,098
Non-Residential	1,846	—	3,556	5,402	79,767	85,169
Commercial	4,485	—	130	4,615	26,265	30,880
Consumer	2,886	189	121	3,196	27,437	30,633

	$9,776	189	3,917	13,882	205,898	219,780

Changes in the allowance for loan losses for the years ended December 31, 2011, 2010 and 2009 are as follows (in thousands):

	September 30,	September 30,	September 30,
	2011	2010	2009

Balance, January 1,	$3,268	3,100	3,100
Recoveries	536	646	337
Loans charged off	(2,514)	(1,505)	(1,118)
Provision for loan losses	2,455	1,027	781

Balance, December 31,	$3,745	3,268	3,100

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011, 2010 and 2009

NOTE 3. LOANS (continued)

Changes in the allowance for loan losses by major loan classifications for the year ended December 31, 2011 and 2010 are as follows (in thousands):

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Residential	Non- Residential	Consumer	Commercial	Alabama Acquisition	Total
December 31, 2011:
Beginning Balance	$392	2276	541	59	—	3,268
Charge-Offs	(327)	(1457)	(698)	(32)	—	(2,514)
Recoveries	10	187	336	3	—	536
Provision	496	888	321	272	478	2,455

Ending Balance	$571	1894	500	302	478	3,745

Ending Balance: individually evaluated for impairment	$93	965	—	268	—	1,326

Ending Balance: collectively evaluated for impairment	$478	929	500	34	478	2,419

	September 30,	September 30,	September 30,	September 30,	September 30,
	Residential	Non- Residential	Consumer	Commercial	Total
December 31, 2010:
Beginning Balance	$392	1511	977	220	3,100
Charge-Offs	(68)	(268)	(1022)	(147)	(1,505)
Recoveries	8	8	507	123	646
Provision	60	1025	79	(137)	1,027

Ending Balance	$392	2276	541	59	3,268

Ending Balance: individually evaluated for impairment	$99	1579	—	—	1,678

Ending Balance: collectively evaluated for impairment	$293	697	541	59	1,590

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011, 2010 and 2009

NOTE 3. LOANS (continued)

At December 31, 2011 and 2010, the carrying amounts of nonaccrual loans, which are considered for impairment analysis were $3,129,517 and $3,916,546, respectively. When a loan is deemed impaired, the full difference between the carrying amount of the loan and the most likely estimate of the asset’s fair value less cost to sell, is assessed for allowance. At December 31, 2011 and 2010, specifically evaluated impaired loans totaled $13,767,980 and $5,788,306, respectively. The average carrying amounts of specifically evaluated impaired loans for 2011, 2010 and 2009 were $8,276,016, $3,486,377 and $2,188,012, respectively. The Bancorp had $1,326,496, $1,677,759 and $1,130,179 of specific allowance related to impaired loans at December 31, 2011, 2010 and 2009, respectively. The amount of interest that would have been recorded on nonaccrual loans had the loans not been classified as nonaccrual in 2011, 2010 and 2009, was $289,161, $266,909 and $826,345, respectively. No material interest income was recognized on impaired or nonaccrual loans for the years ended December 31, 2011, 2010 and 2009.

Transfers from loans to other real estate owned amounted to approximately $1,953,000, $468,000 and $2,135,000 for the years ended 2011, 2010 and 2009, respectively.

The Bancorp’s lending activities are concentrated in Jackson and George Counties in Mississippi and Baldwin and DeKalb Counties in Alabama.

NOTE 4. PROPERTY AND EQUIPMENT, NET

Property and equipment as of December 31, 2011 and 2010 are stated at cost less accumulated depreciation as follows (in thousands):

	September 30,	September 30,
	2011	2010

Land and buildings	$22,194	19,389
Furniture and equipment	5,574	5,179

	27,768	24,568
Accumulated depreciation	(10,107)	(8,840)

Net property and equipment	$17,661	15,728

Depreciation expense for the years ended December 31, 2011, 2010 and 2009 amounted to $1,266,468, $1,395,506 and $1,446,905, respectively.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011, 2010 and 2009

NOTE 5. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Bancorp’s deferred tax assets and liabilities as of December 31, 2011 and 2010 are as follows (in thousands):

	September 30,	September 30,
	2011	2010
Deferred tax assets:
Provision for loan losses not currently deductible	$958	890
Write-down of other real estate not currently deductible	627	224
Deferred compensation	1,745	1,655
Loan origination costs not currently deductible	331	318
Accrued interest on non-accrual loans	98	91
Underfunded pension	468	835
Losses on defined benefit plan assets	2,340	1,325
Unrealized losses on securities available-for-sale	—	988

Gross deferred tax asset	6,567	6,326

	2011	2010
Deferred tax liabilities:
Book basis of fixed assets greater than tax	(2,815)	(2,851)
Discount accretion	64	(10)
Prepaid pension obligation	(703)	—
Unrealized gains on securities available-for-sale	(5)	—

Gross deferred tax liability	(3,459)	(2,861)

Net deferred tax asset	$3,108	3,465

The Bancorp has evaluated the need for a valuation allowance and, based on the weight of the available evidence, has determined that it is more likely than not that all deferred tax assets will be realized.

Income taxes consisted of the following components for the years ended December 31, 2011, 2010 and 2009 (in thousands):

	September 30,	September 30,	September 30,
	2011	2010	2009

Currently payable	$1,948	1,946	1,519
Deferred	(559)	(398)	(84)

Total income taxes	$1,389	1,548	1,435

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011, 2010 and 2009

NOTE 5. INCOME TAXES (continued)

Income taxes amounted to less than the amounts computed by applying the U.S. Federal income tax rate of 34% to income before taxes. The reasons for the differences for the years ended December 31, 2011, 2010 and 2009 are as follows (in thousands):

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	2011		2010		2009
	Amount	%	Amount	%	Amount	%
Taxes computed at statutory rate	$1,877	34.0	2,198	34.0	1,614	34.0
Increase (decrease) in taxes resulting from:
Tax exempt life insurance income (net of expense)	(83)	(1.5)	(151)	(2.3)	(61)	(1.3)
Tax exempt interest income	(317)	(5.7)	(300)	(4.6)	(141)	(3.0)
Tax credits available	—	—	(181)	(2.8)	—	—
Miscellaneous permanent differences	(88)	(1.6)	(18)	(0.3)	23	0.5

	$1,389	25.2	1,548	24.0	1,435	30.2

The Bancorp adopted policies for income taxes which prescribes a recognition threshold and measurement attribute for the recognition and measurement of tax positions taken or expected to be taken on income tax returns. There were no material uncertain tax positions at December 31, 2011. The Bancorp does not expect that unrecognized tax benefits will significantly increase or decrease within the next 12 months.

It is the Bancorp’s policy to recognize interest and penalties accrued relative to unrecognized tax benefits in income tax expense. As of December 31, 2011, no interest or penalties were accrued on the Bancorp’s Consolidated Balance Sheet.

The Bancorp and its subsidiary file consolidated income tax returns with federal and Mississippi taxing authorities. Its filed income tax returns are no longer subject to examination by taxing authorities for years prior to 2008.

NOTE 6. DEPOSITS

Deposit account balances at December 31, 2011 and 2010 are summarized as follows (in thousands):

	September 30,	September 30,
	2011	2010

Non-interest bearing demand	$90,035	79,614
Interest bearing demand	205,090	190,373
Savings	50,059	44,056
Certificates of deposit	130,884	114,158

Total deposits	$476,068	428,201

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011, 2010 and 2009

NOTE 6. DEPOSITS (continued)

Certificates by contractual maturity as of December 31, 2011 are as follows (in thousands):

September 30,
2012	$79,928
2013	18,006
2014	4,858
2015	1,082
2016	18,174
Thereafter	8,836

$130,884

Certificates of deposit in excess of $100,000 aggregated approximately $70,847,000 and $56,773,000 at December 31, 2011 and 2010, respectively. Interest expense on these certificates amounted to approximately $852,000 and $971,000 for the years ended December 31, 2011 and 2010, respectively.

Overdrawn demand deposits reclassified as loans totaled approximately $1,328,000 and $532,000 at December 31, 2011 and 2010, respectively.

NOTE 7. LINES OF CREDIT

The Bancorp has established various lines of credit with financial institutions, allowing for maximum borrowings of $27,800,000 at rates determined by the lender when borrowed. At December 31, 2011 and 2010, the Bancorp had no outstanding balance on these lines of credit.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011, 2010 and 2009

NOTE 8. EMPLOYEE BENEFIT PLANS

The Bancorp has a non-contributory pension plan covering all employees who qualify under length of service and other requirements. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service and average earnings for the five consecutive plan years which produce the highest average. Data relative to the pension plan as of December 31, 2011, 2010 and 2009 follows (in thousands):

	September 30,	September 30,	September 30,
	December 31,
	2011	2010	2009
Reconciliation of benefit obligation:
Projected benefit obligation at beginning of period	$11,794	10,660	9,662
Service cost	382	405	320
Interest cost	598	601	587
Actuarial loss	2,932	519	439
Distributions	(466)	(391)	(348)

Projected benefit obligation at end of period	15,240	11,794	10,660

Reconciliation of plan assets:
Fair value of plan assets at beginning of period	9,337	8,753	7,830
Actual return on plan assets	528	1,082	1,355
Employer Contributions	582	—	—
Benefit payments	(466)	(391)	(348)
Expenses	(116)	(107)	(84)

Fair value of plan assets at end of period	9,865	9,337	8,753

Funded status, included in other liabilities	$(5,375)	(2,457)	(1,907)

Amounts recognized in accumulated other comprehensive income:
Net loss	$6,882	3,896	3,965

Net periodic pension expense:
Service cost	$382	406	320
Interest cost	598	601	587
Actual gain on plan assets	(725)	(660)	(549)
Amortization of loss	258	272	336

Net periodic pension cost	$513	619	694

The accumulated benefit obligation for the defined benefit plan was $13,868,551 and $11,072,217 at December 31, 2011 and 2010, respectively.

	September 30,	September 30,	September 30,
	2011	2010	2009
Rate assumptions:
Discount rate	4.15%	5.19%	5.77%
Long term rate of investment return	7.75%	7.75%	7.75%
Rate of compensation increase	4.00%	4.00%	4.00%

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011, 2010 and 2009

NOTE 8. EMPLOYEE BENEFIT PLANS (continued)

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

The fair values of the Bancorp’s pension plan assets at December 31, 2011 and 2010 by asset category are as follows:

	September 30,	September 30,	September 30,	September 30,
	Total	Level 1	Level 2	Level 3
December 31, 2011:
Asset category:
Cash and cash equivalents	$465,328	465,328	—	—
Equity securities:
US Companies	3,719,471	3,719,471	—	—
International companies	170,823	170,823	—	—
Fixed income securities:
US Government securities	77,560	—	77,560	—
Corporate bonds	50,670	—	50,670	—
Mutual funds	5,381,602	5,381,602	—	—

Total pension plan assets	$9,865,454	9,737,224	128,230	—

	September 30,	September 30,	September 30,	September 30,
	Total	Level 1	Level 2	Level 3
December 31, 2010:
Asset category:
Cash and cash equivalents	$161,320	161,320	—	—
Equity securities:
US Companies	3,709,080	3,550,897	158,183	—
International companies	110,115	110,115	—	—
Fixed income securities:
US Government securities	61,534	—	61,534	—
Corporate bonds	95,087	—	95,087	—
Mutual funds	5,200,324	5,200,324	—	—

Total pension plan assets	$9,337,460	9,022,656	314,804	—

On the basis of the actuarial valuation, it has been determined that a contribution in the amount of $809,807 is required for the plan year ending December 31, 2011.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011, 2010 and 2009

NOTE 8. EMPLOYEE BENEFIT PLANS (continued)

The following benefit payments which reflect expected future service, as appropriate, are expected to be paid:

September 30,
2012	$554,005
2013	661,209
2014	695,340
2015	710,544
2016	884,340
2017-2021	5,268,761

The Bancorp also has a 401(k) retirement plan which covers all employees who have completed one year of service of 1,000 hours or more and have attained the age of 21. The employees may voluntarily contribute up to 20% of their wages to the plan on a tax-deferred basis subject to IRS limitations. The Bancorp contributes a matching fifty percent (50%) of the first six percent (6%) of employee contributions. The Bancorp’s contributions to the plan were $119,389, $126,699 and $122,635 for the years ended December 31, 2011, 2010 and 2009, respectively.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), and Tier I capital to adjusted total assets (as defined). Management believes, as of December 31, 2011, the Bank meets all the capital adequacy requirements to which it is subject.

As of December 31, 2011, the Bank was well capitalized under the regulatory framework for prompt corrective action according to the most recent notification from the FDIC. To remain categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank’s prompt corrective action category.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011, 2010 and 2009

NOTE 9. REGULATORY CAPITAL (continued)

The Bank’s actual and required capital amounts and ratios as of December 31, 2011 and 2010 are as follows (in thousands):

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
					To be Well
			For Capital		Capitalized Under the Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2011:
Total Capital (to Risk-weighted Assets)	$59,243	17.67%	26,828	8.00%	33,536	10.00%
Tier I Capital (to Risk-weighted Assets)	55,420	16.53%	13,414	4.00%	20,121	6.00%
Tier I Leverage Capital	55,420	10.23%	16,258	3.00%	27,096	5.00%

December 31, 2010:
Total Capital (to Risk-weighted Assets)	58,744	19.85%	23,669	8.00%	29,587	10.00%
Tier I Capital (to Risk-weighted Assets)	55,359	18.71%	11,835	4.00%	17,752	6.00%
Tier I Leverage Capital	55,359	11.06%	15,022	3.00%	25,036	5.00%

NOTE 10. RELATED PARTIES

The Bancorp has entered into transactions with its officers, directors, significant stockholders and their affiliates. Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. A summary of the 2011, 2010 and 2009 activity with respect to loans to and deposits from related parties follow (in thousands):

	September 30,	September 30,	September 30,
	2011	2010	2009
Loans:
Balance, January 1	$2,691	2,945	2,041
New loans	406	704	2,713
Payments	(468)	(958)	(1,809)
Change in officers and directors	(231)	—	—

Balance, December 31	$2,398	2,691	2,945

Deposits:
Balance, January 1	$5,118	5,012	3,326
Net change	(452)	106	1,686

Balance, December 31	$4,666	5,118	5,012

During the ordinary course of business, the Bancorp may purchase goods and services from companies that have a relationship with individuals who are considered related parties to the Bancorp. Significant transactions of this type include the purchase of legal services, consulting services and outsourced internal auditing services.

During the years ended December 31, 2011, 2010 and 2009, the Bancorp paid $241,073, $238,919 and $244,215 in fees to a law firm of which one of the partners is a member of the Bancorp’s Board of Directors.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011, 2010 and 2009

NOTE 10. RELATED PARTIES (continued)

The Bancorp’s Chairman serves as the Bancorp’s nominee to Mississippi National Banker’s Bank headquartered in Jackson, Mississippi and serves on the Board of Mississippi National Banker’s Bank. The Mississippi National Banker’s Bank acts like a cooperative, providing banking services and products to community banks throughout the State of Mississippi. The Chairman has ownership of ten (10) shares of Mississippi National Banker’s Bank stock, which is required to serve on the Board of Directors. The shares are subject to an irrevocable option to purchase granted to the Bancorp, and upon his leaving the Board of Directors of the Mississippi National Banker’s Bank, the ten (10) shares would immediately be transferred to the Bancorp. The Bancorp, a founding member of Mississippi National Banker’s Bank, owns 2,505 shares of Mississippi National Banker’s Bank stock. During the years ended December 31, 2011, 2010 and 2009, the Bancorp paid $29,253, $30,670 and $30,969, respectively, in fees to Mississippi National Banker’s Bank for correspondent services.

NOTE 11. FAIR VALUE

Assets and liabilities measured at fair value on a recurring basis are summarized below (dollars in thousands).

	September 30,	September 30,	September 30,	September 30,
	Total	Level 1	Level 2	Level 3
Assets at December 31, 2011:
Securities available-for-sale:
U.S. Government Agency funds	$108,449	—	108,449	—
Mortgage-backed securities	2,548	—	2,548	—
State, county and municiple securities	587	—	587	—
Equity securities	171	171	—	—

Assets at December 31, 2010:
Securities available-for-sale:
US Government Agency funds	$116,217	—	116,217	—
Equity securities	117	117	—	—

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

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011, 2010 and 2009

NOTE 11. FAIR VALUE (continued)

The following represents assets and liabilities measured at fair value on a non-recurring basis as of December 31, 2011 and 2010.

	September 30,	September 30,	September 30,	September 30,
	Total	Level 1	Level 2	Level 3
Assets at December 31, 2011:
Impaired loans	$12,441,484	—	—	12,441,484

Assets at December 31, 2010:
Impaired loans	$4,110,547	—	—	4,110,547

Impaired loans are loans for which it is probable the Bancorp will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Specific allowances for impaired loans are based on the fair value of the collateral.

Nonfinancial assets and liabilities measured at fair value on a recurring basis are summarized below:

	September 30,	September 30,	September 30,	September 30,
	Total	Level 1	Level 2	Level 3
Assets at December 31, 2011:
Other real estate owned	$5,615,468	—	—	5,615,468

Assets at December 31, 2010:
Other real estate owned	$2,275,723	—	—	2,275,723

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

December 31, 2011, 2010 and 2009

NOTE 11. FAIR VALUE (continued)

Deposits:

The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Federal Funds Purchased and Securities Sold Under Agreements to Repurchase:

The carrying amount is a reasonable estimate of fair value.

The estimated fair values of the Bancorp’s financial instruments are as follows at December 31, 2011 and 2010 (in thousands):

	September 30,	September 30,	September 30,	September 30,
	2011		2010
	Carrying	Fair	Carrying	Fair
	Amount	Value	Value	Value
Financial assets:
Cash and federal funds sold	$72,894	72,894	23,157	23,157
Securities:
Available-for-sale	111,755	111,755	116,334	116,334
Held-to-maturity	93,132	95,564	112,982	114,389
Non-marketable	900	900	900	900
Loans, net of allowance	234,262	237,484	216,470	216,162

Financial liabilities:
Deposits	476,068	477,707	428,201	428,195
Federal funds purchased and securities sold under agreements to repurchase	12,275	12,275	13,730	13,730

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

December 31, 2011, 2010 and 2009

NOTE 13. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (continued)

The Bancorp’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Bancorp uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments and may require collateral or other credit support for financial instruments with credit risk. These obligations are summarized below as of December 31, 2011 and 2010 (in thousands):

	September 30,	September 30,
	2011	2010

Commitments to extend credit	$33,256	30,164

Standby letters of credit	733	858

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

The Bancorp had due from bank balances in excess of the $250,000 federal insurance limit with the following banks as of December 31, 2011 (in thousands):

September 30,
Mississippi National Banker’s Bank	$73

NOTE 14. COMMITMENTS AND CONTINGENCIES

The Bancorp is a defendant in legal actions arising from its normal business activities. Management, on advice from counsel, believes that those actions are without merit or that the ultimate liability resulting from them, if any, will not materially affect the Bancorp’s financial position.

The Bancorp acquires space for several of its ATMs under operating leases that are currently under month-to-month terms. In the past, the Bancorp has also leased buildings and land under operating leases. Lease expense under operating leases was approximately $21,200, $24,000 and $24,000 during the years ended December 31, 2011, 2010 and 2009, respectively.

Because the Bancorp’s operating leases are presently under month-to-month terms, there are no future minimum payments required under non-cancelable leases, as of December 31, 2011.

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011, 2010 and 2009

NOTE 15. RECLASSIFICATION

Certain reclassifications were made to prior year financial statements in order to conform to the 2011 financial statements presentation.

NOTE 16. ACQUISITION OF ASSETS

In 2011, the Bancorp bought certain assets and assumed certain liabilities of the branch offices of Heritage First Bank located in Crossville and Gulf Shores, Alabama. The following is a schedule of consideration, based on fair values at the acquisition date:

September 30,
Assets Acquired
Cash	$11,839,459
Investments	3,319,870
Loans	30,466,253
Property and equipment	2,746,099
Other Real Estate Owned	1,811,786
Accrued Income	118,767

50,302,234

Cost of Assets
Deposits assumed	52,072,698
Accrued interest payable	23,962
Cash payment	300,000

52,396,660

Amount paid over value of assets (Goodwill)	$2,094,426

Conversion costs, including professional fees, relating to the acquisition amounted to approximately $648,000 and were expensed in the current period.

NOTE 17. PRIOR PERIOD ADJUSTMENT

The Bancorp recorded certain corrections of in prior years, as follows:

September 30,
Retained earnings at December 31, 2009, as originally presented	$35,560,524

To correct valuation of other real estate owned	109,225

To correct valuation of bank property	224,477

Total prior period adjustment	333,702

Retained earnings at December 31, 2009, as restated	$35,894,226

MERCHANTS & MARINE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011, 2010 and 2009

NOTE 18. ADVERTISING EXPENSE

The Bancorp expenses advertising costs as they are incurred. Advertising expenses amounted to $401,108, $333,873 and $288,411 in 2011, 2010, and 2009, respectively.

NOTE 19. SUBSEQUENT EVENTS

The Bancorp has evaluated subsequent events through February 6, 2012, the date of issuance of the financial statements. No material subsequent events have occurred since December 31, 2011 that required recognition or disclosure in the financial statements.

MERCHANTS & MARINE BANCORP, INC.

FINANCIAL HIGHLIGHTS

	September 30,	September 30,	September 30,	September 30,	September 30,
	IN THOUSANDS, EXCEPT PER SHARE DATA AS OF DECEMBER 31,
	2011	2010	2009	2008	2007
BALANCE SHEET:
Total assets end of year	$555,433	503,395	450,474	436,283	459,533
Loans, net	234,262	216,470	207,113	198,383	200,812
Securities	205,787	230,215	178,183	177,350	183,367
Deposits	476,068	428,201	382,868	367,245	383,423
Stockholders’ equity	54,643	52,351	50,985	49,061	48,441

INCOME STATEMENT:
Interest income	20,545	20,158	20,163	23,864	27,891
Interest expense	3,043	3,609	4,997	7,137	9,220
Net interest income	17,502	16,549	15,166	16,727	18,671

Provision for possible loan losses	2,455	1,027	781	563	561
Net interest income after provision for possible loan losses	15,047	15,522	14,385	16,164	18,110
Non-interest income	7,230	7,559	6,125	6,993	6,131
Non-interest expense	16,757	16,617	15,764	16,199	14,246

Net income	4,131	4,916	3,311	4,730	6,723
Cash dividends declared	1,796	1,796	1,796	1,796	1,796

PER SHARE DATA:
Net income	3.11	3.70	2.49	3.56	5.05
Cash dividends	1.35	1.35	1.35	1.35	1.35
Book value	41.07	39.34	38.32	36.88	36.41

RATIOS:
Return on average equity	7.72	9.44	6.67	9.44	14.73
Return on average assets	0.76	1.00	0.73	1.01	1.35
Capital to assets	9.84	10.40	11.32	11.25	10.47
Dividends declared as percentage of income	43.48	36.53	54.24	37.97	26.71

MERCHANTS & MARINE BANCORP, INC.

SUMMARY OF OPERATIONS

Quarterly Financial Data (unaudited)

Quarterly financial data are summarized below:

	September 30,	September 30,	September 30,	September 30,
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(all amounts in thousands, except per share data)
For the year ended December 31, 2011:
Interest income	$5,184	5,410	5,145	4,806
Interest expense	910	811	702	620

Net interest income	4,274	4,599	4,443	4,186
Provision for loan losses	242	1,067	499	647

Net interest income after provision for loan losses	4,032	3,532	3,944	3,539
Non-interest income	1,455	1,612	1,936	2,227
Non-interest expense	4,006	3,652	4,240	4,859

Income before income taxes	1,481	1,492	1,640	907
Income taxes	360	519	426	84

Net income	$1,121	973	1,214	823

Net income per common share	$0.84	0.73	0.91	0.62

For the year ended December 31, 2010:
Interest income	$4,894	5,092	4,974	5,199
Interest expense	1,002	926	864	818

Net interest income	3,892	4,166	4,110	4,381
Provision for loan losses	132	244	209	442

Net interest income after provision for loan losses	3,760	3,922	3,901	3,939
Non-interest income	1,657	2,064	2,398	1,439
Non-interest expense	4,403	4,324	4,213	3,676

Income before income taxes	1,014	1,662	2,086	1,702
Income taxes	246	506	636	160

Net income	$768	1,156	1,450	1,542

Net income per common share	$0.58	0.87	1.09	1.16

For the year ended December 31, 2009:
Interest income	$5,212	4,940	4,988	5,023
Interest expense	1,352	1,328	1,226	1,091

Net interest income	3,860	3,612	3,762	3,932
Provision for loan losses	74	60	304	343

Net interest income after provision for loan losses	3,786	3,552	3,458	3,589
Non-interest income	1,420	1,653	1,629	1,423
Non-interest expense	4,101	3,892	3,951	3,820

Income before income taxes	1,105	1,313	1,136	1,192
Income taxes	336	500	270	329

Net income	$769	813	866	863

Net income per common share	$0.58	0.61	0.65	0.65

*	Certain reclassifications have been made to the quarterly data previously disclosed in order to conform to the 2011 financial statement presentation.

MERCHANTS & MARINE BANCORP, INC.

SUMMARY OF OPERATIONS

Years Ended December 31,

	September 30,	September 30,	September 30,	September 30,	September 30,
	2011	2010	2009	2008	2007

Interest income	$20,544,396	20,158,371	20,163,187	23,864,224	27,890,994
Interest expense	3,042,993	3,609,622	4,997,092	7,137,225	9,219,867

Net interest income	17,501,403	16,548,749	15,166,095	16,726,999	18,671,127

Provision for loan losses	2,454,756	1,027,127	780,890	563,178	560,590

Net interest income after provision for loan losses	15,046,647	15,521,622	14,385,205	16,163,821	18,110,537

Non-interest income	7,230,348	7,558,671	6,124,791	6,992,953	6,130,556

Non-interest expense	16,756,932	16,616,635	15,763,755	16,199,124	14,246,174

Income before income taxes	5,520,063	6,463,658	4,746,241	6,957,650	9,994,919

Income taxes	1,389,000	1,548,000	1,435,000	2,228,000	3,272,000

Net income	$4,131,063	4,915,658	3,311,241	4,729,650	6,722,919

Net income per common share	$3.11	3.70	2.49	3.56	5.05

Dividends per common share	$1.35	1.35	1.35	1.35	1.35